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As filed with the Securities and Exchange Commission on December 7, 2006

Registration No. 333-135900

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 2
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Banuestra Financial Corporation
(Name of Small Business Issuer as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	6099 (Primary Standard Industrial Classification Number)	58-2646945 (IRS Employer Identification Number)

623 Holcomb Bridge Road
Roswell, Georgia 30076
(770) 640-0695
(Address and telephone number of principal executive offices)

Drew W. Edwards
623 Holcomb Bridge Road
Roswell, Georgia 30076
(770) 640-0695
(Name, address and telephone number of agent for service)

Copies of Communications to:

Rusty Pickering, Esq. Nelson Mullins Riley & Scarborough LLP 999 Peachtree Street, NE Suite 1400 Atlanta, Georgia 30309-3964 (404) 817-6000	Bradley D. Houser, Esq. Akerman Senterfitt One Southeast Third Avenue 28th Floor Miami, FL 33131-1714 (305) 982-5658

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	4,485,000	$9.00	$40,365,000	$4,319*

*
$3,745 previously paid

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 7, 2006

PROSPECTUS

3,900,000 Shares

Common Stock
$            per share

        This is our initial public offering of shares of common stock.

        We expect the public offering price to be $9.00 per share. Currently no public market exists for the shares. We have applied to have our shares listed on the Nasdaq Capital Market under the trading symbol BNFC.

        An investment in our common stock involves significant risks that we describe in the "Risk Factors" section beginning on page 7 of this prospectus. We are a development stage company and there is a risk that we may never become profitable and you will lose all of your investment.

	Per Share	Total
Initial public offering price	$
Underwriting discount(1)	$
Proceeds to us(2)	$

(1)
We have also agreed to issue to the underwriter warrants to purchase 234,000 shares of our common stock at an exercise price equal to 110% of the initial public offering price.

(2)
We expect total cash expenses of this offering to be approximately $1.2 million. This does not include a non-accountable expense allowance payable to the underwriter equal to 2% of the gross proceeds of this offering, including proceeds from the over-allotment.

        To the extent that the underwriter sells more than 3,900,000 shares of common stock, the underwriter has the option to purchase up to an additional 585,000 shares from us at the initial public offering price less the underwriting discount, solely to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        The shares will be ready for delivery on or about                        , 2007.

GunnAllen Financial, Inc.

The date of this prospectus is                        , 2007

Key Statistics

- **Large unserved market**
- **Hispanics are now the largest US minority group**
- **Hispanics are the largest, fastest growing segment of the US population**
- **Hispanic population increased 20% since the 2000 census**

HISPANIC BUYING POWER IN GEORGIA

$27.2 BILLION
$11.2 BILLION
$1.4 BILLION
1990
2000
2005

Source: Selig Center for Economic Growth, University of Georgia

POPULATION GROWTH RATE

LATINOS UP: 70%
TOTAL POPULATION UP: 10.6%
1990
2000
2005

Source: 2000 US Census, Revised 2005

BANUESTRA FINANCIAL CORPORATION℠

Retail Operation

Consulting and Data Processing Solutions

Banuestra℠ Creciendo con la Comunidad ¡Para Nuestra Gente!

Banuestra Solutions℠

conexión El Banco℠

Retail Operation

Consulting and Data Processing Solutions

Banuestra Financial Corporation

Retail Locations

Canton
Roswell
Gainesville
North
Marietta
Smyrna
Sandy Springs
Chamblee
Norcross
Lawrenceville
Lilburn
Forest Park
Jonesboro
Atlanta Metropolitan Area

Same Store Sales Growth Averaging 26%

24,000
22,000
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Members
Members: 40
Members: 2,737
Members: 6,615
Members: 15,282
Members: 21,219
Members: 24,000
2001
1 Branch
2002
2 Branches
2003
2 Branches
2004
12 Branches
2005
12 Branches
2006 (P)
12 Branches

        You should only rely on the information contained in this prospectus. Neither we nor the underwriter has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

        Market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information.

        In June 2006, we changed our name from Nuestra Tarjeta de Servicios, Inc. to El Banco Financial Corporation, and in November 2006, we changed our name from El Banco Financial Corporation to Banuestra Financial Corporation. Unless the context suggests otherwise, references to "Nuestra," "El Banco," "Banuestra," "company," "we," "us" and "our" mean the business of Banuestra Financial Corporation.

        Banuestra SM, Conexión El Banco SM, Banuestra Solutions SM, Banuestra TV SM, Banuestra Móvil SM, the Banuestra Community Network SM and the Banuestra logo are service marks of Banuestra Financial Corporation.

i

SUMMARY

        This summary provides an overview of material information contained elsewhere in this prospectus. This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus, including the "Risk Factors" section and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. Except as otherwise noted, all information in this prospectus assumes (a) no exercise of the over-allotment option by the underwriter or the exercise of the underwriter warrants and (b) except for the information presented in our financial statements, gives effect to the two-for-three reverse stock split that we plan to effect shortly after our special shareholder meeting scheduled for January 5, 2007, assuming we receive shareholder approval. The financial statements beginning on page F-1 do not reflect the reverse stock split.

General

        Banuestra Financial Corporation is an established financial services company that specializes in providing personal financial services and related non-financial products to the working-class Hispanic population. Our retail services and products include check cashing, money transfers, money orders, bill payment and tax preparation services, pre-paid phone cards and stamps. We provide these services to our members, each of whom pays an annual membership fee for identity verification and for the right to use our personal financial services. In addition, our consulting and data processing division, Banuestra Solutions SM, provides Hispanic-focused strategic consulting services and licenses Conexión El Banco SM, our proprietary check approval and data processing technology, to financial institutions and companies throughout the United States that desire to penetrate the working-class Hispanic market. Based on five years of operational experience gained at our Banuestra SM retail locations in metropolitan Atlanta, Georgia, we believe that we have developed a unique understanding of how to effectively respond to the needs and demands of the growing "un-served" and "under-served" working-class Hispanic market.

        The current target market for our financial services and related products is primarily the working-class Hispanic community located in the greater Atlanta metropolitan area. The target market for our Hispanic-focused consulting and data processing business includes financial institutions and retailers located throughout the United States. According to the U.S. Census Bureau, Hispanics represent the largest and fastest growing minority group in the United States, numbering approximately 42.7 million in 2005, an increase of over 20% from approximately 35.3 million in 2000. The U.S. Census Bureau also projects that Hispanics will account for close to 50% of the projected population growth of 100 million people in the United States over the next 45 years. In particular, Georgia is home to one of the fastest growing Hispanic populations in the nation, with an increase of 49% from 430,000 Hispanics in 2000 to more than 640,000 in 2005. Atlanta leads this growth with over 380,000 Hispanics in the greater Atlanta metropolitan area in 2005. Many other U.S. cities are experiencing similar growth. We believe we are well-positioned to leverage our understanding of this rapidly growing demographic segment of the U.S. population and capitalize on the potential growth in demand for personal financial services and Hispanic-focused consulting and data processing services through our unique service and product offerings.

        During our five-year operating history, we have built a solid foundation of experience in serving the working-class Hispanic consumer. More specifically, from 2002 to 2006, the number of our members who used our personal financial services within the prior 12 months increased from approximately 2,700 to over 23,000, while the number of checks we cashed annually increased from approximately 11,000 to over 100,000 and our non-bank financial services revenue increased from approximately $145,000 to over $2.0 million during the same period. We have accomplished this growth in spite of being undercapitalized and limited in our ability to independently manage and grow our business due to our historical dependency on our partnerships with financial institutions.

        Historically, we have offered our suite of financial services and products in partnership with financial institutions. Our current partner is SunTrust Bank, a result of the acquisition by SunTrust of our chosen financial institution partner, the National Bank of Commerce ("NBC"). We are in the process of terminating our partnership with SunTrust Bank and implementing an independent growth strategy as a non-bank financial services company. We have applied for a license as a money services business from the Georgia Department of Banking & Finance that will allow us to retain our existing 12 Banuestra retail locations, our non-bank financial services operations and all of our employees. As a result, we will continue to offer our members non-bank financial services such as check cashing, money transfer and bill payment services while our joint SunTrust Bank deposit and loan accounts will be consolidated into SunTrust Bank on or about February 4, 2007. We expect the loss of our joint deposit and loan accounts to decrease our revenue by approximately 66% and our gross margin by approximately 42% based on our financial performance for the nine months ended September 30, 2006. In connection with this termination, we expect to receive a payment from SunTrust Bank of $1.5 million, which is approximately equivalent to the net income we would have expected to generate from these customer deposit and loan accounts for nine months. We will also have to return approximately $2.8 million in daily operating cash currently provided to us by SunTrust.

        Once we have exited the SunTrust relationship and received our money services business license, we will be free to implement our independent retail growth strategy, the key components of which are:

  •
  expanding our existing network of Banuestra retail locations in and around the Atlanta metropolitan area from 12 to 30 over the next 24 months;

  •
  increasing the volume of non-bank financial transactions at each of our retail locations using the excess capacity created by the removal of the transactions associated with the SunTrust deposit accounts; and

  •
  adding new services and products such as pre-paid debit cards, insurance and consumer and commercial loans.

        We are also in the process of expanding the scope and magnitude of our Hispanic-focused consulting and data processing business, Banuestra Solutions. Although this business accounted for 17% of our revenue as recently as 2005, it dropped to less than 1% in 2006 when SunTrust Bank de-emphasized the marketing of this business following SunTrust's purchase of our operational and marketing partner, NBC. As we exit our SunTrust relationship, we are refocusing on our consulting and data processing business, which we believe will be an important part of our future growth and success. To capitalize on this opportunity, we are increasing our internal marketing efforts, adding additional support personnel and engaging strategic resellers who specialize in servicing financial institutions. We believe these efforts are beginning to produce results, as we are in discussions with 18 prospective financial institution customers. As of November 30, 2006, five financial institution customers have used our consulting services and three financial institutions have installed and are using our Conexión El Banco system in 31 of their branch locations, and we recently signed an additional financial institution that will use our consulting and data processing services. These include one customer who is using the system in 28 of its branches and has indicated its intent to install the system in all of its more than 220 branches, expected to increase to over 400 branches by the end of 2009.

        We commenced operations in 2001 and have accumulated a net loss of $17,263,131 as of September 30, 2006. Our operations have not been profitable to date primarily due to the cost, expense and management distractions associated with converting to the SunTrust platform after their acquisition of NBC, as well as restrictions associated with our SunTrust relationship on our ability to add new products, add new retail locations, grow our loan portfolio and expand our Banuestra Solutions consulting and technology business. We expect to continue to incur losses for the foreseeable future. As described below, we believe the proceeds of this offering and our transition away from SunTrust Bank will provide us the capital and operating flexibility to realize our business plans. Our ability to do so depends on many variables, some of which are beyond our control. See "Risk Factors." We intend to use the net proceeds of this offering to grow our business, including using approximately $5.6 million to facilitate the expansion of our retail network of Banuestra locations in the Atlanta metropolitan area, approximately $3.2 million to build additional infrastructure for Conexión El Banco, and approximately $5.2 million to repay existing related-party indebtedness. The balance of approximately $16.8 million is earmarked for working capital and general corporate purposes including replacing operating cash provided to us by SunTrust.

        We explain the effects of the decrease in revenue associated with the termination of our relationship with SunTrust in pro forma financial statements beginning on page F-30, which include an unaudited pro forma balance sheet as of September 30, 2006 and unaudited pro forma condensed statements of operations for the year ended December 31, 2005 and for the nine months ended September 30, 2006. For more information regarding the termination of our relationship with SunTrust, please see "Business—Our Transition Agreement with SunTrust" and "Business—Banuestra—Our Relationship with SunTrust and Our Transition to a Money Services Business."

Our Directors and Management

        We believe that our seasoned board of directors and management team have the necessary business credentials and industry experience to grow and manage our business. The members of our board of directors and management team are:

  •
  Drew W. Edwards, chairman, director, chief executive officer and founder of Banuestra Financial Corporation and former chairman, chief executive officer and founder of Towne Services, Inc., a provider of products and services for processing sales and payment information and related financing transactions for small businesses and community banks;

  •
  Richard Chambers, vice-chairman and director of Banuestra Financial Corporation and former president of Nashville City Bank, founder of the Bank of Nashville and former franchise principal of Check Express in Nashville, Tennessee;

  •
  John Collins, director of Banuestra Financial Corporation and former chairman, chief executive officer and founder of InterCept, Inc., a provider of core processing, item processing, imaging, communications management and EFT processing services to financial institutions and merchants.

  •
  Bailey Robinson, III, director of Banuestra Financial Corporation and former chairman of Wright Industries, a leader in the design and delivery of process and plant automation solutions;

  •
  Glenn W. Sturm, director of Banuestra Financial Corporation and senior partner at Nelson Mullins Riley & Scarborough LLP, a full service law firm;

  •
  J. Daniel Speight, Jr., director of Banuestra Financial Corporation and vice-chairman, chief financial officer and secretary of Flag Financial Corporation, a Georgia community bank with 27 offices in metropolitan Atlanta and in west and central Georgia which is in the process of being acquired by RBC Centura Bank;

  •
  Luz Lopez Urrutia, president and chief operating officer of Banuestra Financial Corporation, with 18 years of management experience with Wachovia Corporation;

  •
  Steven Doctor, chief financial officer of Banuestra Financial Corporation and former vice president and division chief financial officer of Eastman Kodak Company;

  •
  George Hodges, chief marketing officer of Banuestra Financial Corporation and founder of Growth Circle, Inc., an independent marketing consulting firm and a former marketing executive at The Coca-Cola Company; and

  •
  Darryl Storey, senior vice president and chief information officer of Banuestra Financial Corporation and former vice president of Towne Services, Inc.

        In addition to our seasoned board of directors and management team, The Honorable Teodoro Maus, former Consulate General of Mexico in Atlanta, and Hipolito M. Goico, an immigration and corporate attorney with Goico & Bolet, P.C. located in Atlanta, Georgia, serve as an honorary directors and advisors to our board of directors.

Corporate Information

        Our principal executive offices are located at 623 Holcomb Bridge Road, Roswell, Georgia 30076, and our telephone number is (770) 640-0695. We maintain a website at www.elbancofinancial.com, which we intend to change to www.banuestra.com in connection with our name change from El Banco Financial Corporation to Banuestra Financial Corporation. Information on this website is not incorporated by reference and is not part of this prospectus.

The Offering

Common stock offered by us	3,900,000 shares
Common stock to be outstanding after the offering	7,332,317 shares
Use of proceeds
We estimate that the net proceeds of this offering will be approximately $30.8 million, after deducting the underwriter's discount and non-accountable expense allowance and other expenses of the offering, based on an assumed initial public offering price of $9.00 per share. We currently intend to use the net proceeds as follows:
	Banuestra locations—Fixed Asset Investment	$5.6 million
	Conexión El Banco—Infrastructure Investment	$3.2 million
	Repay indebtedness to Nuestra Loan, LLC	$5.2 million
	Working capital and general corporate purposes	$16.8 million

	Total	$30.8 million

See "Use of Proceeds."
Trading symbol	BNFC
Risk factors
See "Risk Factors" and the other information included in this prospectus for a discussion of the risks and other factors you should consider carefully before deciding to invest in shares of our common stock.

        Except as otherwise noted, all information in this prospectus assumes (a) no exercise of the over-allotment option by the underwriter or the exercise of the underwriter warrants and (b) gives effect to the two-for-three reverse stock split that we plan to effect shortly after our special shareholder meeting scheduled for January 5, 2007, assuming we receive shareholder approval. The number of shares outstanding after this offering is based on the number of shares outstanding as of November 25, 2006. It excludes:

  •
  1,055,393 shares issuable upon the exercise of outstanding options that have a weighted average exercise price of $5.24 per share;

  •
  664,097 shares issuable upon the exercise of outstanding warrants that have a weighted average exercise price of $1.41 per share;

  •
  234,000 shares issuable upon the exercise of warrants to be granted to the underwriters to purchase a number of our common shares equal to 6% of the shares sold in this offering at a purchase price equal to 110% of the initial public offering price (or 269,100 shares assuming exercise of the over-allotment option); and

  •
  647,831 shares available for future issuance under our 2001 Stock Option and Incentive Plan.

        To date, our officers and directors have collectively invested approximately $2.1 million in the company. With the exception of two directors who have indicated their intent to purchase up to $383,500 of stock in this offering, none of our officers or directors has committed to purchase additional shares in this offering, but each may do so in his or her sole discretion.

Summary Financial and Operating Data

        Our summary financial data presented below as of and for the years ended December 31, 2004 and 2005 is derived from our audited financial statements. Our audited financial statements as of December 31, 2005 and for each of the years in the two-year period ended December 31, 2005 are included elsewhere in this prospectus. Our summary financial data as of and for the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2005 and 2006 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our results for the nine months ended September 30, 2006 are not necessarily indicative of our results of operations that may be expected for the year ending December 31, 2006. The following financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	At and for the Years Ended December 31,				At and for the Nine Months Ended September 30,
	2002	2003	2004	2005	2005	2006
	(dollars in thousands, except share and per share amounts)
Summary Results of Operations Data
Total Sales Revenue	$203	$823	$3,575	$7,617	$5,578	$6,466

Lending services	—	—	1,397	4,392	3,257	3,257
Banking services	58	229	610	1,087	791	989
Other financial services	133	397	842	1,739	1,260	1,822
Sales of tangible goods	12	33	102	326	225	344
Conexión El Banco/consulting fees	—	164	624	73	45	54
Costs and expenses applicable to sales revenues	88	321	1,457	3,076	2,237	2,630
Other operating costs and expenses	29	68	223	545	316	568
Gross Margin	$86	$434	$1,895	$3,996	$3,025	$3,268

Selling, general, administrative	1,691	3,024	6,182	7,554	5,663	6,733
Total Operating Loss	$(1,605)	$(2,590)	$(4,287)	$(3,558)	$(2,638)	$(3,465)

Total non-operating (expense) revenue	(1)	25	35	(310)	(60)	(947)
Net Loss	$(1,606)	$(2,565)	$(4,252)	$(3,868)	$(2,698)	$(4,412)
Net Loss Per Common Share	$(1.08)	$(1.14)	$(1.37)	$(1.07)	$(0.75)	$(1.26)
Weighted Average Common Shares	1,480,960	2,248,278	3,104,779	3,619,995	3,614,064	3,504,303
Summary Balance Sheet Data
Cash	498	3,174	1,496	1,197	1,168	2,588
Property and equipment, net	448	570	2,082	1,830	1,892	1,825
All Other Assets	78	108	196	431	621	896

Assets	$1,024	$3,852	$3,774	$3,458	$3,681	$5,309
Note payable to affiliate, net of discount	—	—	—	677	344	2,555
All Other Liabilities	501	666	883	909	798	1,985

Liabilities	$501	$666	$883	$1,586	$1,142	$4,540
Shareholders' Equity	$523	$3,186	$2,891	$1,872	$2,539	$769
Operating Data
Number of active Banuestra members at the end of period(1)	2,723	6,605	15,282	21,219	20,796	23,426
Non-bank transactions including cashed checks	18,070	48,362	93,322	191,407	137,204	172,779
Fee revenue per non-banking transaction(2)	$8.03	$8.89	$10.12	$10.79	$10.83	$12.54

(1)
The number of members of our personal financial services network at the end of the period who have conducted at least one transaction in the prior 12 months.

(2)
Calculated as total of "Other financial services" and "Sales of tangible goods," divided by the number of active members at the end of the period.

RISK FACTORS

        You should carefully consider all information included in this prospectus. In particular, you should carefully consider the risks described below before purchasing shares of our common stock in this offering. Investing in our common stock involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment. Although we believe that these include all of the material risks specific to our business, there may be other risks of which we are not aware, which relate to all businesses or which relate to the financial services industries in general, or which we do not currently believe are material.

Risks Related to Our Business

We have a limited operating history, have not been profitable to date, are changing our operating model and may never become profitable.

        We commenced operations in 2001 and have an accumulated net loss of $17,263,131 as of September 30, 2006. We are still a development stage company that has not been profitable to date and may continue to incur losses for the foreseeable future. During our five-year history, we have been undercapitalized and limited in our ability to independently manage and grow our business due to our dependency on our financial institution partners, including SunTrust Bank. We intend to use the net proceeds of the offering to expand our business and finance our operations until we are able to generate a profit, which we do not expect will happen in the foreseeable future. Because our operations will be different going forward as a licensed money services business rather than as a partner of SunTrust Bank, past performance is not an indication of our future performance or prospects. We may not grow as much or as quickly as we anticipate, we may not become profitable on our anticipated schedule and there is a risk that we will not generate a profit in the future and that you will lose all or a portion of your investment.

Our customers' deposit, savings and checking accounts will be consolidated into SunTrust Bank on February 4, 2007, and we will lose the revenue associated with these accounts and may lose some or all of these customers to SunTrust Bank.

        Currently, we have a Bank Lease and Marketing Agreement with SunTrust Bank, pursuant to which we operate our Banuestra retail locations as branches of SunTrust under its charter and supervision. Going forward as an independent licensed money services business, we will not be able to offer certain banking products and services such as deposit, checking and savings accounts to our customers or belong to and directly access the credit card associations or the ACH payment network. We agreed to terminate our relationship with SunTrust in June 2006 pursuant to a formal agreement (the "Transition Agreement"). Under the terms of the Transition Agreement, our customers' deposit and checking accounts will be consolidated into SunTrust. If we complete this consolidation before February 4, 2007, SunTrust is obligated to pay us $1.5 million. When this consolidation occurs, we will lose the revenue associated with these accounts, which for the nine months ended September 30, 2006 was $989,000, as well as the gross profit margin, which was $498,000 for the same period.

Our customer's loan accounts will be consolidated into SunTrust on February 4, 2007, and we will lose the revenue and customers associated with these accounts and may not be able to replace them in the near future.

        Under the Transition Agreement with SunTrust Bank, we have agreed that the loans marketed by SunTrust Bank under our brands may be consolidated into SunTrust Bank. As a result, we will lose the revenue associated with these accounts, which was $3,257,000 and the gross profit margin which was $884,000 for the nine months ended September 30, 2006.

If our members do not adopt our pre-paid debit card product or use our new loan products, it will be difficult to replace the revenue lost with the termination of the SunTrust relationship.

        Part of our plan to replace the revenue that we will lose as a result of the termination of our relationship with SunTrust and consolidation of our deposit and loan accounts into SunTrust Bank involves the development of a pre-paid debit card product and a suite of consumer and commercial loan products. We expect that our members will adopt and use these new products. If members do not adopt and use these products, our growth, revenue and earnings may suffer.

Our new loan products may expose us to greater collection risks than we previously experienced.

        Historically, we have marketed consumer loans to our members in the Banuestra retail locations. We take applications for these loans and forward them to SunTrust for processing, underwriting, funding and servicing. After we terminate our relationship with SunTrust, we intend to offer a portfolio of consumer and commercial loan products. We will no longer rely on SunTrust for underwriting, funding and servicing these loans, and we face the risks associated with our assumption of these tasks. If our performance of any one or more of these aspects of our new business is inadequate, our growth, revenue and earnings would suffer.

We have recently changed our name and we will need to commit significant financial and management resources re-branding our services.

        We previously operated our business under the brands "El Banco" and "El Banco Financial Corporation" as a partner of SunTrust Bank. Now that we are no longer going to be affiliated with SunTrust Bank and intend to operate as a licensed money services business, our name cannot include the words "bank" or "El Banco." As a result, we recently changed the name of our company and products to "Banuestra." We will have to commit significant financial and management resources to re-brand our services and change all of our branded collateral including our signage, billboards and marketing and advertising materials. We cannot be sure that this re-branding effort will be successful. The failure to successfully re-brand our company could have a material adverse effect on our customers, revenues and earnings.

To fund our operating cash needs and to grow our loan portfolio, we will have to borrow substantial additional capital. We may not be able to borrow those funds on terms favorable enough to enable our loan products to be profitable.

        To fund our operations and make a sufficient volume of loans, we will require additional capital. We currently plan to leverage our assets and proceeds from this offering to borrow this capital on favorable terms, using a debt-to-equity ratio of up to four-to-one. If we are unable to borrow the necessary funds on favorable terms, we would be limited in our ability to add additional offices, fund our operating cash needs and make loans on favorable terms, and unless we can find another source of capital, our growth, revenue and earnings would suffer.

Interruptions in international migration patterns could adversely affect our business, financial position and the overall results of our operations.

        Our business relies in part on migration patterns that bring workers into countries with greater economic opportunities than their native countries. A significant portion of our business is initiated by immigrants. Changes in immigration laws such as those currently being considered by the United States Congress, the State of Georgia and other states and municipalities are designed in part to discourage undocumented immigration. Changes in laws could discourage Hispanic immigration to Georgia and could encourage Hispanic immigrants living in Georgia to move elsewhere. Political or other events such as war, terrorism or health emergencies that would make it more difficult for workers to migrate or work abroad could adversely affect our remittance volume or growth rate and could have an adverse effect on our business, financial position and the overall results of our operations.

Changes in immigration laws could adversely affect our ability to offer our products and services.

        Changes in immigration laws that are or have been under consideration would make the services we provide to undocumented immigrants either illegal or cost prohibitive. One such proposal is a punitive tax on money transfers by individuals who cannot prove citizenship or legal immigration status. Other proposals would require more rigorous documentation of financial transactions or immigration status. Those changes could have a material adverse effect on our business.

We may not successfully implement business and marketing strategies to increase adoption of our products and services by our target market.

        Our future profitability will depend, in part, on our ability to successfully implement our business and marketing strategies and to increase adoption of our products and services. We cannot be sure that the working-class Hispanic market for personal financial services will remain viable or that our efforts to penetrate the market will be successful.

We may be unable to market our consulting and technology products and services successfully to new client financial institutions or to retain current client financial institutions. If we are unable to do so, our business may be materially and adversely affected.

        Our success with Conexión El Banco and Banuestra Solutions depends to a large degree on our ability to persuade prospective client financial institutions to use our consulting and data processing services. Failure to create adequate market acceptance, retain clients or successfully expand the products and services we offer could adversely affect our business, operating results and overall financial condition. We have spent, and will continue to spend, considerable resources marketing to and educating potential clients about our products and services. Even with these marketing and educational efforts, however, we may be unable to grow or maintain market acceptance of our products and services or retain our clients. In addition, as we continue to offer new products and expand our services, existing and potential client financial institutions or their small business customers may be unwilling to accept the new products or services.

Our check cashing services may become obsolete because of technological advances.

        We derive a significant component of our revenues from fees associated with cashing checks drawn on financial institutions other than SunTrust Bank. Recently, there has been increasing penetration of electronic banking services into the check cashing and money transfer industry, including direct deposit of payroll checks and electronic transfer of government benefits. New regulations such as Check 21 will make it easier and faster to cash checks. To the extent that checks received by our customer base are replaced with electronic transfers, or technological or regulatory advances make it easier for our competitors to offer the same or similar services as we offer, demand for our check cashing services could decrease.

We have limited protection for our proprietary rights and technology.

        We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights, technology and know-how, including those inherent in our Conexión El Banco system. These laws and contractual provisions provide only limited protection of our intellectual property. We do not own any patents and our technology may not be patentable. We cannot be sure that our protection of our intellectual property will be adequate or that our competitors will not independently develop similar technology and a similar knowledge base.

Interruptions in our systems may have a significant adverse effect on our business or on that of our clients.

        Our ability to provide reliable service largely depends on the efficient and uninterrupted operation of our computer information systems. Any significant interruptions or failures could harm our business and reputation and result in a loss of consumers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, terrorism, vendor failure, unauthorized entry and computer viruses or other causes, many of which may be beyond our control. Although we have formulated a disaster recovery plan, it does not provide for real-time back up sites and we may require several days to restore services to our retail locations and processing system customers, depending on the performance of our vendors. Because of the mission critical nature of our check cashing system, such a failure could create significant shortfalls in our revenue by preventing us from conducting a large portion of our business, and could create substantial liability by preventing our processing customers from conducting theirs.

A portion of our business involves the electronic storage and transmission of sensitive personal financial information of our customers. Security breaches and computer viruses could expose us to litigation and adversely affect our reputation, operations, and revenue.

        A portion of our business involves on-line transaction processing systems that electronically store and transmit sensitive personal financial information of our customers. These activities are subject to laws and regulations designed to protect the privacy of consumers' personal information and to prevent that information from being inappropriately disclosed. The difficulty of securely storing confidential information electronically has been a significant issue industry wide in conducting electronic transactions. Incidences of unauthorized data access by viruses, trojans and hackers are continually increasing. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. Despite those safeguards, it is possible that hackers, employees acting contrary to our policies, or others could improperly access our systems or improperly obtain or disclose data about our consumers. Any breach of our security policies or applicable legal requirements resulting in a compromise of consumer data could expose us to regulatory enforcement action, limit our ability to provide services, subject us to litigation or damage our reputation. Any inability to prevent security breaches or computer viruses could also cause existing clients to lose confidence in our systems and could inhibit our ability to attract new clients.

Our business would be harmed if we lose the services of any of our senior management team and we are unable to recruit or retain suitable replacements.

        We believe that our success to date and our prospects for future success depend significantly on the efforts of our management team, which includes Drew W. Edwards, our chairman and chief executive officer; Richard Chambers, our vice-chairman; George Hodges, our executive vice president and chief marketing officer; Steven Doctor, our chief financial officer; Luz Lopez Urrutia, our president and chief operating officer; and Darryl Storey, our senior vice president and chief information officer. If we lose the services of any one or more of these executives, they would be difficult to replace. If we are unable to replace them with other similarly talented individuals for any significant period of time, our business and development could be materially and adversely affected.

Because our retail financial services operations are concentrated in one market, unfavorable changes in economic conditions in this market may cause the demand for our products and services to decline.

        Our retail financial services operations are concentrated in metropolitan Atlanta, Georgia. As a result of this geographic concentration, our results depend largely upon economic conditions in this area. Deterioration in economic conditions in this area could decrease the demand for our products and services and have a material adverse effect on our business, financial condition and results of operations.

We face competition from global and niche or corridor money transfer providers, United States and international banks, card associations, card-based payments providers and a number of other types of service providers. Our continued growth depends on our ability to compete effectively in the money transfer and consumer payments industries.

        Money transfer and consumer payments are highly competitive industries that include participants from a variety of financial and non-financial business groups. Our competitors include banks, credit unions, automated teller machine or "ATM" providers and operators, card associations, card-based payments providers such as issuers of e-money, travel cards or stored-value cards, informal remittance systems, web-based services, telephone payment systems (including mobile phone networks), postal organizations, retailers, check cashers, consumer finance companies, mail and courier services, currency exchanges and money transfer companies. These services are differentiated by features and functionalities such as speed, convenience, network size, hours of operations, loyalty programs, reliability and price. Our continued growth depends on our ability to compete effectively in these industries.

Technological changes may reduce the demand for our Conexión El Banco system or for our non-financial products and services or render them obsolete, which would reduce our revenue and income.

        The introduction of new technologies and financial products and services can render existing technology products and services obsolete, such as our Conexión El Banco system. We expect other vendors to introduce new products and services, as well as enhancements to their existing products and services, that will compete with our current products and services. To be successful, we must anticipate evolving industry trends, continue to apply advances in technology, enhance our existing products and services and develop or acquire new products and services to meet the demands of our clients. We may not be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving client needs. We may also incur substantial costs in developing and employing new technologies. If we fail to adapt to changes in technologies, we could lose clients and revenues, and fail to attract new clients or otherwise realize the benefits of costs we incur.

Our business strategy depends on substantial growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

        We intend to continue pursuing a growth strategy for our business. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in growth stages of development. We may not be able to expand our market presence in our existing markets or successfully enter new markets, and any such expansion could adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, financial condition, results of operations or future prospects, and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated or declines, our results of operations could be materially adversely affected.

        Our ability to grow successfully will depend on a variety of factors including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our employees, products, customers, technology and resources. Our rapid growth has placed, and it may continue to place, significant demands on our operations and management.

If we are unable to allow SunTrust to consolidate our joint deposit and loan products on February 4, 2006, or do not execute the necessary releases, we would not receive the $1.5 million payment.

        Although we do not currently anticipate any problem with SunTrust, if we are unable to meet the conditions of receiving the $1.5 million payment from SunTrust including the consolidation of our joint deposit and loan accounts and the execution of a mutual release, we may not receive the $1.5 million payment.

Regulatory Risks

As a result of this offering, we will be subject to additional reporting and governance requirements, which could adversely affect our profitability.

        Upon completion of this offering, we will be a public company and, for the first time in our history, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 ("SOX"), the related rules and regulations promulgated by the Securities and Exchange Commission and the rules of the exchange on which our shares are listed. These laws, regulations and rules will increase the scope, complexity and cost of corporate governance, reporting and disclosure practices. Although we conduct business in a highly regulated environment, these laws and regulations have different requirements for compliance than we have previously experienced. Our expenses related to services rendered by our accountants, legal counsel and consultants will increase as we seek to comply with these laws and regulations. In addition, the application of these requirements to our business may strain our management resources.

We face various risks in complying with Section 404 of the Sarbanes-Oxley Act of 2002.

        To date, we have not conducted a comprehensive review and confirmation of the adequacy of our existing systems and controls as may be required under Section 404 of SOX, and we will not do so until after the completion of this offering. We cannot be certain of the timing of completion of our evaluation, testing and remediation actions or the effect of these actions on our operations. Upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations, and these deficiencies may be difficult and expensive to remediate. As a public company, we will be required to report, among other things, certain control deficiencies. If we fail to satisfy the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, if any material weakness or deficiency is identified or is not remedied, investors may lose confidence in the accuracy of our reported financial information, which could adversely affect our stock price. As a result of these issues, management's attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

We are subject to extensive regulation that could limit or restrict our activities. As a money services business, we will be subject to a new set of rules and regulations that historically have not applied to our company. If we fail to comply with these laws and regulations, or if they change or are interpreted differently, our business, financial position and results of operations could suffer.

        As described under "Supervision and Regulation," our business is subject to a wide range of laws and regulations. These include financial services regulations, consumer disclosure and consumer protection laws, currency control regulations, money transfer regulations, compliance and reporting, escheat laws and laws covering consumer privacy, data protection and information security. Our services also are subject to an increasingly strict set of legal and regulatory requirements intended to help detect and prevent money laundering, terrorist financing and other illicit activity. As legislative and regulatory scrutiny and action in this area increases, we expect that our costs of complying with these requirements will increase, perhaps substantially. Failure to comply with any of these requirements could result in the suspension or revocation of a license or registration required to provide money transfer services, the limitation, suspension or termination of services or the imposition of civil and criminal penalties, including fines.

        Following the termination of our relationship with SunTrust, we will need to limit our operations and register with the Georgia Department of Banking & Finance as a money services business and comply with applicable rules and regulations in states in which we conduct our operations. We will be subject to a new set of rules and regulations that historically have not applied to our company. Failure to comply with any of these requirements could result in the imposition of civil and criminal penalties, suspension or revocation of any licenses or registrations required to provide money transfer services.

        Our fees may be reduced because of regulatory initiatives targeted at our industry. For example, recent initiatives both in the United States and at G-8 summit meetings have focused on lowering international remittance costs. These initiatives may have an adverse effect on our business, financial position and results of operations. Any material change in the regulatory requirements necessary to offer money services in a jurisdiction important to our business could mean increased costs and operational demands.

        The laws and regulations applicable to the financial services industries could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all financial services companies, our cost of compliance could adversely affect our ability to operate profitably.

Risks Related to this Offering

There is no prior public market for our common stock, and our share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

        Before this offering, there has not been a public market for any class of our shares. An active trading market for our common stock may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. A public trading market, which has the desired characteristics of depth, liquidity and orderliness, depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time. The presence of willing buyers and sellers depends on the individual decisions of investors over which neither we nor any market maker has any control. In addition, the initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. Because we will be a small company with relatively few shareholders, we expect our stock to be thinly-traded.

Our failure to maintain the listing of our common stock on an exchange could affect your ability to sell your shares and could depress the market price of your shares.

        We must meet minimum financial requirements for initial listing on the NASDAQ Capital Market and continue to meet standards to maintain our listing. The initial requirements for the NASDAQ Capital Market are currently proposed to be revised and at the time of our listing are expected to include:

  •
  an initial listing price of $4 per share;

  •
  stockholders' equity of $5 million;

  •
  a market value of publicly-held shares of $15 million;

  •
  a market value of listed securities of at least $50 million;

  •
  at least 1 million publicly held shares;

  •
  at least 300 round lot holders (shareholders of 100 shares or more);

  •
  an operating history of at least two years;

  •
  3 market makers; and

  •
  we must meet certain corporate governance requirements.

        We expect to meet these requirements at the completion of this offering with the exception of some of the corporate governance requirements which we have up to a year to comply with. We expect that the continued listing standards will require that we maintain:

  •
  either stockholders' equity of $2.5 million, a market value of listed securities of $35 million, or net income from continuing operations of $500,000 in the most recently complete fiscal year or in two of the three most recently completed fiscal years;

  •
  500,000 publicly-held shares;

  •
  $1 million in the market value of publicly held shares;

  •
  a minimum bid price of $1 per share;

  •
  at least 300 round lot holders (shareholders of 100 shares or more);

  •
  2 market makers; and

  •
  we must continue to meet the corporate governance standards.

        If we are not able to continue to satisfy the eligibility requirements for the NASDAQ Capital Market, our stock may be delisted. This could affect your ability to sell your shares and could depress the market price of your shares.

We will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

        Although we have described our intended use of proceeds, $16.8 million has been designed for general working capital. Accordingly, we will retain broad discretion to allocate a substantial amount of the net proceeds of the offering. We may use the net proceeds in ways with which you and other investors in the offering may not agree. Moreover, we may use the proceeds for corporate purposes that may not increase our market value or make us profitable. Our failure to spend the proceeds effectively could have an adverse effect on our business, financial condition and results of operations.

Purchasers of our common stock will experience substantial immediate dilution.

        If you purchase shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share, you will experience immediate dilution of approximately 56% in the value of your investment, in that our net tangible book value per share will be approximately $3.99. We may require additional capital to meet our operating objectives, and you may suffer additional dilution if we sell additional shares in the future. See "Dilution."

We do not intend to pay dividends for the foreseeable future.

        We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

Our directors and executive officers will own a significant portion of our common stock and may be able to control the election of directors following this offering.

        Based on the number of shares outstanding as of November 25, 2006, our directors and executive officers, as a group, will beneficially own approximately 25.7% of our outstanding common stock after the completion of the offering. As a result of their ownership, our directors and executive officers will have the ability, voting as a group, to influence or control the outcome of all matters submitted to our shareholders for approval, including the election of directors. The interests of our directors and executive officers may differ from those of our investors. The substantial amount of common stock owned by our executive officers and directors may also adversely affect the development of an active and liquid trading market.

"Anti-takeover" provisions in our articles of incorporation and the regulations to which we are subject may make it more difficult for a third-party to acquire control of us, even if the change in control would be beneficial to shareholders.

        Our articles of incorporation provide that we may issue up to 100 million shares of preferred stock, in one or more series, without shareholder approval and with terms, conditions, rights, privileges and preferences as our board of directors may deem appropriate. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could also be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we may issue those shares in the future. Also, as a regulated money services business, the sale or transfer of our company will be regulated by the Georgia Department of Banking & Finance. The factors described above may hinder or even prevent a change in control of the company, even if a change in control would benefit our shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." These statements are only predictions and relate to future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. The words "may," "will," "should," "could," "would," "expect," "estimate," "anticipate," "intend," "believe," "plan," "predict," "potential," and "continue," or the negative of these terms or similar expressions are intended to identify forward-looking statements. Some of the forward-looking statements relate to our intent, belief or expectations regarding our strategies and plans for operations and growth. Other forward-looking statements relate to trends affecting our financial condition and results of operations and our anticipated capital needs and expenditures. These statements involve risks, uncertainties and assumptions, including industry and economic conditions, competition and other factors discussed in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those that are anticipated in the forward-looking statements.

        You should not place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus or referred to in this section. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, unanticipated events or otherwise.

USE OF PROCEEDS

        At an assumed initial public offering price of $9.00, we estimate that we will receive approximately $30.8 million from our sale of 3,900,000 shares of our common stock in this offering (or approximately $36.1 million if the underwriter exercises its over-allotment option in full), after deducting estimated offering expenses of approximately $1.165 million and the underwriting discount and the 2% non-accountable expense allowance payable to the underwriter.

        We intend to use the net proceeds of this offering as follows:

Use of Net Proceeds	Amount
Banuestra locations—Fixed Asset Investment	$5.6 million
Conexión El Banco—Infrastructure Investment	$3.2 million
Repay indebtedness to Nuestra Loan, LLC	$5.2 million
Working capital and general corporate purposes	$16.8 million

Total	$30.8 million

        We intend to use approximately $5.6 million of the net proceeds to upgrade our current facilities and add up to an additional 18 Banuestra retail locations in the metropolitan Atlanta area. We plan to use these funds to license a loan generation and tracking system, upgrade our accounting systems, upgrade our existing retail locations, and lease and build out property for new locations. We intend to use approximately $3.2 million of the net proceeds to build infrastructure for our Conexión El Banco check cashing system, including software enhancement, a backup generator, upgraded phone systems and additional hardware and network systems.

        We intend to use approximately $5.2 million of the net proceeds of the offering to repay debt owed to Nuestra Loan, LLC, a single-purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could raise additional funds through this offering. Nuestra Loan, LLC is an affiliated entity with some commonality of ownership, including officers and directors of Banuestra. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year, which escalates to 18% per year if it is not paid at maturity. We paid a commitment fee of 1% to Nuestra Loan, LLC in connection with this loan. The loan is secured by all of our assets and intellectual property, including our Banuestra operations, Conexión El Banco data processing software and customer contracts, consulting assets and intellectual property, accounts receivables, leases and other contracts. In connection with this loan, we granted the owners of Nuestra Loan, LLC warrants to purchase 494,742 shares of our common stock at an exercise price of $0.01 per share.

        We will use the balance of approximately $16.8 million for working capital and general corporate purposes, including:

  •
  replacing the daily operating cash currently provided to us by SunTrust Bank which averaged approximately $2.8 million in October 2006;

  •
  funding our daily operating cash needs associated with the expansion of our retail locations;

  •
  financing the operations of the Banuestra retail operations and Banuestra Solutions;

  •
  hiring additional personnel to staff our new Banuestra retail locations and to support increased sales of our Conexión El Banco system;

  •
  increasing our budgeted marketing expenditures for the next two years by $1.0 million to support the growth of our Banuestra retail operations;

  •
  increasing our budgeted marketing expenditures for the next two years by $600,000 to support the growth of our Banuestra Solutions consulting and technology operations; and

  •
  converting our retail locations to a money services business, re-branding our company and adding additional financial service offerings.

        We also intend to borrow additional capital to support the foregoing at an anticipated debt-to-equity ratio of up to four-to-one. The amounts that we actually spend for our business and growth strategy and other general corporate purposes will vary significantly depending on a number of factors, including the amount we are able to borrow, future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. We also may use a portion of the net proceeds for the acquisition of businesses, products or technologies that we could use to expand our business. As of the date of this prospectus, we have no arrangements, agreements or commitments for the acquisition of any businesses, products or technologies.

        Pending these uses, we will invest the net proceeds of this offering in short-term interest bearing investment grade securities.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock since our inception. For the foreseeable future we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

CAPITALIZATION

        The following table shows our capitalization as of September 30, 2006. Our capitalization is presented on an actual basis and on an as-adjusted basis as if the offering had been completed as of September 30, 2006, and assuming the net proceeds of the offering are $30.8 million, after deducting the estimated underwriting discount, the non-accountable expense allowance of $700,000, and the estimated offering expenses of approximately $1.2 million.

        You should read the following in conjunction with our financial statements and related notes that are included in this prospectus.

	Actual	As Adjusted
Cash and Cash Equivalents:	$2,588,343	$28,177,558
Long-Term Indebtedness(1):	2,554,622	0
Shareholders' Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 3,338,994 shares issued and outstanding (adjusted for our two-for-three reverse stock split to be effected on January 8, 2007); 7,238,994 shares issued and outstanding, as adjusted	33,390	72,390
Additional paid-in capital	17,998,422	48,735,422
Accumulated deficit	(17,263,131)	(19,896,694)

Total shareholders' equity	768,681	28,911,118

Total capitalization	$3,323,303	$28,911,118

Book value per share(2)	$0.23	$3.99

(1)
Represents outstanding debt to Nuestra Loan, LLC, less amounts allocated to warrants granted in connection with the loan. As of November 25, 2006, outstanding debt to Nuestra Loan, LLC, including accrued interest expense, totaled $5,188,185.

(2)
Not including 1,055,393 common shares underlying outstanding and unexercised options and 664,097 common shares underlying outstanding and unexercised warrants.

DILUTION

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value as of September 30, 2006 was approximately $770,000, or $0.22 per share, based on the number of shares of common stock outstanding as of September 30, 2006.

        After (a) giving effect to the sale of the 3,900,000 shares of our common stock to be sold by us in this offering at an assumed initial public offering price of $9.00 per share and (b) after deducting underwriting discounts and commissions, the non-accountable expense allowance, and estimated offering expenses, our pro forma net tangible book value at September 30, 2006 would have been approximately $28.9 million, or $3.99 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.76 per share to existing shareholders and an immediate dilution of $5.00 per share to new investors. The dilution to investors in this offering is illustrated in the following table:

Assumed Initial public offering price per share		$9.00
Net tangible book value per share prior to offering	$0.23
Increase in net tangible book value per share attributable to new investors	$3.76
Pro forma net tangible book value per share after offering		$3.99

Dilution per share to new investors		$5.01

        The foregoing discussion assumes no exercise of stock options and warrants outstanding immediately following this offering. As of November 25, 2006, there were 1,055,393 shares issuable upon the exercise of outstanding stock options and 664,097 shares issuable upon the exercise of outstanding warrants. Additionally, we will issue warrants to purchase 6% of the shares sold in this offering to our underwriters at an exercise price equal to 110% of offering price of the shares sold in this offering. If and to the extent that any of these options or warrants are exercised, there may be further dilution to new investors. In addition, you will incur additional dilution if we grant options, warrants, restricted stock or other rights to purchase our common stock in the future with exercise prices below the initial public offering price.

        Assuming the exercise of all outstanding options and warrants, and the receipt by the company of the exercise price for all such shares, our net tangible book value as of September 30, 2006 was approximately $5.6 million, or $1.12 per share, based on the number of shares of common stock which that have been outstanding as of September 30, 2006 if all options and warrants had been exercised prior to that date.

        Assuming the exercise of all outstanding options and warrants and receipt of the exercise price for all such shares, after (a) giving effect to the sale of 3,900,000 shares of our common stock to be sold by us in this offering at the assumed initial public offering price of $9.00 per share and (b) after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at September 30, 2006 would have been approximately $33.7 million, or $3.84 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.70 per share to existing shareholders and an immediate dilution of $5.16 per share to new investors. The dilution to investors in this offering assuming the exercise of all outstanding options and warrants is illustrated in the following table:

Assumed Initial public offering price per share		$9.00
Net tangible book value per share prior to offering	$1.14
Increase in net tangible book value per share attributable to new investors	$2.70
Pro forma net tangible book value per share after offering		$3.84

Dilution per share to new investors		$5.16

        The following table sets forth the aggregate amount of common stock purchased by our officers and directors, the average price paid for that common stock, the aggregate amount of options granted to our officers and directors, the weighted average exercise price for those options, the aggregate amount of warrants issued to our officers and directors and the weighted average exercise price for those warrants during the periods indicated.

Year	Aggregate Amount of Common Stock Purchased by Officers and Directors		Average Price of Common Shares Purchased		Aggregate Amount of Options Granted to Officers and Directors	Weighted Average Exercise Price for Options Granted(1)	Aggregate Amount of Warrants Granted to Officers and Directors		Weighted Average Exercise Prices for Warrants Granted
2006	88,504	(2)	$0.015	(2)	64,006	$11.62
2005	—		—		76,453	8.18	—		—
2004	135,325		$7.77		63,335	5.84	—		—
2003	41,844		$4.18		265,342	4.80	—		—
2002	225,627		$2.11		180,860	2.21	96,802	(3)	$2.15
2001	769,230		$0.16		20,000	$0.98

(1)
All options were granted at fair market value.

(2)
Warrants were issued in connection with investments in Nuestra Loan, LLC, a single purpose entity formed to raise capital and provide a bridge loan to fund our capital needs. All of the warrants owned by officers and directors have been exercised for common stock.

(3)
Warrants issued in consideration for the guarantees of lease payments. See "Certain Relationships and Related Transactions."

 SELECTED FINANCIAL AND OPERATING DATA

        Our selected financial data presented below as of and for the years ended December 31, 2004 and 2005 is derived from our audited financial statements. Our audited financial statements as of December 31, 2005 and for each of the years in the two-year period ended December 31, 2005 are included elsewhere in this prospectus. Our selected financial data as of and for the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2005 and 2006 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with GAAP. Our results for the nine months ended September 30, 2006 are not necessarily indicative of our results of operations that may be expected for the year ending December 31, 2006. The following financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	At and for the Years Ended December 31,				At and for the Nine Months Ended September 30,
	2002	2003	2004	2005	2005	2006
	(dollars in thousands, except share and per share amounts)
Summary Results of Operations Data
Total Sales Revenue	$203	$823	$3,575	$7,617	$5,578	$6,466

Lending services	—	—	1,397	4,392	3,257	3,257
Banking services	58	229	610	1,087	791	989
Other financial services	133	397	842	1,739	1,260	1,822
Sales of tangible goods	12	33	102	326	225	344
Conexión El Banco/consulting fees	—	164	624	73	45	54
Costs and expenses applicable to sales revenues	88	321	1,457	3,076	2,237	2,630
Other operating costs and expenses	29	68	223	545	316	568
Gross Margin	$86	$434	$1,895	$3,996	$3,025	$3,268

Selling, general, administrative	1,691	3,024	6,182	7,554	5,663	6,733
Total Operating Loss	$(1,605)	$(2,590)	$(4,287)	$(3,558)	$(2,638)	$(3,465)

Total non-operating (expense) revenue	(1)	25	35	(310)	(60)	(947)

Net Loss	$(1,606)	$(2,565)	$(4,252)	$(3,868)	$(2,698)	$(4,412)
Net Loss Per Common Share	$(1.08)	$(1.14)	$(1.37)	$(1.07)	$(0.75)	$(1.26)
Weighted Average Common Shares	1,480,960	2,248,278	3,104,779	3,619,995	3,614,064	3,504,303
Summary Balance Sheet Data
Cash	498	3,174	1,496	1,197	1,168	2,588
Property and equipment, net	448	570	2,082	1,830	1,892	1,825
All Other Assets	78	108	196	431	621	896

Assets	$1,024	$3,852	$3,774	$3,458	$3,681	$5,309
Note payable to affiliate, net of discount	—	—	—	677	344	2,555
All Other Liabilities	501	666	883	909	798	1,985

Liabilities	$501	$666	$883	$1,586	$1,142	$4,540
Shareholders' Equity	$523	$3,186	$2,891	$1,872	$2,539	$769
Operating Data
Number of active Banuestra members at the end of period(1)	2,723	6,605	15,282	21,219	20,796	23,426
Non-bank transactions including cashed checks	18,070	48,362	93,322	191,407	137,204	172,779
Fee revenue per non-banking transaction(2)	$8.03	$8.89	$10.12	$10.79	$10.83	$12.54

(1)
The number of members of our personal financial services network at the end of the period who have conducted at least one transaction in the prior 12 months.

(2)
Calculated as total of "Other financial services" and "Sales of tangible goods," divided by the number of active members at the end of the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion reviews our results of operations and assesses our financial condition. You should read the following discussion and analysis in conjunction with our "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. Our analysis for the periods ended September 30, 2005 and 2006 is based on unaudited financial statements for such periods.

Overview

        We are a Georgia-based financial services company that specializes in providing personal financial services and related non-financial products to the working-class Hispanic population. Our retail services and products include check cashing, money transfers, money orders, bill payment and tax preparation services, pre-paid phone cards and stamps. We provide these services to our members, each of whom pays an annual membership fee for identify verification and for the right to use our personal financial services. In addition, our consulting and data processing division, Banuestra Solutions SM, provides Hispanic-focused strategic consulting services and licenses Conexión El Banco SM, our proprietary check approval and data processing technology, to third-party financial institutions and companies throughout the United States that desire to penetrate the working-class Hispanic market. On November 21, 2006, we changed our name from El Banco Financial Corporation to Banuestra Financial Corporation. Even though our name was El Banco Financial Corporation as of September 30, 2006, we use Banuestra throughout this section to avoid confusion.

  Banuestra Retail Operations

        We collect fees directly from our members in each of our retail locations through the offering of non-bank financial services such as check cashing, money transfer, money orders and phone cards. After the termination of our relationship with SunTrust, we intend to reorganize as a money services business and will continue to offer these services on a standalone basis, along with a pre-paid debit card product and a portfolio of consumer and commercial loan products.

        In addition, through our branch operations and in partnership with SunTrust, we currently provide bank deposit and loans targeted to working-class Hispanics at our bank branch locations. As of September 30, 2006 and December 31, 2005, we operated 12 locations in partnership with SunTrust. Under our Bank Lease and Marketing Agreement with SunTrust, we provide deposit accounts, consumer loans and mortgage loans.

  •
  Deposit Accounts. We market deposit accounts to our members in the Banuestra retail locations. Deposits are held and serviced by SunTrust.

  •
  Consumer Loans. We market consumer loans to our members in the Banuestra retail locations. We take applications for these loans and forward them to SunTrust for processing, underwriting, funding and servicing.

  •
  Mortgage Loans. SunTrust has in the past marketed mortgage loans to its customers under the Banuestra brand. SunTrust is solely responsible for sourcing, originating, underwriting, funding and servicing these loans.

        All of the deposit accounts and consumer and mortgage loan accounts are carried on SunTrust's balance sheet, not ours. Each month, we pay SunTrust and SunTrust pays us the following:

  •
  We pay SunTrust a monthly fee to host, process and service each of the Banuestra deposit and loan accounts;

  •
  We pay SunTrust a fee based on the product of (a) 10% of the risk adjusted assets of the Banuestra branch offices and (b) an annualized return on capital of 20%;

  •
  SunTrust pays us the net sum of (a) the net service charges and fees collected by SunTrust from Banuestra deposit and loan accounts, (b) net interest income earned on Banuestra deposit and loan accounts, (c) credit and other losses on Banuestra loan accounts, and (d) other direct revenues and expenses associated with Banuestra deposit and loan accounts; and

  •
  A fee is paid which reflects the amount of net assets represented by the Banuestra deposit and loan accounts. If assets from these accounts exceed liabilities, we pay SunTrust a fee equal to the net assets multiplied by the monthly federal funds rate plus 0.25%. If liabilities from these accounts exceed assets, SunTrust pays us a fee equal to the net liabilities multiplied by the average monthly funds rate.

        We settle all amounts owed and receivable on all of these deposits and loans with SunTrust at the end of each month on a net basis, and pay SunTrust for the net amount of capital used by the Banuestra retail locations.

        The economic result of the foregoing is that we receive the net economic benefit of these accounts as if they were our accounts; we receive the economic benefit of all interest and fees generated by these accounts; we bear the cost and expenses of the accounts; we bear the economic risk of loss in these accounts from bad credit; and we bear the economic risk of interest rate fluctuations. For its part, SunTrust receives fees to host and service the accounts, and we reimburse SunTrust for the cost of their capital which is used to fund the net assets in these accounts. Because we are not a bank, SunTrust is ultimately legally responsible for ensuring that all accounts are in compliance with legal and regulatory requirements. The terms and conditions of each of these accounts are therefore set by us in consultation with SunTrust and subject to their approval. We provide office space, employees and marketing and sales functions.

        We manage our credit risk on the SunTrust loan portfolio by monitoring customer payments and set our loan loss reserves as a percentage of outstanding balances on overdue loans on an increasing scale from 2% of the outstanding balances of loans which are greater than 30 days overdue to up to 20% of the outstanding balances of loans which are in foreclosure. This policy is based on our historical experience with bad loans, which generate losses of an average of 23% of the outstanding balance of loans that have actually gone into forclosure. We manage the credit risk associated with our non-recourse check cashing operations by monitoring our actual write-offs and outstanding uncollected checks. We maintain a loan loss reserve based on our historical loss experience due to fraud and non-sufficient funds checks. Based on our current average write-offs of 0.11% of uncollected balances, we maintain loss reserves for our check cashing operations of 0.15% of uncollected balances. We will continue to have this loan loss risk through February 4, 2007, when our relationship with SunTrust is scheduled to end. Thereafter, we will not have any loan loss exposure on SunTrust loans. We will have to establish loan loss reserved for new loans made under our new consumer and commercial loan programs that we are currently developing. Based on our historical experience and current knowledge, we believe that the loss reserves for the SunTrust loans and our check cashing operations are adequate.

  Banuestra Solutions and Conexión El Banco

        Through our consulting operation, we provide consulting services that allow our clients to implement a version of the Banuestra business model for their customers. Launched in August 2003 to accelerate the growth of our branch banking business and enhance revenue, this turn-key solution allows banks to develop their own Hispanic banking business in their respective markets. These customers pay us a per bank and per branch license fee, plus consulting fees.

        We also license our proprietary web-based operating platform, Conexión El Banco, as an application service provider that enables banks and retailers to reduce the cost and risk of accepting and cashing third-party checks. This operation also provides check-cashing decisions for our retail locations. Through an advanced proprietary system of algorithms, databases, rules and methodologies, we have enhanced the manual underwriting methods that have been used successfully by professional check cashing businesses. These customers pay us a license fee, an implementation fee and a per transaction fee for the use of our system. The system also includes a web-based point of sale system for the provision of non-traditional financial services.

        For the year ended December 31, 2005, Banuestra accounted for approximately 99% of our revenue, Conexión El Banco accounted for approximately 0.6% of our revenue and Banuestra Solutions accounted for approximately 0.3% of our revenue.

Termination of Relationship with SunTrust Bank and Pro forma Financial Results

        Historically, we have offered our suite of financial services and products in partnership with financial institutions. Our current partner is SunTrust Bank, a result of the acquisition by SunTrust of our chosen financial institution partner, the National Bank of Commerce. We are in the process of terminating our partnership with SunTrust Bank and implementing an independent growth strategy as a non-bank financial services company. On or about February 4, 2007, our customers' bank deposit and loan accounts will be consolidated into SunTrust Bank.

        To better illustrate the effect of losing these revenues and expenses, we have included pro forma financial statements beginning on page F-30, including an unaudited pro forma balance sheet as of September 30, 2006 and unaudited pro forma condensed statements of operations for the year ended December 31, 2005 and for the nine months ended September 30, 2006. These pro forma financial statements assume that the all revenue and expenses associated with our joint SunTrust accounts are eliminated from our financial results for all periods shown. They also assume an associated reduction in expenses based on a reduction of our retail location personnel by approximately 40%. If we had in fact eliminated these operations and not replaced them with additional products, services, or customer growth, we would have been able to eliminate these personnel because (1) our retail locations would not have been regulated during these periods as bank branches if the SunTrust relationship had been terminated, allowing us to have fewer redundant employees in each retail location at non-peak hours, and (2) the removal of the SunTrust deposit accounts from our operations would have significantly reduced our daily transaction volume reducing our need for these personnel.

        The presented pro forma financial statements assume the elimination of the SunTrust accounts but do not reflect the effects of this offering or the contributions of any additional operations we might have undertaken and which are reflected in our current business plan, such as opening new locations, adding a prepaid debit card product, initiating our loan programs, and expanding our Banuestra Solutions consulting and technology business. The pro forma financial statements also do not reflect the $1.5 million termination payment from SunTrust which we expect to receive upon consolidation of our joint accounts into SunTrust. This payment is approximately equivalent to the net income we would have expected to generate from the joint SunTrust deposit and loan accounts for a period of nine months.

        After giving effect to the above assumptions, the pro forma financial statements for the year ended December 31, 2005 reflect that our revenues would decrease approximately 72% from $7,616,840 to $2,138,665, our gross margin would decrease approximately 58% from $3,996,336 to $1,669,631, our net loss would increase approximately 30% from $3,868,422 to $5,018,886, and our loss per share would increase 30% from $(1.07) per share to $(1.39) per share. The pro forma financial statements for the nine months ended September 30, 2006 reflect that our revenues would decrease approximately 66% from $6,466,299 to $2,219,914, our gross margin would decrease approximately 42% from $3,267,928 to $1,885,884, our net loss would increase approximately 9% from $4,411,860 to $4,788,022, and our loss per share would increase approximately 9% from $(1.26) per share to $(1.37) per share.

        In reading this section of the prospectus and our historical financial statements, you should keep in mind that our future business operations will be materially different from our past operations, and that our financial results from prior periods will to a significant degree not be comparable to the results of our future operations. For more information about the effect of eliminating the SunTrust revenue and expenses from our historical financial results, please see "Pro forma Financial Results" below. For more information regarding the termination of our relationship with SunTrust, please see "Business—Our Transition Agreement with SunTrust" and "Business—Banuestra—Our Relationship with SunTrust and Our Transition to a Money Services Business."

Results of Operations

Sales Revenues

Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

        Sales revenue for the period ended September 30, 2006 was $6,466,299 compared to $5,578,252 for the nine-month period ended September 30, 2005. The increase of $888,047, or 15.9%, was driven by increases in banking services, other financial services, sales of tangible goods and Conexión El Banco and Banuestra Solutionsservices.

        Revenue from lending services was unchanged from period to period. Revenue from SunTrust associated with loan interest collected on the portfolio increased $346,847 or 11.9%. The average loan portfolio attributed to Banuestra was $47,300,182 during the nine-month period ended September 30, 2006 compared to $41,868,560 in the same period in 2005. Offsetting this increase was a $346,097, or 98.7%, decrease in revenue from SunTrust associated with loan origination fees. During the first nine months of 2006, we received loan origination fees under the joint operating agreement for 11 mortgages compared to 131 mortgages in the same period of 2005. SunTrust placed a limit on the amount of outstanding loans that could be originated, funded and attributed to us. We approached this cap in 2005, which effectively limited the amount of loans that they could originate on our behalf.

        The following summarizes our shared loan portfolio position as of the end of each of the reported periods.

  September 30, 2005
  Domestic real-estate: $47,474,805.
  Amount 90 days, past due: $534,654, amount of interest income included in results: $4,233
  Amount on non-accrual basis: $689,100, amount of interest income not recorded in results: $5,455

  Domestic installment loans to individuals: $134,548
  Amount 90 days, past due: $0, amount of interest income included in results: $0
  Amount on non-accrual basis: $0, amount of interest income not recorded in results: $0

  September 30, 2006
  Domestic real-estate: $47,110,176.
  Amount 90 days, past due: $457,275, amount of interest income included in results: $3,620
  Amount on non-accrual basis: $1,850,682, amount of interest income not recorded in results: $14,651

  Domestic installment loans to individuals: $52,135
  Amount 90 days, past due: $0, amount of interest income included in results: $0
  Amount on non-accrual basis: $0, amount of interest income not recorded in results: $0

        SunTrust Bank has sole determination of when a loan is placed on nonaccrual basis.

        All of these shared loan accounts and associated revenue are scheduled to be consolidated into SunTrust on February 4, 2007. We will not recognize this revenue going forward after that time.

        Banking services increased $198,481, or 25.1%, as a result of an increase in the number of customers Banuestra added to the SunTrust banking network. At September 30, 2006, there were

10,189 of our customers on the SunTrust banking network and deposits of $16,144,044 compared to 8,951 customers with deposits of $11,677,226 at September 30, 2005.

        The following summarizes our shared deposit portfolio as of the end of the reported periods. All deposits are domestic deposits. There are no outstanding time deposits greater than $100,000.

DEPOSIT SUMMARY

	September 30, 2005		September 30, 2006
Type	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid
Non-interest bearing demand deposits	$4,151,331	NA	$4,899,423	NA
Interest bearing demand deposits	2,623,717	0.22%	4,891,612	0.10%
Savings deposits	2,902,723	0.92%	3,857,216	0.79%
Time deposits	—		649,183	4.00%

Total Deposits	$9,677,771		$14,297,435

        All of these shared deposit accounts and the associated revenue are scheduled to be consolidated into SunTrust on February 4, 2007. We will not recognize this revenue going forward after that time.

        Other financial services increased $560,662, or 44.5%, as a result of an increase in check cashing fees of $394,485, or 47.9%, an increase in tax preparation and assistance fees of $150,401, or 60.4%, and an increase in other services of $15,776, or 8.4%. These increases are due to an increase in the number of members served. At September 30, 2006, we had 23,426 active members compared to 20,796 active members at September 30, 2005. In addition, we cashed checks totaling $106,719,471 during the first nine months of 2006 compared to $70,797,551 during the first nine months of 2005. Active members are defined as those who have completed at least one transaction in the prior 12 months.

        Sales of tangible goods increased $118,958, or 52.9%. The increase is a result of a serving the needs of a larger base of members visiting our retail locations.

        Conexión El Banco and Banuestra Solutions services increased $9,556, or 21.5%. At September 30, 2006, we had 26 customer locations using Conexión El Banco services compared to 18 at September 30, 2005.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Sales revenue for the year ended December 31, 2005 was $7,616,840 compared to $3,574,811 for the year ended December 31, 2004. The increase of $4,042,029, or 113.1%, was driven by increases in lending services, banking services, other financial services and sales of tangible goods. These increases were offset by a decline in revenue from Conexión El Banco and Banuestra Solutions.

        Lending services increased $2,994,849, or 214.4%, as a result of an increase in the loan portfolio originated and funded by SunTrust using our locations and branding in the marketplace. The average loan portfolio allocated to Banuestra was $42,938,750 in 2005 compared to $8,124,867 in 2004.

        The following summarizes our shared loan portfolio position as of the end of each of the reported periods.

  December 31, 2004
  Domestic real-estate: $28,089,744. Amount 90 days, past due: $0, amount of interest income included in results: $0
  Amount on non-accrual basis: $0, amount of interest income not recorded in results: $0

  Domestic installment loans to individuals: $189,169
  Amount 90 days, past due: $0, amount of interest income included in results: $0
  Amount on non-accrual basis: $0, amount of interest income not recorded in results: $0

  December 31, 2005
  Domestic real-estate: $47,914,021.
  Amount 90 days, past due: $619,375, amount of interest income included in results: $4,903
  Amount on non-accrual basis: $99,502, amount of interest income not recorded in results: $788

  Domestic installment loans to individuals: $116,958
  Amount 90 days, past due: $0, amount of interest income included in results: $0
  Amount on non-accrual basis: $0, amount of interest income not recorded in results: $0

        SunTrust Bank has sole determination of when a loan is placed on non-accrual basis.

        All of these shared loan accounts and the associated revenue are scheduled to be consolidated into SunTrust on February 4, 2007. We will not recognize this revenue going forward after that time.

        Banking services increased $476,117, or 78.0%, as a result of an increase in the number of customers Banuestra added to the SunTrust banking network. Under the agreement with SunTrust, we receive a monthly payment which includes all service fees, not sufficient funds fees, ATM fees and other transaction fees generated on customer deposits added to the SunTrust banking network at our Banuestra locations, less all associated expenses. At December 31, 2005, there were 9,242 of our customers on the SunTrust banking network and deposits of $12,090,157 compared to 6,881 customers with deposits of $7,500,290 at December 31, 2004.

        The following summarizes our shared deposit portfolio as of the end of the reported periods. All deposits are domestic deposits. There are no outstanding time deposits greater than $100,000.

DEPOSIT SUMMARY

	December 31, 2004		December 31, 2005
Type	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid
Noninterest bearing demand deposits	$2,873,866	NA	$4,371,648	NA
Interest bearing demand deposits	$438,286	0.12%	2,933,010	0.18%
Savings deposits	$1,538,425	0.96%	3,070,175	0.93%
Time deposits	—		1,833	4.50%

Total Deposits	$4,850,578		$10,376,667

        All of these shared deposit accounts and the associated revenue are scheduled to be consolidated into SunTrust on February 4, 2007. We will not recognize this revenue going forward after that time.

        Other financial services increased $898,342, or 106.7%, as a result of an increase in check cashing fees of $609,813, or 110.7%, an increase in tax preparation and assistance fees of $157,764, or 85.3%, and an increase in other service fees of $130,765, or 123.5%. These increases are due to an increase in the number of our customers during 2005 as well as an increase in transaction volume per customer. At December 31, 2005, we had 21,219 active members compared to 15,282 active members at December 31, 2004 (active is defined as at least one transaction in the last 12 months). In addition, we cashed checks totaling $101,634,879 during 2005 compared to $40,265,328 during 2004. The increases are also due to the addition of 10 retail locations during 2004. All of those retail locations had 12 months of operations in 2005.

        Sales of tangible goods increased $223,147, or 217.9%. Of the increase, $221,382 came from higher sales of pre-paid long distance phone cards. The increase is a result of a larger base of members and customers visiting our retail locations, as well as having all 12 retail locations in service in 2005.

        Revenue from Conexión El Banco and Banuestra Solutions services decreased $550,426, or 88.3%, because we completed a large consulting project in 2004 that we did not replace in 2005.

Cost and Expenses Applicable to Sales Revenues

Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

        Cost and expenses applicable to sales revenue for the period ended September 30, 2006 was $2,627,447 compared to $2,236,557 for the nine months ended September 30, 2005. The increase of $390,890, or 17.5%, was driven by increases in revenues of 15.9%.

        Fees to affiliate for lending services increased $223,418, or 13.0%. Under the agreement with SunTrust, we owe SunTrust fees for servicing and financing these loans. We pay them a percentage of the loan base per month for loan servicing, a percentage fee of the outstanding average loan balance, and a fee of 0.25% above the prevailing federal funds rate of outstanding average net funds. The higher percentage increase in costs compared to revenues is due to the increasing federal funds rate. In the nine months ended September 30, 2005, the prevailing federal funds rate averaged 2.93%. In the nine months ended September 30, 2006, the average federal funds rate was 4.86%. The average loan portfolio attributed to Banuestra was $47,300,182 during the nine-month period ended September 30, 2006 compared to $41,868,560 in the same period in 2005. The average net funds were $29,228,054 in the nine months ended September 30, 2006 compared to $28,215,118 in the same period in 2005.

        Fees to affiliate for banking services increased $79,260, or 23.7%, due to an increase in the number of customer accounts opened by Banuestra locations. Under the agreement with SunTrust, we owe SunTrust fees for services provided to support these customer accounts. We pay them a monthly fixed administrative fee, a fee per account, and reimburse them at cost for ATM interchange fees, as well as any teller cash shortages.

        All of the expenses associated with the SunTrust relationship will cease upon the consolidation of our shared deposit accounts and loan accounts into SunTrust, scheduled to occur on February 4, 2007. We will not incur these expenses going forward after that time.

        Cost of tangible goods sold increased $85,148, or 46.8%, due to an increase in sales of tangible goods revenue.

        Conexión El Banco and Banuestra Solutions services costs increased $3,064, or 57.9%. The cost increase is in support of a growing customer base using Conexión El Banco services.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Cost and expenses applicable to sales revenues for the year ended December 31, 2005 was $3,075,233 compared to $1,456,290 for the year ended December 31, 2004. The increase of $1,618,943, or 111.2%, was driven by increases in revenues of 113.1%.

        Fees to affiliate for lending services increased $1,485,484, or 171.4%, due to an increase in the loan portfolio originated by SunTrust using our locations and branding in the marketplace. Under the agreement with SunTrust, we owe SunTrust fees for servicing and financing these loans. We pay them a percentage of the loan base per month for loan servicing, a percentage fee for the outstanding average loan balance, and a fee of 0.25% above the prevailing federal funds rate for outstanding average net funds. The outstanding average net funds are equal to the average loan balance less the average deposit balance of the customers generated and serviced at our retail locations. The average loan portfolio allocated to Banuestra was $43,329,998 in 2005 compared to $8,124,867 in 2004. The average net funds were $29,002,490 in 2005 compared to $4,241,393 in 2004.

        Fees to affiliate for banking services increased $242,169, or 112.5%, due to an increase in the number of customer accounts opened at Banuestra locations. Under the agreement with SunTrust, we owe SunTrust fees for services provided to support these customer accounts. We pay them a monthly fixed administrative fee, a fee per account, and reimburse them at cost for ATM interchange fees, as well as any teller cash shortages.

        All of the expenses associated with the SunTrust relationship will cease upon the consolidation of our shared deposit accounts and loan accounts into SunTrust, scheduled to occur on February 4, 2007. We will not incur these expenses going forward after that time.

        Cost of tangible goods sold increased $168,569, or 200.3%, due to an increase in sales of tangible goods revenue.

        Conexión El Banco and Banuestra Solutions services costs decreased $277,279, or 95.5%, because we completed a large consulting project in 2004 that we did not replace in 2005.

Total Other Operating Costs and Expenses

Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

        Total other operating costs and expenses for the period ended September 30, 2006 was $570,924 compared to $316,492 for the nine months ended September 30, 2005. The increase was $254,432 or 80.4%. The increase resulted from increases in provision for credit exposure on loans and decreases in provision for not sufficient funds checks and loss on bank deposits.

        Provision for credit exposure on loans increased by $394,224, or 984.6%, for a total provision of $434,265. In our agreement with SunTrust, we are required to reimburse SunTrust for any losses taken on the loan portfolio, as long as our agreement is in place. As a result, we maintained a provision of 0.25% of ending loan balances. Beginning in January 2006, we revised our provision methodology to better reflect the deteriorating status of the portfolio under SunTrust management. Recently, SunTrust has informed us that a higher number of loans are becoming past due. As a result, we now accrue on a sliding scale of 0% to 20% of the outstanding loan balance based upon how many days a loan is past due. Although we have received only $2,960 in reimbursement requests from SunTrust in 2006, we believe the higher reserve is appropriate, as we expect these non-performing loans to generate losses.

  Analysis of the Reserve for Credit Exposure

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2006
Balance at beginning of period	$79,443	$119,537
Domestic charge offs:
Real estate-mortgage	0	0
Installment Loans to Individuals	3,695	2,960
Recoveries	(3,695)	0
Net charge-offs	0	2,960
Additions charged to operations	40,010	434,265

Balance at end of period	$119,484	$550,842

Ratio of net charge-offs to average loans	0.00%	0.01%

        All of reserve for credit exposure balances is applicable to the domestic real-estate portfolio. The installment loans to individuals are secured with a corresponding savings account, and they should experience no losses of any magnitude. We will continue to have this loan loss risk through February 4, 2007, when our relationship with SunTrust is scheduled to end. Thereafter, we will not have any loan loss exposure on these loans.

        Provision for not sufficient funds checks decreased $83,144, or 58.7%. In 2005, we reserved 0.20% of the face value of every check cashed to account for future uncollectible items and fraud. Our actual write-off on 2005 checks was 0.127%. As a result, we have adjusted the 2006 provision to 0.15% and reversed $101,841 of the prior year's provisions, maintaining $60,000 in prior provisions for the potential of major fraud. This resulted in a reduction in provision expenses in the nine months ended September 30, 2006.

        Loss on bank deposits decreased $56,650, or 42.0%, for a total loss of $78,212. In our agreement with SunTrust, we are required to reimburse SunTrust for any losses taken on customer bank accounts due to uncollectible overdrafts as well as fraud. Each month, we expense the actual reimbursement claimed by SunTrust. In January 2005, we had a write-off of about $50,000 associated with a single account, which was not repeated in 2006, creating a lower total expense for the period. The $50,000 write-off triggered a change in our policies, and we do not expect future writes-offs under similar circumstances. We will not be exposed to this risk after the termination of our relationship with SunTrust scheduled to occur on February 4, 2007.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Total other operating costs and expenses for the year ended December 31, 2005 was $545,271 compared to $223,091 for the year ended December 31, 2004. The increase was $322,180, or 144.4%. The increase resulted from increases in provision for credit exposure on loans, provision for not sufficient funds checks and loss on bank deposits.

        Provision for credit exposure on loans increased by $115,609, or 145.5%, for a total provision of $195,052 in 2005. We are required to reimburse SunTrust for any losses taken on the loan portfolio, as long as our agreement with SunTrust is in place. As a result, we maintained a provision of 0.25% of ending loan balances. In 2005, we reimbursed SunTrust for $154,958 in losses.

  Analysis of the Reserve for Credit Exposure

	Year Ended December 30, 2004	Year Ended December 30, 2005
Balance at beginning of period	$0	$79443
Domestic charge offs:
Real estate-mortgage	0	154,958
Installment Loans to Individuals	0	3,695
Recoveries	0	(3,695)
Net charge-offs	0	154,958
Additions charged to operations	79,443	195,052

Balance at end of period	$79,443	$119,537

Ratio of net charge-offs to average loans	0.00%	0.36%

        All of reserve for credit exposure balances is applicable to the domestic real-estate portfolio. The installment loans to individuals are secured with a corresponding savings account, and they should experience no losses of any magnitude. We will continue to have this loan loss risk through February 4, 2007, when our relationship with SunTrust is scheduled to end. Thereafter, we will not have any loan loss exposure on these loans.

        Provision for not sufficient funds checks increased $122,733, or 152.4%. In 2004 and 2005, we reserved 0.20% of the face value of every check cashed to account for future uncollectables and fraud. We cashed checks totaling $101,634,879 during 2005 compared to $40,265,328 during 2004.

        Loss on bank deposits increased $83,838, or 132.8%, for a total loss of $146,955. In our agreement with SunTrust, we are required to reimburse SunTrust for any losses taken on customer bank accounts due to uncollectible overdrafts, as well as fraud. Each month, we expense the actual reimbursement claimed by SunTrust. In January of 2005, we had a $50,000 write-off associated with a single account. We will not continue to have this risk after the termination of our relationship with SunTrust, scheduled to occur on February 4, 2007.

Gross Margin

Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

        Gross margin for the nine-month period ended September 30, 2006 was $3,267,928 compared to $3,025,203 for the same period in 2005. The increase was $242,725, or 8.0%. A $888,047 increase in "Net Sales and Gross Revenues" was offset by a $390,890 increase in "Total Cost and Expenses Applicable to Revenue" and further reduced by a $254,432 increase in "Total Other Operating Costs and Expenses". Gross Margin as a percentage of Net Sales and Gross Revenues decreased to 50.5% for the nine-month period ended September 30, 2006 compared to 54.2% for the same period in 2005, as thinner margins on the Lending Services business offset the impact of the growth of our higher margin, fee businesses.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Gross margin for the year ended December 31, 2005 was $3,996,336 compared to $1,895,430 for the year ended December 31, 2004. The increase was $2,100,906, or 110.8%. A $4,042,029 increase in "Net Sales and Gross Revenues" was offset by a $1,618,943 increase in "Total Cost and Expenses Applicable to Revenue" and further reduced by a $322,180 increase in "Total Other Operating Costs and Expenses". Gross Margin as a percentage of Net Sales and Gross Revenues remained relatively flat at 52.5% for the year ended December 31, 2005 compared to 53.0% for the year ended December 31, 2004.

Selling, General and Administrative Expense

Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

        Selling, general and administrative expense for the nine-month period ended September 30, 2006 was $6,733,258 compared to $5,663,300 for the nine-month period ended September 30, 2005. The increase of $1,069,958, or 18.9%, was primarily due to an increase in salaries and employee benefits and other selling, general and administrative expenses.

        Salaries and employee benefits increased $635,950, or 17.0%, when comparing the first nine months of 2005 to 2006. The increase was due to a $308,498 charge reflecting the stock-based compensation expense for options issued since January 1, 2006, as well as standard salary increases and increased health insurance costs. In addition, we implemented a matching 401(k) plan and short and long-term disability plans in May 2005. At September 30, 2006, we had 139 employees.

        Other selling, general and administrative expense increased $380,320, or 41.4%, when comparing the first nine months of 2005 to 2006. Professional and consulting fees increased $231,504, or 52.9%. The increase was due to higher legal support associated with our agreement with SunTrust to terminate our operating agreement, our now-terminated acquisition agreement for The National Bank of Gainesville, our now-abandoned efforts to obtain approval of a bank charter and this public offering. Marketing expenses increased $124,771, or 80.0%. The increase was due to increased spending on radio and television media associated with the World Cup soccer tournament, as well as spending to promote our tax preparation and assistance business.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Selling, general and administrative expense for the year ended December 31, 2005 was $7,554,299 compared to $6,182,828 for the year ended December 31, 2004. The increase of $1,371,471, or 22.2%, was primarily due to an increase in salaries and employee benefits, and in occupancy and equipment expenses. The increase was offset by decreases in other selling, general and administrative expenses.

        Salaries and employee benefits increased $1,665,507, or 50.4%, from 2004 to 2005. The increase was due to standard salary increases and increased health insurance costs. In addition, we implemented a matching 401(k) plan and short and long-term disability plans during 2005. We had an average of 85 employees during 2004 compared to 130 during 2005. At December 31, 2005, we had 125 full and part time employees.

        Occupancy and equipment expense increased $233,888, or 21.2%, from 2004 to 2005. The increase was primarily attributable to a full calendar year of rent expense on our 12 retail locations and our corporate office we operated during 2005.

        Other selling, general and administrative expenses decreased $527,924, or 29.7%, from 2004 to 2005. Professional and consulting expenses decreased $249,383, or 29.7%. The decrease was primarily due to our engaging an information systems consulting firm in 2004 to review our software design. The services were completed in early 2005. In addition, we implemented a cost reduction strategy eliminating eliminated non-essential costs. Marketing expenses decreased $367,189, or 65.5%, because a large marketing campaign implemented in 2004 to promote our services and branch expansions was not duplicated in 2005, and because we reduced marketing expenses in 2005 in connection with our cost reduction strategy. We did not add any branch offices in 2005.

Total Operating Loss

Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

        The total operating loss for the nine-month period ended September 30, 2006 was $3,465,330 compared to $2,638,097 for the same period in 2005. The increase in total operating loss was $827,233, or 31.4%.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        The total operating loss for the year ended December 31, 2005 was $3,557,963 compared to $4,287,398 for the year ended December 31, 2004. The decrease in total operating loss was $729,435, or 17.0%.

Non-Operating Revenue and Expense

Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

        Non-operating revenue and expense for the nine-month period ended September 30, 2006 was a net expense of $946,530 compared to a net expense of $59,694 for the same period in 2005. The increase was a net expense of $886,836. The increased net expense is attributable to borrowings, which began September 1, 2005. We borrowed from Nuestra Loan, LLC in an arrangement that pays 12% annual interest, paid a 1% commitment fee, and issued warrants to the holders of Nuestra Loan, LLC, to purchase 188,623 common shares of Banuestra with an exercise price of $0.01. We used the Black-Scholes pricing model and valued each warrant at $8.16, discounting the value of the note payable. Interest expense of $1,485,637 includes $320,387 of interest on the note and $1,165,250 of accretion of the note payable discount. Offsetting this expense is a $500,000 fee paid by SunTrust in June 2006 related to the termination of our relationship with SunTrust. As part of this agreement, SunTrust paid us $500,000, returned 514,666 shares of common stock, and returned 466,667 warrants to purchase our common stock. For more information regarding the termination of our relationship with SunTrust, please see "Business—Our Transition Agreement with SunTrust" and "Business—Banuestra—Our Relationship with SunTrust and Our Transition to a Money Services Business."

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Non-operating revenue and expense for the year ended December 31, 2005 was a net expense of $310,459 compared to revenue of $35,748 for the year ended December 31, 2004. The increase was a net expense of $346,207. The increase is attributable to borrowings, which began September 1, 2005. We borrowed from Nuestra Loan, LLC in an arrangement that pays 12% annual interest, paid a 1% commitment fee, and resulted in the issuance of warrants to the holders of Nuestra Loan, LLC to purchase 188,623 common shares of Banuestra at an exercise price of $.01. We used the Black-Scholes pricing model and valued each warrant at $8.16, discounting the value of the note payable. Interest expense of $329,017 represents $91,122 interest on the note and $237,895 of accretion of the note payable discount.

Net Loss and Net Loss Per Share

Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

        The net loss for the nine-month period ended September 30, 2006 was $4,411,860 compared to $2,697,791 for the same period in 2005. The increase in the net loss was $1,714,069, or 63.5%.

        The net loss per share was $1.26 for the first nine months of 2006 and $0.75 for the first nine months of 2005. The increase in net loss per share is a result of the increase in net loss. The average shares outstanding were approximately the same for both periods. The average shares outstanding during the first nine months of 2006 was 3,615,391 compared to 3,504,885 outstanding during the first nine months of 2005.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        The net loss for the year ended December 31, 2005 was $3,868,422 compared to $4,251,650 for the year ended December 31, 2004. The decrease in the net loss was $383,228, or 9.0%.

        The net loss per share was $1.07 for 2005 compared to $1.37 for 2004. The decrease in net loss per share is a result of the reduction in net loss as well as an increase in the average number of shares outstanding during each year. The average number of shares outstanding during 2005 was 3,620,678 compared to 3,109,526 in 2004.

Financial Condition

Assets

September 30, 2006 Compared to December 31, 2005

        Total assets at September 30, 2006 were $5,309,045 compared to $3,458,319 at December 31, 2005. The increase of $1,850,726, or 53.5%, was primarily due to an increase in cash, an increase in other assets, and an increase in due from affiliate.

        Cash increased $1,391,206, or 116.2%, from December 31, 2005 to September 30, 2006. The increase was primarily due to net cash used by operating activities of $2,111,952, cash used in investing activities of $209,164 and cash provided by financing activities of $3,712,322. For the nine months ended September 30, 2006, the major components of the operating activities consisted of the net loss of $4,411,860, accretion of note payable discount of $1,165,250, provision for credit exposure of $434,265 and changes in accounts payable of $740,487, due from affiliates of ($227,681), depreciation of $214,492 and stock-based employee compensation of $308,498. The increase in other assets is predominantly attributable to accruing legal and accounting expenses directly associated with the preparation and filing with the SEC of the registration statement that includes this prospectus. Investing activities consisted of purchases of furniture and equipment of $209,164. The major components of the financing activities included the proceeds from the sales of common stock of $500,000 and proceeds from the note payable to affiliate of $3,210,000.

December 31, 2005 Compared to December 31, 2004

        Total assets at December 31, 2005 were $3,458,319 compared to $3,773,755 at December 31, 2004. The decrease of $315,436, or 8.4%, was primarily due to a decrease in cash and property and equipment, offset by an increase in the due from affiliate account.

        Cash decreased $298,921, or 20.0%, from 2004 to 2005. The decrease was primarily due to net cash used in operating activities of $3,548,636, cash used in investing activities of $38,634, offset by cash provided by financing activities of $3,288,349. The major components of the operating and investing activities consisted of the net loss of $3,868,422 and purchases of furniture and equipment of $38,634. The major components of the financing activities included the proceeds from sales of common stock of $1,220,164 and proceeds from the note payable to affiliate of $1,978,185.

        Property and equipment decreased $252,122, or 12.1%, from 2004 to 2005 due to depreciation expense of $269,631, purchases of property and equipment of $38,634 and the disposal of property and equipment of $21,125.

        The due from affiliate account increased $154,619, or 2,263.2%, from 2004 to 2005. We account for all of the revenues and expenses under the joint operating agreement with SunTrust through the due from affiliate account. All activity such as interest income and expense and loan and deposit servicing expenses are settled through the due from affiliate account. The funds typically settle on a monthly basis. The change in the account from 2004 to 2005 is due to the timing of the settlements.

Liabilities

September 30, 2006 Compared to December 31, 2005

        Total liabilities at September 30, 2006 were $4,540,364 compared to $1,586,145 at December 31, 2005. The increase of $2,954,219, or 186.3%, is primarily due to our borrowing $3,210,000 from Nuestra Loan, LLC, an affiliate, during 2006. Of this amount, $2,497,548 was identified as the value of the warrants issued to the holders of Nuestra Loan, LLC to purchase 188,623 common shares of Banuestra at an exercise price of $.01. This addition to notes payable was discounted to $712,452. We charged $1,165,250 of accretion of the note payable discount to interest expense for the nine months ended September 30, 2006, bringing the period-end total of the note, including the $676,919 outstanding value on December 31, 2005, to $2,554,622, an increase of $1,877,703.

        Accounts payable increased $740,487, or 219.2%, from December 31, 2005 to September 30, 2006. The change is predominantly due to a high outstanding balance for our legal services.

        Reserve for credit exposure increased $431,305, or 360.8%, from December 31, 2005 to September 30, 2006 due to the increased level of past due loans originated, underwritten and serviced by SunTrust. Although we are liable for 100% of any loss from the loans serviced by SunTrust, we do not control the quality or management of these loans. In 2006, based upon SunTrust communicating an increased number of loans past due, we now accrue on a sliding scale of 0% to 20% of loan outstanding balance based upon how many days a loan is past due. Although we have received only $2,960 in reimbursement requests from SunTrust in 2006, we believe the higher reserve is appropriate, as we expect these non-performing loans to generate losses. We will continue to have this loan loss risk through February 4, 2007, when our relationship with SunTrust is scheduled to end. Thereafter, we will not have any loan loss exposure on these loans.

December 31, 2005 Compared to December 31, 2004

        Total liabilities at December 31, 2005 were $1,586,145 compared to $882,484 at December 31, 2004. The increase of $703,661, or 79.7%, is primarily due to our borrowing $1,978,185 from Nuestra Loan, LLC, an affiliate, during 2005. Of this amount, $1,539,161 was identified as the value of the warrants issued to the holders of Nuestra Loan, LLC to purchase 188,623 common shares of Banuestra at an exercise price of $.01. The note payable was discounted to $439,024. We charged $237,895 of accretion of the note payable discount to interest expense through December 31, 2005, bringing the year-end total of the note to $676,919. We had accrued interest payable of $19,902 at December 31, 2005.

Shareholders' Equity

September 30, 2006 Compared to December 31, 2005

        Total shareholders' equity at September 30, 2006 was $768,681 compared to $1,872,174 at December 31, 2005. The decrease of $1,103,493, or 58.9%, was primarily due to the net loss of $4,411,860, offset by $500,000 in proceeds from the sale of common stock, $2,322 in proceeds from exercise of warrants, $308,498 of stock-based employee compensation expense and its positive impact on equity, and $2,497,548 from the warrants issued as part of borrowings from Nuestra Loan, LLC. In addition, SunTrust returned 514,666 shares of our common stock to us as part of our agreement with SunTrust to terminate our operating agreement.

December 31, 2005 Compared to December 31, 2004

        Total shareholders' equity at December 31, 2005 was $1,872,174 compared to $2,891,271 at December 31, 2004. The decrease of $1,019,097, or 35.2%, was primarily due to the net loss of $3,868,422, offset by proceeds of $1,220,164 from the sale of common stock and $90,000 from the exercise of warrants. In addition, $1,539,161 was reclassified to additional paid-in-capital for the value of the warrants issued in conjunction with the note payable to Nuestra Loan, LLC, an affiliate.

Liquidity and Capital Resources

        At September 30, 2006, we had $2,588,343 in available cash. We intend to use the cash to support our operations. Our cash flow needs are approximately $350,000 per month. During the first nine months of 2006, we borrowed an additional $3,210,000 from Nuestra Loan, LLC, bringing the total owed to Nuestra Loan, LLC to $5,188,185. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year, which escalates to 18% per year if it is not paid at maturity. We paid a 1% commitment fee in connection with this loan. We anticipate that we now have sufficient cash from these borrowings to operate through March of 2007 without the need for further equity sales or borrowings, assuming we receive the $1.5 million payment from SunTrust and can borrow sufficient funds to replace the approximately $2.8 million in daily operating cash currently provided to us by SunTrust. We intend to use the net proceeds of this offering to grow our business and achieve profitability, including using approximately $5.6 million to facilitate the expansion of our retail network of Banuestra locations in the Atlanta metropolitan area, approximately $3.2 million to build additional infrastructure for Conexión El Banco, approximately $5.2 million to repay existing related party indebtedness and the remaining approximate $16.8 million for working capital and general corporate purposes. If we are unable to complete this offering, we will have to fund our anticipated continuing cash needs by seeking additional equity or loans on terms which we cannot product, and which may not be favorable. See "Use of Proceeds" for a more detailed explanation of the intended uses of the proceeds from this offering.

Off-Balance Sheet Arrangements

        As of December 31, 2005 and as of the date of this prospectus, we did not have and do not have any off-balance sheet arrangements as defined by Item 303(c)(2) of Regulation S-K.

Future Obligations

        We lease our 12 branch offices and our main office. Future minimum lease payments required for the operating leases at September 30, 2006 are as follows:

2006	$102,516
2007	344,109
2008	261,218
2009	98,960

$806,803

        We have entered into employment agreements with six of our executives. The employment agreements are for perpetual terms ranging from 18 months to 3 years and provide for base salaries and other benefits commensurate with their employment. The agreements are cancelable upon certain conditions by us or the executive. See "Management—Employment Agreements."

Critical Accounting Policies

        The preparation of our financial statements in accordance with generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect reported amounts and related disclosures. Management considers an accounting estimate to be critical if:

  •
  it requires assumptions to be made that were uncertain at the time the estimate was made; and

  •
  changes in the estimate or different estimates that could have been selected could have a material effect on our consolidated results of operations or financial condition.

        Our significant accounting policies are described in Note 1 to the financial statements. We believe that the following accounting policies involve a higher degree of complexity and warrant specific description.

Reserve for Non-Sufficient Fund Checks

        We have credit exposure associated with our non-recourse check cashing operations. Using our Conexión El Banco system, we evaluate, underwrite, perform risk analysis and cash checks for our members whether or not these checks are drawn on Banuestra. We cash these checks on a non-recourse basis for a fee and assume the risk of non-payment. We monitor our actual write-offs and outstanding uncollected checks, and maintain a loan loss reserve based on our historical loss experience due to uncollectable checks. Based on our current average write-offs of approximately 0.11% of uncollected balances, we currently maintain loss reserves for our check cashing operations of 0.15% of checks cashed. Based on our historical experience, we believe that these loss reserves are adequate.

Reserve for Credit Exposure

        Before we terminate our relationship with SunTrust on February 4, 2007, we will carry 100% of the credit risk associated with the mortgage and consumer loan portfolio maintained by SunTrust, even though we do not have any management or administrative oversight or responsibility. In 2005 and prior years, we set our loan loss reserve at 0.25% of the amount of loans outstanding. During 2005, we experienced higher than anticipated loan losses in the mortgage portfolio. During that year, SunTrust foreclosed on five loans in our portfolio, with an average loss charge of 22% of the customer balance at the time of foreclosure. We recognized loan losses in this portfolio of $155,000 in fiscal year 2005 and losses of approximately $3,000 in the six months ended September 30, 2006. As a result of our experience in 2005, we began to closely monitor payment history on this loan portfolio, and adjusted our loan loss reserves to reflect additional risk indicated by overdue payments. Currently, we set our loan loss reserves for the mortgage and consumer loan portfolios as follows:

  •
  2% of the outstanding balances of loans which are greater than 30 days overdue;

  •
  5% of the outstanding balances of loans which are greater than 60 days overdue;

  •
  10% of the outstanding balances of loans which are greater than 90 days overdue;

  •
  15% of the outstanding balances of loans which are greater than 120 days overdue; and

  •
  20% of the outstanding balances of loans which are in foreclosure.

        As of September 30, 2006, there were 14 loans maintained by SunTrust in foreclosure. As a result, we currently have a loan loss reserve of $550,842, and we expect to incur some amount of loss from some or all of these loans. Based on our historical experience and current knowledge, we believe that these loan loss reserves are adequate.

Income Taxes

        We use an asset and liability approach for financial accounting and reporting for income taxes. We compute deferred income tax assets and liabilities annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. We establish valuation allowances when necessary to reduce deferred tax assets to amounts we expect to realize. Income tax expense is the tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

Recently Issued Accounting Pronouncements

        The following is a summary of recent authoritative pronouncements that could impact our accounting, reporting and disclosure of financial information.

Accounting for Hybrid Instruments

        In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133. Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings. This election can be made on an instrument-by-instrument basis. The effective date of this standard is for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. We do not expect this standard to have an effect on our financial position, results of operations or disclosures.

Accounting for Servicing of Financial Assets

        In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This Statement, which is an amendment to SFAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, SFAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. SFAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing initially measured at fair value, if practicable, and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of SFAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. We do not expect this standard to have a material effect on our financial position, results of operations or disclosures.

Accounting for Uncertainty in Income Taxes

        In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This pronouncement, which will be effective for us in 2007, clarifies accounting for income tax positions that are either: (1) complex, and therefore, subject to varied interpretation, or (2) controversial. Management does not expect this pronouncement to have a significant effect on our financial position, results of operations, or disclosures.

Fair Value Measurements

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Before the issuance of SFAS 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS 157, fair value measurements are disclosed by level within that hierarchy. While SFAS 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of this standard to have a material effect on our financial position, results of operations, or disclosures.

BUSINESS

Our Business

        Banuestra Financial Corporation is an established financial services company that specializes in providing personal financial services and related non-financial products to the working-class Hispanic population in metropolitan Atlanta, Georgia. Our retail services and products include check cashing, money transfers, money orders, bill payment and tax preparation services, pre-paid phone cards and stamps. We provide these services to our members, each of whom pays an annual membership fee for identify verification and for the right to use our personal financial services. In addition, our consulting and data processing division, Banuestra Solutions, provides Hispanic-focused strategic consulting services and licenses Conexión El Banco, our proprietary check approval and data processing technology, to third-party financial institutions and companies throughout the Unites States that desire to penetrate the working-class Hispanic market. Based on five years of operational experience gained at our Banuestra retail locations in Atlanta, Georgia, we believe that we have developed a unique understanding of how to effectively respond to the needs and demands of the growing "un-served" and "under-served" working-class Hispanic market.

        Over the last five years, we have built a solid foundation of experience in serving the working-class Hispanic consumer. More specifically, from 2002 to 2006, the number of active Banuestra members who regularly use our personal financial services increased from approximately 2,700 to over 23,000, the number of checks we have cash annually increased from approximately 11,000 to over 100,000 and our non-bank financial services revenue increased from approximately $145,000 to over $2.0 million. We have accomplished this growth in spite of being undercapitalized and limited in our ability to independently manage and grow our business due to our dependency on our past partnerships with financial institutions.

        Historically, we have offered our suite of retail financial services and products in partnership with financial institutions. Our current partner is SunTrust Bank, a result of the acquisition by SunTrust of our chosen financial institution partner, the National Bank of Commerce ("NBC"). As described in detail below, we are in the process of terminating our partnership with SunTrust Bank and implementing an independent growth strategy as a non-bank financial services company. We have applied for a license as a money services business from the Georgia Department of Banking & Finance, which will allow us to retain our existing 12 Banuestra retail locations, our non-bank financial services operations and all of our employees. As a result, we will continue to offer our members non-bank financial services such as check cashing, money transfer and bill payment services and our SunTrust Bank deposit and loan accounts will be consolidated into SunTrust Bank on or about February 4, 2007.

        We commenced operations in 2001 and have accumulated a net loss of $17,263,131 as of September 30, 2006. Our operations have not been profitable to date primarily due to the cost, expense and management distractions associated with converting to the SunTrust platform after its acquisition of NBC, as well as restrictions associated with our SunTrust relationship on our ability to add new products, add new retail locations grow our loan portfolio, and expand our Banuestra Solutions consulting and technology business. We expect to continue to incur losses for the foreseeable future. As described below, we believe the proceeds of this offering and our transition away from SunTrust Bank will provide us the capital and operating flexibility to realize our business plans and become profitable. Our ability to do so depends on many variables, some of which are beyond our control. See "Risk Factors."

Our Target Markets

        The current target market for our personal financial services and related non-financial products is primarily the working-class Hispanic community located in the greater Atlanta metropolitan area, while the target market for our Hispanic-focused consulting and data processing business includes financial institutions and retailers located throughout the United States. According to the U.S. Census Bureau, Hispanics represent the largest and fastest growing minority group in the United States numbering approximately 42.7 million in 2005, an increase of over 20% from approximately 35.3 million in 2000. The U.S. Census Bureau also projects that Hispanics will account for close to 50% of the projected population growth of 100 million people in the United States over the next 45 years. According to the U.S. Hispanic Chamber of Commerce, the U.S. Hispanic population is greater than the population of Canada and makes this minority group the fifth largest Spanish-speaking community in the world behind Mexico, Spain, Colombia and Argentina. The southeastern United States is at the forefront of the Hispanic population surge and Georgia, in particular, has one of the fastest growing Hispanic populations in the nation, with an increase of 49% from 430,000 Hispanics in 2000 to more than 640,000 in 2005. Atlanta leads this growth with over 380,000 Hispanics residing in the greater Atlanta metropolitan area in 2005. Many other U.S. cities are experiencing similar growth. We believe we are well positioned to leverage our understanding of this rapidly growing demographic segment of the U.S. population and capitalize on the potential growth in demand for personal financial services and Hispanic-focused consulting and data processing services through our unique service and product offerings.

        Historically, working-class Hispanics who are newly immigrated to the United States have been reticent to become part of the mainstream banking system. Instead, they have frequented non-bank financial institutions such as check cashing companies, money transfer agents and pawn shops to satisfy their personal financial service needs. Many newer immigrants are typically from lower economic classes that do not use banks in their native countries, possess limited English language skills, may not be able to read or write and generally distrust banks. Conversely, the majority of traditional U.S. banking institutions target mid-to-upper income consumers for their services and products and are generally intimidating to new immigrants. Many working-class Hispanics elect to cash their employment checks at high cost check cashing outlets, transfer a portion of their income back to their home countries by wire or other money transfer services and conduct their personal business and spending primarily on a cash basis. Due to a lack of access to credit, they typically pre-pay for telephone and other services, pay their bills in person with cash or money orders and borrow from non-bank financial providers. Due to the emerging size and potential growth fundamentals of this upwardly mobile demographic segment, the domestic banking and financial services industry has long sought to discover effective strategies and methodologies for attracting this "under-served" and "un-served" market. To date, most of these efforts have being comprised of basic strategies and simple methodologies such as translating collateral marketing materials into Spanish and hiring bilingual employees with minimal to limited success and market penetration.

        Based on our internal research studies and over five years of experience in operating our Banuestra retail locations, we believe that the Hispanic market can be divided into three market segments including the "un-served," the "under-served" and the "established." We currently target our personal financial services and related non-financial products primarily to the un-served and under-served working-class Hispanic consumer market with a particular focus on recent immigrants. We believe the un-served segment comprises approximately 50% of the Hispanic market segment in Atlanta and is almost completely un-served by mainstream banking institutions. These particular consumers purchase basic personal financial transaction services for a fee from local retailers and check cashers, in many cases at inflated rates. Often these un-served consumers are net savers with significant purchasing power. Many do not maintain savings or checking accounts at banks but rather keep their money in their home, in money orders or send it via money transfer to family members in their country of origin. We believe the under-served segment comprises approximately 30% of the Hispanic market in Atlanta. Some of these consumers maintain a deposit account with a bank but many of these continue to purchase ancillary services such as check cashing and money transfer services which are generally not offered by mainstream financial institutions. Based on our experience, the convenience and needs of the under-served segment are not being met by banks either because of deficiencies in the product/

service offering, a lack of cultural sensitivity to the market in branch design and operations, or an underlying lack of comfort on the part of the customer with entrusting a bank with their financial services requirements.

        To date only a small number of banks and credit unions in the United States have made a significant commitment to serving the Hispanic market beyond hiring bilingual personnel and offering point of sale materials in Spanish. The challenge for financial institutions, both large and small, to successfully reach the Hispanic market is threefold, including a lack of cultural understanding about the market, a lack of internal expertise to implement a Hispanic-branching initiative and a lack of bank-friendly risk management tools targeting this segment of the population. In order to leverage our business model and understanding of the working-class Hispanic population as well as capture markets more quickly, we developed our consulting services division, Banuestra Solutions, which provides consulting services to the corporate financial institution sector and licenses Conexión El Banco, our proprietary web-based check approval and point of sale system.

        The target market for Hispanic-focused consulting and data processing is primarily financial institutions which can be divided into three categories including banks, thrifts and credit unions seeking to launch separately branded Hispanic branch initiatives similar to our Banuestra retail locations, banks and credit unions with grocery and other retail store locations seeking to better serve their customers and increase fee income, and large banks looking to develop system-wide Hispanic strategies in their current branch system.

Banuestra Retail Services

Our Personal Financial Services and Products

        Through our innovative retail financial services business model, we deliver personal financial services and related products to more than 23,000 active members of the Banuestra financial services network through 12 retail locations located in the greater metropolitan Atlanta, Georgia area. Each of our members pays an annual membership fee for the privilege of conducting personal financial transactions such as cashing checks and wiring money at any of our 12 retail locations. The membership model is designed to give the customer a sense belonging as well as allow us to meet the identification requirements of the Bank Secrecy Act. Active members are defined as members who have completed at least one transaction at Banuestra in the last 12 months. We have developed a unique mix of products and services designed to address the un-served and under-served segments of the Hispanic population. Rather than trying to convince working-class Hispanics to abruptly adopt U.S. banking practices, our primary objective is to gain their trust as one of our check cashing and money transfer customers and then, over time, build on this relationship by offering them additional financial services and products such as pre-paid debit cards and loans. We believe that we have managed to achieve this initial objective during the past five years by offering a mix of the financial products and services that our members are comfortable with in a friendly and inviting atmosphere. All of our customer service employees are fluent, native Spanish speakers from 17 Spanish speaking countries across North, Central and South America. Our retail locations are modeled after the social and community centers where working-class Hispanics congregate. They are generally located in strip malls in areas of high working-class Hispanic concentration, maintain convenient hours of operation and are designed to be low-key, informal, comfortable, convenient and family-friendly.

        Going forward, our retail locations will derive income from three primary sources, including fees for financial services, fees for ancillary services and interest margin on our loan programs. We charge fees for the financial and ancillary services we provide in our retail locations such as check cashing, pre-paid phone cards, money transfers and bill payment. These services are either provided by us directly on our technology platform or through a third-party vendor relationship such as Western Union. Historically, we have also received interest income from our joint deposit and loan accounts with SunTrust Bank; however, we will lose this revenue when our deposit and loan accounts are consolidated into SunTrust on February 4, 2007.

        We are in the process of applying for a license with the Georgia Department of Banking & Finance as a money services business which will allow us to continue to offer the following services and products with the commensurate fee components:

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  Check Cashing Services.    We offer fee-based check cashing for our members. Fees for this service are risk-based and vary by type of check and are designed to be lower than other non-bank providers of check-cashing services.

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  Domestic and International Money Transfer Services.    We offer domestic and international money transfer services to our members as an agent of Western Union. We charge Western Union's standard fees for this service and receive an agency commission. We have notified Western Union of our intent to terminate our existing agreement with them in June of 2007. We intend to either replace Western Union with an alternative vendor, renegotiate our agreement with Western Union on more favorable terms or obtain our own remitters license from the Georgia Department of Banking & Finance, which would allow us to become a direct provider of remittance services such as wire transfers.

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  Money Orders.    We offer Banuestra-branded money orders as a value-added service through a third-party vendor relationship. Money orders are free for our members and we allow non-members to purchase money orders for a fee. In the future, we may continue to offer these services as an agent for third-party vendors or we may apply to obtain our own check sellers license from the Georgia Department of Banking & Finance, which would allow us to become a direct provider of these services.

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  Bill Payment Services.    Because our target market does not generally use the checking system, we offer bill payment services through several third-party vendors to both members and non-members. We charge a per transaction fee for bill payments, some of which is a pass -through charge to our vendors.

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  Acceptance Agent Services for the IRS.    The IRS offers Individual Taxpayer Identification Numbers ("ITINs") to foreign nationals living in the United States who cannot qualify for a social security number. This number allows foreign nationals to file a tax return, pay into the social security system and obtain loans. We assist our members who wish to borrow money, pay their taxes or open an interest bearing account in applying for their ITIN for a fee.

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  Tax Preparation Services.    We offer our members access to tax preparation services through a third-party certified public accounting firm for a fee. We collect the member's information and forward it electronically to the third-party provider to process and prepare the tax returns. We are not a tax a preparer.

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  Pre-paid Phone Cards.    We offer pre-paid domestic and international long-distance telephone cards to our members through a third-party vendor relationship.

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  Copy, Fax and Lamination Services.

        In addition to the foregoing, we intend to expand the suite of services and products that we will offer to our target market at each location to replace the products that we currently offer though our relationship with SunTrust Bank. More specifically, we are in the process of developing the following additional services and products:

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  Pre-paid Debit Cards.    We will offer VISA® or MasterCard®-branded check cards whereby funds are held in a master deposit account hosted at a third-party bank or other financial institution that will also process transactions associated with these cards. Our members will be able to load funds on the pre-paid debit card at points of sale and ATM machines with balances being tracked by a central computer systems and database. Our members can withdraw funds using the pre-paid debit cards at ATMs, scrip machines at Banuestra teller lines or by simply using the cards as debit cards at points of sale. These cards function much like deposit accounts and we expect that they will be FDIC-insured up to a pre-set limit per customer depending on the issuing bank's policy.

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  Lending Services.    We intend to offer term and revolving consumer lines of credit, credit builder loans, vehicle purchase financing and other lending products. We expect these loans will typically have terms of less than 5 years and accrue interest at a rate of 20% to 25% per annum. We expect these loans to be competitive with the 30% to 50% interest rates charged by many retailer financing programs and other similar businesses. We intend to utilize the risk management expertise developed in our check cashing business to deliver an anticipated effective net interest margin of seven to nine percent on this portfolio. We intend to use the proceeds of this offering to fund loans and also intend to borrow funds against our net equity (including our loan portfolio) to raise additional capital to fund additional loans. We expect that we will be able to borrow additional funds at a ratio of anywhere from 2.5:1 to 4:1 of our net equity. To manage the loan business, we will need to license a loan generation and tracking system and hire additional lending personnel at our Banuestra retail locations. We plan to centralize credit approval for these products in a corporate credit administration function. We plan to have the loan operations fully functional within the next 18 months and will deploy our available capital in support of this loan portfolio as soon as we are able.

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  Insurance Products.    We also plan to offer property, casualty, life, auto and credit insurance products specifically tailored to the working-class Hispanic market in partnership with a third-party licensed insurance broker.

Our Marketing Strategy for our Banuestra Retail Services and Products

        Our core products and services are underpinned by our marketing strategy which is primarily focused on continuing to be a trusted member of the working-class Hispanic community by speaking directly to first and second generation Hispanic consumers in their language and by maintaining relationships with Hispanic centers of influence which shape attitudes and behavior within the community. Our marketing objectives are:

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  to create awareness for the Banuestra brand,

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  to drive traffic to our retail locations,

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  to transition our deposit account and check-cashing members to pre-paid debit card accounts and credit products and

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  to build upon our trust in the working-class Hispanic community.

Consumer education and marketing and advertising are key drivers behind our successful marketing strategy.

        Education is at the core of our competitive positioning that creates a bridge between the working-class Hispanic community and mainstream U.S. culture. Most of the customers that we target do not have traditional credit records, lack a basic understanding of U.S. financial services, and notably have not used the financial institutions in their country of origin. Our customers are generally not literate in English, creating additional insecurity in interfacing with mainstream U.S. institutions. Accordingly, successful integration of these customers into the U.S. financial system requires a significant investment of time and resources in basic financial education and developing trust. Given the various characteristics of the un-served and under-served segments of our target market, our employees invest a substantial amount of time educating consumers on the benefits of available products and the terms of the products. We believe that our competitors—such as banks, credit unions, check cashers, pawn shops and other financial services providers—typically offer much less education to their working-class Hispanic customers. We believe this investment of time pays off in the long run because the working-class Hispanic consumer is traditionally loyal to providers that take the time to educate and assist them.

        As part of our marketing strategy, we host branded financial literacy educational programs for foreign consulates, schools, churches and community centers and partner with regulatory agencies and local universities to promote the importance of un-served/under-served consumers establishing and expanding banking relationships. Our financial literacy workshops are designed to demonstrate the cost savings that our products offer, improve the customer's knowledge of financial matters and products and build trust on and off our retail premises.

        In terms of specific marketing and advertising initiatives, we deploy an integrated local marketing approach that leverages a number of different mediums to penetrate the target market where our target customers live, work and socialize. We currently use the following media and marketing outlets to promote our products and services to the working-class Hispanic community:

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  Spanish Language Broadcast Media.    We use local Spanish broadcast media to create general brand awareness across all segments of the target market, including a combination of TV, FM radio, AM radio, outdoor advertising and print. In markets like Atlanta where many of these stations are locally-owned and operated, the cost of reaching this market has proven to be significantly less than the broader mainstream media.

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  Community Outreach Programs.    We participate in local community outreach programs to maintain visibility in the community to demonstrate our commitment to the working-class Hispanic market segment and increase brand presence through community leadership, education and promoting family health. In the area of community leadership, we have formed relationships with organizations that are working with the working-class Hispanic market segment, we have officers and directors that serve on the board of three Hispanic community organizations and we provide programming or funding assistance to a total of 30 Hispanic organizations. In the area of education, we have a program to conduct financial literacy classes in partnership with local schools and churches. In 2005, we conducted 376 presentations reaching over 25,000 people in the target market. In the area of family health, we have a program to sponsor health fairs for the working-class Hispanic community and during the past four years, we have participated in 110 working-class Hispanic health fairs in the metropolitan Atlanta area.

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  Relationships with Local Hispanic Businesses.    We directly target and create relationships with local Hispanic businesses to increase brand awareness and drive customer traffic to our retail locations. We have developed a formal program for each retail location to identify, visit and create relationships with many of the Hispanic-owned businesses in their primary service area. A sustained relationship building program with local businesses enables the achievement of marketing/advertising objectives in a number of ways, including direct customer referrals, cross promotion of services, positive word of mouth, and additional exposure for our community outreach programs. As of December 2006, we had over 1,400 active Hispanic small business relationships. Each of these businesses has given permission to display promotional posters and flyers in their locations giving us a network of local "outdoor" advertising placements in immediate proximity to our target market that shops and socializes close to home and our Banuestra retail locations.

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  Banuestra TV SM and the Banuestra Community Network SM.    We have installed flat panel LCD television screens above the teller lines in each of our Banuestra retail locations. In addition to providing live Spanish broadcasts of news and sports to entertain our customers when wait times are long during busy hours, these screens also serve as our own captive advertising network. We currently display our own marketing messages through these screens and for community partners who desire to reach our customer base with their messaging. Our retail locations currently average over 40,000 member transactions per month and many members visit our retail locations with friends and relatives. As a result, we estimate these screens today reach over 60,000 visitor impressions per month in our retail locations.

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  Flyer Distribution.    We distribute flyers at apartment complexes, high traffic shopping areas and community events to increase brand awareness and drive prospective customer traffic to our retail locations. The distribution of flyers directly targeted at customers in their own environment has proven to be our most effective marketing program. Working-class Hispanic consumers are comfortable with one-on-one informal conversation which is consistent with the word of mouth referrals from friends and family that typifies working-class Hispanic culture.

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  Store Promotions.    We conduct local store promotions in our retail network to drive customer traffic and new customer acquisitions. These promotions are designed to create excitement, highlight new products and enhance the effectiveness of broadcast advertising.

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  Community Events.    We create and sponsor local community events to create brand presence and provide a high impact medium to create awareness around our Banuestra products and services. We will continue participating in a variety of community events including major Hispanic holiday celebrations, health fairs and education fairs.

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  Banuestra Móvil SM.    We have a sales outreach program that entails setting up temporary remote locations at shopping centers, apartment complexes and community events where we enroll new members into our check cashing program and provide assistance in applying for individual tax identification numbers.

        Overall, we believe that we are well positioned in the greater Atlanta metropolitan area and in our working-class Hispanic target market to continue to grow the customer base, build on our brand awareness and enhance the fee revenue associated with our personal financial services and related products offered by our existing and planned Banuestra retail locations. We incurred approximately $190,000 in marketing expenses for Banuestra in fiscal year 2005 and approximately $220,000 in the nine months ended September 30, 2006. We have budgeted approximately $1.4 million in marketing expenses for Banuestra over the next 24 months, including rebranding our retail locations to reflect our name change from El Banco to Banuestra.

Our Growth Strategy for our Banuestra Retail Services and Products

        We will use a substantial portion of the net proceeds of this offering to facilitate our growth strategy, which will specifically focus on expanding our retail financial services business and related product line. We plan to grow organically rather than through acquisitions by leveraging our knowledge, understanding and experience gained from serving the un-served and under-served Hispanic population over the past five years. Our Banuestra retail operations have not been profitable to date, primarily due to the cost, expense and management distractions associated with converting to the SunTrust Bank platform after its acquisition of NBC, as well as restrictions associated with our SunTrust relationship on our ability to add new products, add new retail locations and grow our loan portfolio. SunTrust Bank was originating in excess of $4.0 million of mortgages a month under our "El Banco" brand before they imposed a $50 million cap on our loan portfolio. The limitation mitigated incentives for SunTrust's commissioned loan officers to continue originating loans, and the portfolio stagnated short of the cap.

        The key components of the growth strategy for our retail services and products include:

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  Opening New Locations.    With our transition from SunTrust, we will be free to open additional locations for the first time in almost 3 years. We intend to use $5.6 million of the net proceeds of this offering to expand the number of Banuestra retail locations from 12 to 30 over the next 24 months. We envision these new locations will be in and around the Atlanta metropolitan area in specific markets where we identify significant or growing populations of working-class Hispanics. Based on our historical experience, we estimate that each new Banuestra retail location will cost approximately $225,000 in capital expenditures and we project that each new location will use approximately $200,000 of operating capital over a period of 12 to 18 months before becoming profitable on a stand-alone basis. Once these new locations become profitable, we expect they will remain accretive to our overall revenue and earnings. These are average numbers based on our historical experience and actual results may vary.

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  Adding New Services and Products.    As described above under "Business—Banuestra Retail Services—Our Personal Financial Services and Products," we intend to expand the suite of services and products that will be offered to our target market at each location. These new services and products include pre-paid debit cards, a suite of consumer and commercial lending products, and insurance products. We intend to add these products over the next 12 to 18 months.

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  Growing Same Store Revenue.    From the end of 2005 to September of 2006 we grew total non-bank financial transaction revenue in excess of 30% attributable to a 7% increase in our active members, from 21,000 to 23,000, and a simultaneous increase in our non-bank revenue per member of 24%. During November and December of 2005 and the first month of 2006 (the last dates for which we have reliable data on the volume of SunTrust transactions), we processed a total of 165,000 individual transactions with the following attributes:

	2005 SunTrust Bank Deposit Account Transactions		2005 Banuestra Non-Bank Transactions
Number of Transactions	96,000	*	69,000	*
Revenue per Transaction	$3.14		$8.07
Gross Margin per Transaction	$1.91		$5.42
Total Gross Margin	$183,000	*	$374,000	*
    *
    rounded to the nearest $1,000.

    As the table above illustrates, the majority of the transactions processed in our branches are low revenue and low gross margin transactions associated with our SunTrust-based deposit accounts. Our non-bank financial transactions such as cashing checks delivered much higher per transaction revenues and gross margins. With the transfer of our deposit accounts to SunTrust, we will eliminate the lower margin bank account transactions from our retail locations and free up our locations, tellers and employees who will be able to focus on growing and servicing our more profitable members who are conducting non-bank transactions. We also believe that our pre-paid debit card products will produce higher per-transaction revenues and margins than the SunTrust-based deposit accounts.

        We believe that our service and product expansion strategy will result in successfully increasing the size of our member base and significantly enhancing our transaction fee revenue. Overall, we intend to grow the number of members and number of revenue producing transactions in our existing and new retail locations while eliminating the number of non-revenue producing transactions currently related to our relationship with SunTrust Bank. We believe that the marketing, advertising and community outreach programs which have grown our business to date will continue to attract new members and allow us to continue these member growth trends for the foreseeable future. As our operations have a high fixed cost and low variable cost, adding new members at our existing retail locations allows us to add to our revenue and earnings without incurring substantial additional expense.

Banuestra Solutions

Our Hispanic-Focused Consulting and Data Processing Services

        Our Banuestra Solutions division licenses Conexión El Banco, our proprietary web-based transaction processing and point-of-sale system which utilizes a check decisioning rules engine and centralized underwriting center to enable Banuestra and our customers to offer services competitive with professional check cashers. Most financial instructions will only cash checks drawn on their own depositors' accounts, or accept third party checks for deposit into a depositor's account with a hold period sufficient to ensure that the check clears or is rejected before the depositor can access the funds. Our system enables a financial institution to not only cash checks which are drawn on its own depository accounts, but also third-party checks regardless of their origin on a non-recourse basis.

        It can also be licensed to check cashers, retailers, credit unions, and any other business who wishes to safely and efficiently cash third party checks. Key components of Conexión El Banco include:

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  Check Scoring System.    This system uses a centralized rules and database driven check verification engine to assess the check presenter, the company on whom the check is drawn, the financial institution on which the check is drawn and other information necessary to assess the validity of the check.

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  Decision Support Center.    We have developed a centralized risk management center staffed by bilingual risk management personnel who perform manual underwriting procedures designated by our system on checks which have been presented and cannot be verified by our automated check scoring system.

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  Teller Point-of-Sale.    This is our web-based interface that is used by our customers to access Conexión El Banco and our central underwriting department. It also provides the teller or customer services representative with a web-based point-of-purchase system that can be used to manage the provision of other fee-based services such as money orders, money transfers, stamps and phone cards.

        We charge our Conexión El Banco customers an initial license and implementation fee for the system plus a per transaction processing fee based on the face value of each check run through Conexión El Banco. The initial license and implementation fee may include local market competitive analysis, system configuration, setup and user training. The per transaction fee is similar to that charged by credit card processing and other service bureau operations which gives our licensees a predictable margin on each transaction. The system also includes a point-of-sale module which can be used to deliver non-traditional financial services to customers including money orders, money transfer and bill payment services. Sales of Conexión El Banco allow us to leverage our understanding of check cashing and risk management in additional geographic markets and obtain a portion of the economic benefit of these markets without incurring additional cost and risk.

        In addition to our technology solution, Banuestra Solutions provides Hispanic-focused consulting services to third-party financial institutions and companies that are interested in penetrating the Hispanic market with their products and services. Our consulting services are designed to let a financial institution tap into as much or as little of our expertise as they desire. We can help a bank get started by commissioning an initial demographic study of its market to figure out the approach they should take, or we can provide a turn key Hispanic banking solution to allow a bank to duplicate our Banuestra retail model in their local market. Most of our consulting clients will also need Conexión el Banco to implement the key components of our model including third party check cashing and sales of other non-bank financial services and products. We charge a one-time consulting fee for our consulting services packages, and hourly consulting fees for preliminary and additional consulting services. More specifically, Banuestra Solutions offers the following consulting service components:

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  Hispanic Market and Competitive Analysis.    This includes demographic analysis, a consumer segmentation banking survey, a competition analysis, media analysis and an assessment of community leaders and influencers.

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  Financial Pro-formas.    We assist in the preparation of pro forma budgets and financial forecasts.

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  Banuestra Business Model Go-to-Market Implementation Plan.    This includes branding assistance, recommendations on products and services, pricing strategies, operating plans, sales and marketing plans and staffing models.

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  Implementation Services.    This includes assistance with site selection, store design, construction, marketing, merchandising materials, media planning, vendor selection, human resource manuals in Spanish and English and training.

        By way of example, one of our clients has over 15 branches and total assets of over $1 billion but employed just two Spanish-speaking personnel in its organization prior to working with Banuestra Solutions. The client recognized the potential purchasing power of the Hispanic population in its geographic market but did not possess the internal expertise and experience to analyze the opportunity, develop a business plan and implement the necessary internal initiatives to successfully serve and penetrate the target market. Banuestra Solutions provided this banking institution with a turn key solution resulting in a launch of two Hispanic-centric branches within eight months of implementation. We currently have five financial institutions using various components of Banuestra Solutions located in California, Georgia, Nebraska, North Carolina and Tennessee.

Our Marketing Strategy for Banuestra Solutions

        Banuestra Solutions markets our Conexión El Banco data processing services and Hispanic focused consulting services to our target market through a combination of industry presence, sales partnerships, strategic alliances and referrals. In the process of developing the Banuestra retail location model, our representatives have been invited to participate as presenters, board members and panelists at many industry conferences over the past two years. Our leadership in reaching the un-served and under-served Hispanic market segments has been recognized by major regulatory agencies including the Federal Deposit Insurance Corporation, The Federal Reserve Board of Governors and the Office of the Comptroller of the Currency. Many of these regulatory agencies hold national and regional conferences and forums throughout the year, and we are regularly asked to speak or participate as panelists at these conferences. We believe conference attendees often represent "pre-qualified" Banuestra Solutionsprospects, and we plan to continue participating, with the objective of maintaining and enhancing our leadership position as an expert in the Hispanic market. In December of 2006, American Banker magazine honored our president and chief operating officer, Luz Urrutia, as one of three 2006 Community Bankers of the Year for her work in bringing financial services to the working-class Hispanic community through Banuestra. Another tangible benefit of our industry presence is a referral network of key influencers within the banking industry who have become familiar with our Banuestra business model and our success at working with other financial institutions. In addition, each of our Banuestra Solutions clients is an active referral source for our products and services.

        In addition to leveraging our industry presence and generating referral business, we are in the process of entering into an exclusive sales partnership for our consulting and technology solutions with Assuris, an Atlanta-based company owned by one of our directors, John Collins. John's extensive expertise, reputation and network of relationships in the banking industry stem in part from his 18 years as chief executive officer of the nation's fourth largest bank data processing company, InterCept, Inc. While at InterCept, John forged formal alliances with 9 of the 17 banker's banks and grew InterCept to a company with 2,500 employees, over $250 million in revenue and more than 7,000 bank clients in the United States. We intend to contract with Assuris to manage our third-party strategic alliances as well as hire and manage a national direct sales force dedicated to selling our consulting and technology solutions to banks. Assuris currently has two full-time employees dedicated to and working on this project. We have been in discussions through Assuris to enter into a strategic marketing alliance with IBT Enterprises, Inc., a bank branch consulting and construction company headquartered in Atlanta which has worked with over 500 financial institutions. IBT recently launched an initiative to market a "turn key" Hispanic banking model and has contracted with us as the exclusive provider of a Hispanic bank solution to their clients. IBT has an exclusive marketing relationship with the national trade association for credit unions, the Credit Union National Association ("CUNA"), and we have entered into an exclusive referral program with IBT for credit unions through CUNA. We plan to leverage our directors' and officers' network with the U.S. banking industry to form additional strategic alliances of this nature. In conjunction with Assuris, we are currently responding to requests for proposal for our Banuestra Solutions services and products from 18 financial institutions in 8 states throughout the United States.

        We maintain a website at www.elbancofinancial.com, which we intend to change to www.banuestra.com in connection with our name change from El Banco Financial Corporation to Banuestra Financial Corporation, which has generated leads as bank executives search the web for resources to address their desire to serve the growing Hispanic marketplace. The sites contain case studies from our bank clients, industry news, articles on our business and downloadable sales sheets on our products and services. Information on this website is not incorporated by reference and is not part of this prospectus.

        As of September 30, 2006, we have three financial institutions located in Georgia, Texas and Tennessee who have installed Conexión El Banco in 31 of their branch locations. One of these customers, Woodforest National Bank, has installed and is actively using the system in 28 of its branch locations. Woodforest has the right to install the system in the remainder of its branches, including over 200 Wal-Mart locations. They are also actively working to expand their relationship with Wal-Mart and add an additional 120 locations. Although our contract with Woodforest has an initial term of only 12 months, Woodforest has indicated to us their intent to install and use our system in all of their branches once we have completed this offering.

        We did not incur any material direct marketing expenses for Banuestra Solutions or Conexión El Banco in fiscal year 2005 or the nine months ended September 30, 2006. We have budgeted $600,000 in marketing expenses for Banuestra Solutions over the next 24 months, including adding sales additional personnel, attending trade shows, responding to requests for proposals and speaking at conferences.

Our Growth Strategy for Banuestra Solutions

        We are in the process of expanding the scope and magnitude of our Hispanic-focused consulting and data processing business. Although this business contributed 17% of our revenue as recently as 2005, it dropped to less than 1% in 2006 when SunTrust de-emphasized the marketing of this business following its purchase of our operational and marketing partner, NBC. As we exit our SunTrust relationship, we are refocusing on this business which we believe will be an important part of our future growth and success. Our core strategy will be to market and expand the scope and magnitude of Banuestra Solutions through additional sales personnel, an increased marketing budget and new third-party marketing partners of our revenue. We expect key components of our growth strategy to be executed over the next 12 to 24 months.

        Our executive officers and directors have particular expertise in selling data processing and consulting services to community banks that possess assets ranging from $100 million up to $10 billion. We believe organizations in this range are most likely to recognize a need for unique expertise and experience with regard to the un-served and under-served Hispanic population. We also believe these organizations are large enough to invest significantly in new products and branching initiatives, but don't possess dedicated internal resources in the areas of market research, new product development, market segmentation and retail branding. Consequently, they typically outsource their consulting and data processing needs to third-party vendors. According to the FDIC and CUNA, there are currently more than 800 thrifts, 3,900 banks, and 1,100 credit unions in the United States in this asset range. We plan to identify and market our consulting and data processing services to these institutions in areas where there are large or growing Hispanic populations.

        We also believe we can sell Conexión El Banco to larger financial institutions. Large national banks are typically more interested in developing their own in house expertise and hiring large outside consulting firms to help them in this effort. However, they will purchase technology form outside vendors, typically installing and managing it in-house as opposed to using a web-delivered system like ours. As a result, we believe there may be licensing and other opportunities in the large bank market. The lead times and sales cycles for these institutions are far longer, however, than the typical cycle for a smaller, community-oriented bank.

        We also target retail operators who wish to cash checks, whether focused on the Hispanic market or not. Grocery stores, wholesalers, discount stores, and big box retailers around the country are beginning to look at the delivery of financial services like check cashing and money transfer as a "value- added" service they can provide to their customers and use to differentiate themselves from competitors. Customers who cash their paychecks in a grocery store are much more likely to use those spend those funds in the same store as opposed to a competitor.

Our History

        Our company began in 2001 as Nuestra Tarjeta de Servicios, Inc., which means "Our Service Card, Inc.," and was originally conceived as a stored-value card company. The Honorable Teodoro Maus, former Consulate General for Mexico in Atlanta, facilitated a pilot program with our company in a Hispanic community center located in Roswell, Georgia where we interfaced with our target consumer and developed the concept for Banuestra as a new kind of financial institution specifically designed to service the working-class Hispanic market. Since we did not have our own financial institution charter, we initiated the formal development of our Hispanic-focused business model as a division of Flag Bank located in Atlanta, Georgia in 2001 during which time we operated two Nuestra-branded retail locations. In 2003, we entered into an agreement with the National Bank of Commerce ("NBC"), headquartered in Memphis, Tennessee, whereby NBC became the banking provider for our retail branch model and we expanded our original two branch locations to a network of 12 locations. We operated these retail locations and opened deposit accounts for NBC, received all of the fee income associated with the deposit accounts and paid NBC a monthly processing fee for each account. In addition, NBC launched a suite of loan products utilizing our branch network and brand. This initiative generated over $45 million in mortgage and consumer loans.

        In 2004, NBC was acquired by SunTrust Bank. During our relationship with SunTrust Bank, we have been limited in our ability to open new locations, add new products, expand and grow our lending operations, and expand and grow our consulting and services division. To gain our own bank charter and sever our dependence on SunTrust, we agreed in May of 2006 to purchase NBOG Corporation, a bank holding company which owned a single branch community bank, The National Bank of Gainesville located in Gainesville, Georgia. In June 2006, we entered into a Transition Agreement with SunTrust to provide for an orderly termination of the Bank Lease and Marketing Agreement and safe transition of our intellectual property and customers.

        In October of 2006, we determined that regulatory approval of the NBOG transaction would not come soon enough to allow us to meet our strategic objectives. We also determined that we could operate more flexibly as a licensed money services business than as a bank, would be able to add new locations more quickly, and would be better able to service our target market without the capital and growth restrictions that we would be subjected to as a bank. As a result, we terminated our acquisition agreement with NBOG. Also in October 2006, we notified SunTrust that we did not intend to purchase our joint deposit or loan accounts, and that SunTrust could consolidate these accounts into the SunTrust system on February 4, 2007. In November, 2006, we changed our name to Banuestra Financial Corporation and filed an application with the Georgia Department of Banking & Finance to obtain a license as a money services business, pursuant to which we will continue to offer all of the services we currently offer, with the exception of mortgages and bank deposit and checking accounts.

Our Relationship with SunTrust and Our Transition to a Money Services Business

        Since 2004, we have offered our suite of financial services and products to our customers in partnership with SunTrust Bank. In June 2006, we entered into a Transition Agreement with SunTrust Bank to provide for an orderly termination of the Bank Lease and Marketing Agreement and safe transition of our intellectual property and customers. Upon execution of the Transition Agreement, SunTrust made an initial payment to us of $500,000 and we repurchased 772,000 shares of our common stock and warrants to purchase 700,000 shares of our common stock held by SunTrust Bank for a nominal sum. These payments are made as part of the overall separation arrangement and are in exchange for the release of all potential disputes and claims between the parties. Under the terms of the Transition Agreement, we will retain our existing 12 Banuestra retail locations, all of our employees and our operations other than our joint SunTrust deposit and loan accounts.

        We notified SunTrust Bank in October of 2006 that they can consolidate our joint loan and deposit accounts into SunTrust on or prior to February 4, 2007. As we wind up our relationship with SunTrust Bank, we will lose the interest and fee income from the loan and deposit accounts which will be consolidated into SunTrust Bank. For the nine months ended September 30, 2006, the revenue from the SunTrust loan and deposit accounts was approximately $4.3 million or approximately 66% of our revenue for the period, consisting of 52% of interest income on loans that were generated through our brand under our partnership with SunTrust Bank and 14% from fee income on deposit accounts. The fee income on financial and ancillary services we expect to continue to provide under our money services business license provided the remaining 34% of our income. For the nine months ended September 30, 2006, the expenses associated with the SunTrust loan and deposit accounts were approximately $2.9 million, and the gross margin was approximately $1.4 million. In connection with this termination, we expect to receive a payment from SunTrust Bank of $1.5 million, which is approximately equivalent to the net income we would have expected to generate from these customer deposit and loan accounts for nine months. We will also have to return the daily operating cash currently provided to us by SunTrust which averaged $2.8 million during October 2006. The elimination of our fee and interest revenue and expenses associated with the SunTrust Bank deposit and loan accounts is detailed in our Pro Forma Financial Statements beginning on page F-30, and includes the unaudited pro forma balance sheet as of September 30, 2006 and unaudited pro forma condensed statements of operations for the nine months ended September 30, 2006 and for the year ended December 31, 2005.

        Under our existing Bank Lease and Marketing Agreement with SunTrust Bank we currently provide deposit accounts, consumer loans and mortgage loans. As stated above, all of these products will be consolidated into SunTrust Bank on or around February 4, 2007.

  •
  Deposit Accounts.    We market deposit accounts to our members in the Banuestra retail locations. Deposits are held by SunTrust Bank and serviced by our employees in our retail locations while SunTrust Bank provides processing for these deposits.

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  Consumer Loans.    We market consumer loans to our members in the Banuestra retail locations. We take applications for these loans and forward them to SunTrust Bank for processing, underwriting, funding and servicing.

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  Mortgage Loans.    SunTrust Bank has in the past marketed mortgage loans to its customers under the Banuestra brand. SunTrust Bank is solely responsible for sourcing, originating, underwriting, funding and servicing these loans.

        All of the deposit accounts and consumer and mortgage loan accounts are carried on SunTrust Bank's balance sheet. Each month, we pay SunTrust Bank and SunTrust Bank pays us the following:

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  We pay SunTrust Bank a monthly fee to host, process and service each of the Banuestra deposit and loan accounts.

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  We pay SunTrust Bank a fee based on the product of (a) 10% of the risk adjusted assets of the Banuestrabranch offices and (b) an annualized return on capital of 20%.

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  SunTrust Bank pays us the net sum of (a) the net service charges and fees collected by SunTrust Bank from Banuestra deposit and loan accounts, (b) net interest income earned on Banuestra deposit and loan accounts, (c) credit and other losses on Banuestra loan accounts, and (d) other direct revenues and expenses associated with Banuestra deposit and loan accounts.

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  A fee is paid which reflects the amount of net assets represented by the Banuestra deposit and loan accounts. If assets from these accounts exceed liabilities, we pay SunTrust Bank a fee equal to the net assets multiplied by the monthly federal funds rate plus 0.25%. If liabilities from these accounts exceed assets, SunTrust Bank pays us a fee equal to the net liabilities multiplied by the average monthly funds rate.

        We settle all amounts owed and receivable on all of these deposits and loans with SunTrust Bank at the end of each month on a net basis, and pay SunTrust Bank for the net amount of capital used by the Banuestra retail locations. The economic result of the foregoing is that we receive the net economic benefit of these accounts as if they were our accounts; we receive the economic benefit of all interest and fees generated by these accounts; we bear the cost and expenses of the accounts; we bear the economic risk of loss in these accounts from bad credit; and we bear the economic risk of interest rate fluctuations. For its part, SunTrust Bank receives fees to host and service the accounts, and we reimburse SunTrust Bank for the cost of their capital which is used to fund the net assets in these accounts. We will no longer offer these products or receive any income or incur any expenses related to these accounts upon the termination of our relationship with SunTrust Bank, scheduled to occur on February 4, 2007.

        We lease and pay for the real estate used to operate our 12 Banuestra retail locations. All of the employees used to operate these retail locations are Banuestra employees, except for branch managers who are paid by Banuestra but may technically be dual employees of Banuestra and SunTrust Bank. Because we are not a bank, SunTrust Bank is ultimately legally responsible for ensuring that all accounts are in compliance with legal and regulatory requirements.

        Following the termination of our SunTrust relationship, we will continue to offer all of our other products and services through February 4, 2007. After that, we will require a license as a money services business from the Georgia Department of Banking & Finance to continue providing check cashing, money order and wire transfer services to our members. We applied for this license on November 22, 2006 and expect to receive it prior to February 4, 2007, although we do not have any control over when or if this license is issued.

        We are in the process of developing a pre-paid debit card to offer to our deposit account customers whose deposit accounts are being consolidated into SunTrust. Most of these account holders opened their accounts in our retail locations and regularly visit our retail locations for services and transactions. Many of our members utilize our bill pay services to pay their bills and they otherwise conduct their personal financial affairs using ATMs, money orders or cash. We estimate that only 400 of our 10,000 deposit accounts have a checking feature. Rather than transfer their business to a non-Hispanic oriented SunTrust branch, we believe that many of these deposit account holders would prefer to continue to do business with us and would be adequately serviced utilizing our pre-paid debit card product. By offering this card, we hope to minimize the loss of our customers as a result of this transition.

        We plan to utilize a transition period between now and February to obtain the necessary regulatory approvals, communicate with our customer base, re-brand our company, and offer our depository customers pre-paid debit cards, all with a view to minimize the loss of customers. SunTrust Bank does not provide the check cashing, money transfer, money order and other services that we offer and we believe that we will be able to retain most of our non-depository customers and a majority of our depository customers, most of whom continue to use these services even though they have opened a deposit account with us.

Banuestra Credit Risk Management

        Before the termination of our agreement with SunTrust Bank, we will continue to carry 100% of the credit risk associated with the mortgage and consumer loan portfolio maintained by SunTrust Bank, even though we will not have any management or administrative oversight or responsibility. In 2005 and prior years, we set our loan loss reserve at 0.25% of the amount of loans outstanding, based on our research of the typical loss experience of Atlanta banks which we believed to be between 0.05% and 0.25%. We set our reserves at the top of this range. During 2005, we experienced higher than anticipated loan losses in the shared SunTrust mortgage portfolio. During that year, SunTrust bank foreclosed on five loans in the shared portfolio with an average loss charge of 23% of the balance of the loan at the time of foreclosure. We recognized loan losses in this portfolio of approximately $155,000 in fiscal year 2005 and losses of approximately $3,000 for the nine months ended September 30, 2006. As a result of our experience in 2005, we began to closely monitor payment history on this loan portfolio, and adjusted our loan loss reserves to reflect additional risk indicated by overdue payments. Currently we set our loan loss reserves for the mortgage and consumer loan portfolios as follows:

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  2% of the outstanding balances of loans which are greater than 30 days overdue;

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  5% of the outstanding balances of loans which are greater than 60 days overdue;

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  10% of the outstanding balances of loans which are greater than 90 days overdue;

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  15% of the outstanding balances of loans which are greater than 120 days overdue; and

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  20% of the outstanding balances of loans which are in foreclosure.

        As of September 30, 2006 there were 14 loans managed by SunTrust Bank in foreclosure. As a result, we currently have a loan loss reserve of $550,842, and expect to incur some amount of loss from some or all of these loans. Based on our experience and current knowledge, we believe that these loan loss reserves are adequate. We will continue to have this loan loss risk through February 4, 2007; thereafter, we will not have any loan loss exposure on these loans.

        We also have credit exposure associated with our non-recourse check cashing operations. Using Conexión El Banco, we evaluate, underwrite, perform risk analysis and cash checks for our members whether or not they are drawn on SunTrust Bank. We cash these checks on a non-recourse basis for a fee and assume the risk of non-payment. We monitor our actual write-offs and outstanding uncollected checks, and maintain a loan loss reserve based on our historical loss experience due to fraud and non-sufficient funds checks. Based on our current average write-offs of 0.10% of uncollected balances, we currently maintain loss reserves for our check cashing operations of 0.15% of uncollected balances. Based on our historical experience and current knowledge, we believe that these loss reserves are adequate.

Name Change

        We have changed our name from El Banco Financial Corporation to Banuestra Financial Corporation and the name of our services from El Banco to Banuestra. This is due to our termination of our relationship with SunTrust Bank and a Georgia law which prohibits the use of the word "bank" or similar terms by a financial services company that is not a bank. We are in the process of re-branding our company and our retail locations and changing our signage, advertising, billboards, letterhead, marketing collateral and other materials.

Competition

Competition for Banuestra Retail Services

        The mix of financial services we provide to the working-class Hispanic retail customer does not directly compete with most traditional banks or financial services companies. Our target customers are Hispanic consumers who are for the most part not being served by traditional banks and we offer a broader variety of services in a more Hispanic-friendly environment than most financial services companies. Nevertheless, we view our competition for the Banuestra retail financial services portion of our business to be both banks, including community banks, commercial banks and credit unions and non-bank financial service providers, including professional check cashers, money transfer offices, consumer credit companies and retailers. We believe that our Banuestra retail model has distinct competitive advantages over both our bank and non-bank competitors.

  Bank Competition

        Most of the financial institutions in our target market are focused primarily on meeting the needs of the general population by offering a traditional set of banking products and services to established, English-speaking consumers. Through our market research and competitive analysis, we have several categories of banks in our target market that have Hispanic market strategies. One category is the large national and regional banks, including Bank of America, SunTrust, Wachovia, BB&T, RBC Centura Banks and Regions Bank. These banks focus primarily on serving the general population, but also offer segmented Spanish-language marketing programs consisting primarily of Spanish translated marketing materials and bilingual employees. SunTrust has opened a bilingual bank branch in the Atlanta market catering to the Hispanic population. Bank of America has been particularly successful in its efforts, claiming to have banking relationships with over half of the nation's Hispanic households. None of these banks, however, offers the primary financial service used by the working-class Hispanic community: third party non-recourse check cashing. Additionally none of them operate branches which are designed from the ground up to cater specifically to our primary target market, the Hispanic working-class. Interestingly, many of our members maintain checking accounts at Bank of America, but they continue to come to our retail locations to cash checks, send money home, pay their bills, and purchase pre-paid products such as phone cards. We believe we offer more of the financial services working-class Hispanics use, and do so in a more familiar, friendly, and Hispanic-oriented environment.

        Another local Atlanta bank, Banco Unido, is primarily focused on serving the established and business Hispanic community. In our opinion, this bank's services are not designed to appeal to our target market, the Hispanic working-class. Another local bank competitor is Banco Latino, a single Hispanic-branded branch located in Gainesville, Georgia operated by a Cornelia, Georgia-based community bank, Community Bank and Trust. We understand this bank may be planning to open two additional branches in the future. Banco Latino focuses on the same consumer segments as Banuestra, but without the full breadth of products and services we provide. We also have a first mover advantage with 12 locations in the Atlanta area and plan to add an additional 18 branches in the next 24 months. Another community bank, Gainesville Bank and Trust, recently converted its own Hispanic focused branch, "Banco Familiar," into a traditional, non-Hispanic community bank branch.

  Non-bank Competition

        Many members of the Hispanic working-class do not have any experience in the traditional banking system. For the un-served consumer, our direct competitors are the non-bank financial service providers that offer basic transactional services including consumer finance companies, pawn shops, pay-day lenders, rent to own stores and retailer finance and store credit. There were 582 licensed check cashers in Georgia at the end of 2005, up from 430 at the end of 2004. These break down into two primary groups: professional check cashers and local retailers who offer check cashing and other non-traditional financial services as an additional service to their customers'. Retailers that target Hispanics are typically Hispanic-owned small businesses including convenience stores (tiendas), meat markets (carnicerias) and grocery stores (super mercados). Our competitive advantage over both categories include our lower pricing on check cashing transactions, our open lobby Hispanic-oriented customer experience, our combination of transaction services including our planned pre-paid debit card product, and our education-based marketing approach.

Competition for Banuestra Solutions

        The competitors for our Banuestra Solutions consulting and data processing services are marketing agencies and other consulting firms that target financial institutions. Large national banks are more likely to engage a marketing/advertising agency or a strategic marketing consulting firm for the purpose of evaluating the Hispanic market segment and determining strategic options for serving this market. Major national banks enjoy working with large, nationally known advertising agencies and strategy consulting firms because they have a broad range of experience with these types of projects, and their recommendations carry a lot of weight in the internal decision making process at the executive and board level. An example of a nationally known firm that has been engaged by a major national bank to advise them on serving the Hispanic market is McKinsey and Company.

        Our competitors for regional and local community banks are smaller firms that are specifically focused on serving the banking industry. These competitors typically offer a broad range of services tailored to banks, including site selection, design/build assistance, training programs, and packaged product add-ons and promotional programs. Examples of this type of competitors are Financial Supermarkets and NCBS.

        Our competitors for Conexión El Banco are other firms that offer check cashing verification and point of sale processing to the banking industry. Check cashing for a fee offered to non-deposit account customers is still in the very early stages of adoption by the banking community, so the primary success of these competitors to date has been in non-bank retailers. There are many different new players entering the non-bank retail segment, with a variety of solutions that include check cashing services either on a stand-alone basis or bundled with other services such as bill payment and pre-paid debit cards. The only two competitors with significant penetration with banks are Certegy and Bio Pay. These two competitors offer solutions including electronic check verification and instant approval decisioning. Both systems are limited to machine printed payroll checks and some government checks. We believe that Conexión El Banco offers three key advantages over its competitors including: (a) check verification on all the types of checks typically accepted by professional check cashers, not just payroll checks; (b) real-time centralized risk management by our decision support center in cases when the system cannot complete the process automatically; and (c) a design that works within the retail bank branch environment on a teller workstation.

Intellectual Property

        Our Conexión El Banco system and our licensed banking model are protected through a combination of copyright and trade secrets. We have not filed any of our materials or software with the United States Copyright Office. We do not have and do not intend to file any patents at this time. Our primary trademarks are Banuestra, Conexión El Banco, Banuestra Solutions, Banuestra TV, Banuestra Móvil and the Banuestra Community Network. We have filed federal trademark registrations for Banuestra and Conexión El Banco. We will not know whether we will be granted these registrations for up to two years or more. We otherwise currently rely on common law protection for these marks, and we may file additional federal trademark registrations in the future.

Employees

        On September 30, 2006, we had 99 full time and 40 part time employees. We expect that our staff will increase as a result of our continued growth. We consider our employee relations to be good and we have no collective bargaining agreements with any employees.

Properties

        The following table provides information about our properties, all of which are leased:

Location	Lease Expiration*	Use
10485 Alpharetta Street, Roswell, GA 30076	3/30/07	Main Retail Office
5386 Jimmy Carter Blvd., Norcross, GA 30093	11/29/07	Retail Location
4140 Jonesboro Road, Suite D-2, Forest Park, GA 30297	11/17/08	Retail Location
12 Cobb Parkway South, Marietta, GA 30093	11/30/08	Retail Location
2552 South Cobb Dr., Suite 1, Smyrna GA 30080	3/31/09	Retail Location
702 SW Atlanta Highway, Suite 200, Gainesville, GA 30501	2/6/09	Retail Location
560 Marietta Road, Canton, GA 30114	6/14/09	Retail Location
3245 Chamblee-Dunwoody Road, Suite 105, Atlanta GA 30341	4/30/09	Retail Location
455 Grayson Highway SW, Suite 102, Lawrenceville, GA 30045	9/30/09	Retail Location
120 Northwood Dr., Suite 113, Atlanta, GA 30342	7/31/09	Retail Location
4271 Lawrenceville Highway, Suite C, Lilburn, GA 30047	10/7/09	Retail Location
6592 Tara Blvd., Suite 6612, Jonesboro, GA 30236	11/30/09	Retail Location
623 Holcomb Bridge Road, Roswell, GA 30076	4/30/09	Corporate Office

*
This column represents original lease term and does not include optional extension periods.

        Our retail locations are primarily located in shopping and strip centers. Our retail locations and our corporate office are in generally good condition, and we intend to use approximately $400,000 of the net proceeds of this offering to upgrade and refurbish our existing retail locations.

Legal Proceedings

        Neither we nor any of our properties is subject to any material legal proceedings.

MANAGEMENT

Directors

        The following table provides certain information about our directors as of the date of this prospectus.

Name	Age	Year First Elected	Year Term Expires	Position
Drew W. Edwards	41	2001	2007	Chairman
Richard Chambers	59	2003	2007	Vice-Chairman
John W. Collins	58	2001	2007	Director
Bailey Robinson, III	62	2005	2007	Director
Glenn W. Sturm	52	2001	2007	Director
J. Daniel Speight, Jr.	49	2006	2007	Director

        Drew W. Edwards has served as our chairman of the board and chief executive officer since founding the company in 2001. From 1995 until 1999, Mr. Edwards founded and served as chief executive officer and chairman of the board of directors of Towne Services, Inc., a provider of products and services for processing sales and payment information and related financing transactions for small businesses and community banks in the United States. Prior to Towne Services, he served in various marketing and management positions with The Bankers Bank, most recently as its senior vice president and director of sales and marketing. Mr. Edwards has also served in various management roles with the Federal Reserve Bank of Atlanta and has served on several corporate boards of directors. Mr. Edwards holds a Bachelor of Business Administration degree from LaGrange College.

        Richard Chambers has served as our vice-chairman since 2003, and has over 34 years of experience in the financial services industry. Mr. Chambers has been the president of Music City Money, Inc., a real estate holding company, since 1993, and the owner of Chambers Principal, a consulting firm, since 1992. From 1982 until 1989, Mr. Chambers served as president of Nashville City Bank and later founded The Bank of Nashville in Nashville, Tennessee. Mr. Chambers also developed and later successfully sold a chain of five Check Express Check Cashing Stores. Recently, Mr. Chambers was regional president of BancPartners Leasing, Inc. and managed his bank stock investments and provided consulting services to varied clients under the Chambers Principal banner. He is a graduate of Brown University and the Stonier Graduate School of Banking.

        John W. Collins has served as one of our directors since 2001. Mr. Collins has over 27 years of experience in various aspects of e-commerce for community financial institutions. Since 2004, he has served as chief executive officer of Assuris, LLC, a company that provides IT Compliance programs to assist financial institutions with security management. From 1986 until it was sold to Fidelity National Financial in 2004, Mr. Collins served as chief executive officer of InterCept, Inc., a publicly traded provider of core processing, item processing, imaging, communications management and EFT processing services to financial institutions and merchants.

        Bailey Robinson, III has served as one of our directors since 2005. Mr. Robinson has been chairman of Worth Properties, LLC, a full-service real-estate firm located in Nashville, Tennessee, since 2004. From 1977 to 2000, Mr. Robinson was chairman and chief executive officer of Wright Industries, a manufacturer of machinery and tools, until it was sold. He continued with RTS Wright Industries, LLC until the expiration of his employment agreement in 2003. Mr. Robinson graduated from Vanderbilt University with a Bachelor of Science degree in Civil Engineering.

        Glenn W. Sturm has served as one of our directors since 2001. Mr. Sturm is a senior partner and one of the founders of the Atlanta office of Nelson Mullins Riley & Scarborough LLP, where he has been a partner since 1992. He practices in the areas of corporate, mergers and acquisitions and securities law, specializing in the representation of investment banks and electronic commerce and technology companies with a special emphasis on emerging growth companies. He serves as one of the five members of the firm's Executive Committee—the policy committee that oversees and implements the firm's strategic plans, policies, budgets, partner compensation and operations and formerly served as the Chairman of the firm's Corporate Group. He currently serves or has served on the board of numerous public and private companies. He has also been active in senior management, serving as chief executive officer in a number of companies in which he was involved. Mr. Sturm is a member of the American Bar Association Committee on Federal Regulation of Securities.

        J Daniel Speight, Jr. has served as one of our directors since 2006. Mr. Speight is vice-chairman, chief executive officer and secretary of Flag Financial Corporation. Until its merger with Flag Financial in 1998, he was president and chief executive officer of Citizens Bank in Vienna, Georgia. Mr. Speight is a member of the State Bar of Georgia and has served as past president of the Community Bankers Association of Georgia and as chairman of the board of directors of The Bankers Bank in Atlanta, Georgia.

Honorary Directors and Advisors to the Board

        Hipolito M. Goico served as one of our directors from 2004 to 2006 and now serves as an honorary director and advisor to the board. Mr. Goico began private practice as an attorney in 1995, as an associate of the firm Blumer International. In 1999, he co-founded the law firm of Goico & Bolet, P.C., where his practice focuses on corporate restructuring, mergers and acquisitions finance, real estate law, banking law and corporate immigration matters. He received his undergraduate degree in Industrial Labor Relations from Cornell University and his law degree from Emory University. Mr. Goico co-founded the Georgia Hispanic Bar Association. Mr. Goico also serves as executive producer and host of a regional weekly radio program covering legal and consumer protection issues and as executive producer and host of Sobremesa, a weekly television program focusing on financial, corporate and social issues aired through Comcast Cable, Telemundo, Channel 73.

        The Honorable Teodoro Maus served as one of our directors from 2002 to 2006 and now serves as an honorary director and advisor to the board. He began his service to the Mexican government with his appointment as cultural attaché at the Consulate General of Mexico in New York in 1978. In 1986, Mr. Maus was appointed as delegate to the Permanent Mission of Mexico to the United Nations, in New York. He was elevated to the position of Consul in 1989, followed by his appointment as Consul General of Mexico in 1990 in Atlanta, Georgia, where he served for two periods. In between those periods, Mr. Maus was appointed Director General (Assistant Undersecretary) to the "Program for Mexican Communities Abroad," of the Ministry of Foreign Affairs, Mexico. He retired from the Foreign Service and remained in Atlanta, where he served as President of the Mexican American Business Chamber and Head Advisor of the Coordinating Committee of Community Leaders from 2001 to 2002. Most recently, he retired as the Minister Representative of the Ministry of Environment and Natural Resources of Mexico (SEMARNAT) where he served from 2002 to 2005 in Washington D.C. at the Embassy of Mexico.

Committees of the Board of Directors

        We intend to appoint one or more new board members who are independent in accordance with applicable listing standards and SEC regulations. When we do so, we will appoint them to our audit, compensation and nominating and corporate governance committees to enable us to comply with applicable listing standards and SEC regulations. We do not know when we will do so, and we may have to rely on the grace periods in the listing standards and SEC regulations so that we may add these directors after the closing of this offering.

        Audit Committee.    Our board of directors has an audit committee consisting of Bailey Robinson, III. The board of directors has determined that Mr. Robinson is independent in accordance with applicable listing standards and SEC regulations. We intend to appoint one or more new board members who qualify as an audit committee financial expert. Mr. Robinson does not qualify as an "audit committee financial expert" as defined under the rules of the Securities and Exchange Commission. The board has determined that Mr. Robinson is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations and our independent auditors. We intend to appoint one or more new board members who qualify as an audit committee financial expert.

        The audit committee's functions include (1) engaging, overseeing, retaining and compensating the independent auditors in determining the scope of their services; (2) monitoring the independence and qualifications of the independent auditors; (3) pre-approving all audit and allowable non-audit services to be provided by the independent auditors; (4) determining that we have adequate administrative, operating and internal accounting controls and that it is operating in accordance with prescribed procedures; and (5) supervising the company's compliance with laws, regulations and codes of conduct.

        Compensation Committee.    The compensation committee consists of Bailey Robinson III. The board of directors has determined that Mr. Robinson is independent in accordance with applicable listing standards and SEC regulations. The compensation committee oversees director and executive officer compensation and certain employee benefit plans.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee consists of Bailey Robinson III. The board of directors has determined that Mr. Robinson is independent in accordance with applicable listing standards and SEC regulations. This committee is responsible for establishing criteria for directors, making recommendations for the nomination of directors, overseeing self-assessment evaluations for the board and its committees and addressing other governance issues.

Director Compensation

        In 2005, each member of our board of directors received an option to purchase 12,000 shares of our common stock for $5.45 per share. These options vest ratably over three years and are evidenced by a separately executed non-qualified option agreements.

        We do not intend to pay our directors fees until we are profitable. Prior to achieving profitability, we intend to grant each director an option to purchase 12,500 shares of our common stock annually, with 6,500 shares vesting at the time of election to the board of directors and 6,000 shares vesting at the end of the year in which the director was elected if he or she attends at least 75% of all regularly scheduled meetings. In addition, the chairman of the audit committee will receive an option to purchase 3,000 shares of our common stock and the chairman of all other board committees will receive options to purchase 2,000 shares of our common. In 2006, each member of the board received the options as described above with a strike price of $8.00 per share.

        Directors are also entitled to reimbursement of travel expenses to attend board of directors and committee meetings in accordance with our reimbursement policies.

Executive Officers

        The following table provides certain information about our executive officers as of the date of this prospectus.

Name	Age	Position
Drew W. Edwards(1)	41	Chief Executive Officer
Richard Chambers(1)	59	Vice-Chairman
Steven Doctor	49	Senior Vice President and Chief Financial Officer
George Hodges	43	Executive Vice President and Chief Marketing Officer
Darryl Storey	46	Senior Vice President and Chief Information Officer
Luz Lopez Urrutia	44	President and Chief Operating Officer

(1)
See "Management-Directors" for biographical information.

        Steven Doctor has served as a senior vice president and our chief financial officer since June 2004. From 1981 until joining us in 2004, Mr. Doctor held various positions with Eastman Kodak Company, including vice president—corporate financial planning, director—motion picture imaging, analyst—professional imaging, marketing director—presentation technologies, and financial analyst. Most recently, he served as divisional vice president—finance from 2000 to 2004. Mr. Doctor holds a Bachelor of Science in Electrical Engineering and Business Administration degree from Carnegie Mellon University and a Masters of Business Administration from Carnegie Mellon Tepper School of Business.

        George Hodges has served as an executive vice president and our chief marketing officer since April 2004. Prior to joining us, Mr. Hodges co-founded and served as a principal of Growth Circle, Inc., a marketing consulting firm from 2002 to 2004, after acting as an independent marketing consultant with early stage companies. Prior to that, he worked for The Coca-Cola Company for 14 years, where he managed a portfolio of 14 national brands and worked with a wide range of national retail chains.

        Darryl Storey joined us in October 2001 and serves as the chief information officer and senior vice president. From 1997 to 2001, Mr. Storey served as the vice president of information systems for Towne Services, a financial transaction processor, where he was responsible for application development, network design, Internet connectivity and security. Prior to Towne Services, Mr. Storey spent 21 years in the US Air Force/GA Air National Guard where he retired as Chief of Intelligence and Combat Crew Communication.

        Luz Lopez Urrutia has served as our president and chief operating officer since 2003. For 18 years prior to joining us, Ms. Urrutia held various positions in relationship management, risk management, sales and management within Wachovia Corporation in the retail, operations, corporate bank, capital markets and risk management divisions. Most recently, she served as a senior vice president for the Global Services Department of Wachovia Corporate Services, Inc. In October of 2006, Ms. Urrutia was named "Community Banker of the Year" by The American Banker for her work with Banuestra. Ms. Urrutia holds a Bachelor of Business Administration degree in Finance and a Masters of Business Administration from Georgia State University.

Executive Compensation

        The following table sets forth the annual compensation for our chief executive officer and the four other most highly compensated executive officers, which we refer to as the "named executive officers," for the fiscal year ended December 31, 2005.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Number of Securities Underlying Options	All Other Compensation(3)
Drew W. Edwards Chief Executive Officer and Chairman	2005	$184,167	—	$27,846	(1)	21,355	$5,067
Richard Chambers Vice-Chairman	2005	170,833	—		(2)	21,335	4,667
Steven Doctor Chief Financial Officer and Senior Vice President	2005	180,000	—		(2)	20,001	4,800
George Hodges Executive Vice President and Chief Marketing Officer	2005	200,000	—		(2)	—	—
Luz Lopez Urrutia President and Chief Operating Officer	2005	169,583	—		(2)	13,334	4,667

(1)
Represented payments of $4,890 for medical insurance, $18,000 for car allowance, and $4,956 for car insurance and gas.

(2)
The amount of perquisites and other personal benefits received did not exceed the lesser of either $50,000 or 10% of the named executive officer's salary and bonus.

(3)
Represents matching 401(k) contributions.

        The following table sets forth information regarding the grant of stock options to our named executive officers during the year ended December 31, 2005.

Option Grants in Last Fiscal Year

	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term
	Number of Securities Underlying Options Granted
Name			Exercise Price	Expiration Date
					5%	10%
Drew W. Edwards	21,335	20.9%	$8.175	2/1/2015	$109,688	$277,970
Richard Chambers	21,335	20.9%	$8.175	2/1/2015	$109,688	$277,970
Steven Doctor	20,001	19.6%	$8.175	2/1/2015	$102,829	$260,590
George Hodges	—	—	—	—	—	—
Luz Lopez Urrutia	13,334	13.1%	$8.175	2/1/2015	$34,276	$86,863

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 2005 Year End Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at 2005 Year End(1) Exercisable/Unexercisable
Drew W. Edwards	—	—	135,922	7,112	$625,409	$5,867
Richard Chambers	—	—	128,898	7,112	$595,128	$5,867
Steven Doctor	—	—	13,334	6,667	$11,001	$5,500
George Hodges	—	—	50,001	—	$158,253	$0
Luz Lopez Urrutia	—	—	118,892	4,445	$649,844	$3,667

(1)
The value of the unexercised in-the-money options was calculated by multiplying the number of shares of common stock underlying the options by the difference between the exercise price of the applicable option and the initial public offering price of $6.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

Employment Agreements

        We entered into employment agreements with Drew W. Edwards to serve as our chairman and chief executive officer on November 24, 2003, Richard Chambers to serve as our vice-chairman on December 12, 2005, Steven Doctor to serve as our chief financial officer on March 13, 2005, George Hodges to serve as executive vice president and chief marketing officer on April 1, 2004, and Luz Lopez Urrutia to serve as our president and chief operating officer on November 21, 2003. The agreement with Mr. Edwards is for a term of three years, which is extended automatically at the end of each day so that the remaining term continues to be three years. Either party may at any time fix the term to a finite period of three years. The agreements with Mr. Chambers, Ms. Urrutia and Mr. Hodges are for terms of 24 months, which are extended automatically at the end of each day so that the remaining terms continue to be 24 months. The executives or the company may at any time fix the terms of these agreements to a finite period of 24 months. The agreement with Mr. Doctor is for a term of 18 months, which is extended automatically at the end of each day so that the remaining term continues to be 18 months. Either party may at any time fix the term of this agreement to a finite period of 18 months.

        Under the agreements, these officers are entitled to receive the minimum annual base salaries shown below. Their current annual salaries are as provided.

Name	Minimum Annual Base Salary	Current Annual Salary
Drew W. Edwards	$120,000	$190,000
Richard Chambers	190,000	190,000
Steven Doctor	200,000	200,000
George Hodges	180,000	180,000
Luz Lopez Urrutia	110,000	175,000

        Under the agreements, our board must review, and may increase, the salaries at least annually. Each executive is entitled to receive quarterly bonus payments based on the achievement of targeted levels of performance and other criteria established by the board of directors. To date, the board has not established a bonus plan or targets or criteria, although it may do so in the future. Each executive is also entitled to participate in our stock incentive plan and all retirement, welfare, insurance and other benefit plans and programs. Mr. Edwards is entitled to an automobile allowance of $1,500 per month and reimbursement of all reasonable expenses incurred in connection with the use of the automobile.

        If we terminate one of the employment agreements upon death, disability or for cause (as described below), that employee is entitled to all accrued compensation and is also entitled to the payment of his or her pro rata cash bonus if the termination was upon death or disability. If we terminate Mr. Edwards' agreement without cause or he terminates the agreement for any reason following a change in control, he will be entitled to all accrued compensation, his pro rata cash bonus, and a cash payment at the end of each of the 36 consecutive months following termination equal to 1/12 of the sum of (x) his base salary plus and (y) his target cash bonus. The same provisions are included in the other agreements described above, except that the payment period is 24 months for Mr. Chambers, Mr. Hodges and Ms. Urrutia and 18 months for Mr. Doctor. In addition, all restrictions on outstanding incentive awards held by the executive will immediately vest. Under the agreements, we have also agreed to make additional tax gross-up payments equal to the excise tax imposed by Section 4999 of the Internal Revenue Code.

        Under the terms of the agreements, "cause" generally means (a) any act of the executive that (x) constitutes fraud, dishonesty, or gross malfeasance of duty, and (y) is demonstrably likely to lead to material injury to us or resulted or was intended to result in direct or indirect gain to or personal enrichment of the executive; or (b) the conviction (from which no appeal may be or is timely taken) of the executive of a felony.

        During each executive's employment and for a period of one year thereafter, the executive is prohibited from soliciting our employees or competing with us in those counties in Georgia in which the majority of our facilities, employees and customers are located; or for a period of one year from soliciting our customers.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We sublease one of our branch offices from JGD, LLC. Drew W. Edwards, our chairman and chief executive officer, John Collins, one of our directors, and Glenn W. Sturm, one of our directors, are three of the four members of JGD. Each member of JGD personally guaranteed the lease payments to the third-party lessor on our behalf. In consideration for their guarantees, we granted each of the guarantors warrants to purchase 27,710 shares of our common stock at an exercise price of $1.23 per share. A total of 110,840 warrants were issued, with 83,130 of these warrants issued to related parties. We make the lease payments made directly to the third-party lessor.

        We sublease one of our branch offices from JDR Real Estate, LLC. Messrs. Edwards and Collins are two of the three members of JDR. Each member of JDR personally guaranteed the lease payments to the third-party lessor on our behalf. In consideration for their guarantees, we granted each of the guarantors warrants to purchase 31,034 shares of our common stock at an exercise price of $1.74 per share. A total of 93,102 warrants were issued, with 62,068 of these warrants issued to related parties. We make the lease payments directly to the third-party lessor.

        We believe that the warrants granted to our directors in connection with their guarantees of our leases were reasonable. However, it is unlikely that we would have been able to identify an unrelated third - party to enter into such a transaction, and we are not aware of a readily determinable market for such transactions and are therefore unable to evaluate the market rate as we could a more standard transaction such as a mortgage loan.

        Nelson Mullins Riley & Scarborough LLP, a law firm in which Mr. Sturm, a director, is a partner, provided legal counsel services to us during 2004, 2005 and 2006. We paid Nelson Mullins approximately $180,500 for the year ended December 31, 2004 and $324,700 for the year ended December 31, 2005, of which $73,700 was included in accounts payable at December 31, 2004 and $88,233 was included in accounts payable at December 31, 2005. We have paid Nelson Mullins $361,866.16 in 2006.

SUPERVISION AND REGULATION

        We are subject to extensive state and federal regulations that impose restrictions on and provide for regulatory oversight of our operations. These include financial services regulations, consumer disclosure and consumer protection laws, currency control regulations laws covering consumer privacy, data protection and information security. Our services also are subject to legal and regulatory requirements intended to help detect and prevent money laundering, terrorist financing and other illicit activity. Banking operations through our Banuestra-branded offices are currently conducted by SunTrust, which is responsible for compliance with many of these laws. However, because we license products and services to insured depository institutions, we are subject to examination under the Bank Service Company Act and must comply with various laws and regulations that apply to insured depository institutions. To continue our non-deposit-taking activities following the termination of our relationship with SunTrust, we will need to limit our operations and register with the United States Department of the Treasury as a money services business and comply with applicable rules and regulations in states in which we conduct our operations. See "Risk Factors." Failure to comply with any of these requirements could result in the imposition of civil and criminal penalties, suspension or revocation of any licenses or registrations required to provide money transfer services and the limitation, suspension or termination of products and services we offer. We continue to implement policies and programs and adapt our business practices and strategies to help us comply with current legal standards, as well as with new and changing legal requirements affecting particular services, or the conduct of our business in general. The following discussion describes the material elements of the regulatory framework that applies or will apply to us.

Current Government Regulation

        We are not licensed by the Board of Governors of the Federal Reserve System, the Georgia Department of Banking & Finance, the Federal Deposit Insurance Corporation, the U.S. Department of the Treasury, including the Office of the Comptroller of the Currency and Office Thrift Supervision, the National Credit Union Administration, or any other federal or state agency that regulates or supervises depository institutions or other providers of financial services. However, our current and prospective financial institution clients that license our Conexión El Banco system operate in markets that are subject to substantial federal and state regulatory oversight and supervision. Because we provide products and services to regulated entities, we are subject to examination under the authority of the Bank Service Company Act. We also must comply with the provisions of the Gramm-Leach-Bliley Act of 1999 pertaining the privacy and use of customer data and other laws and regulations that apply to financial institutions, including the Bank Secrecy Act and applicable portions of the USA Patriot Act of 2001 (the "Patriot Act").

Money Transfer and Payment Instrument Licensing and Regulation

        State Regulations.    In the United States, most states license money transfer services providers and issuers of payment instruments. The State of Georgia will exercise authority over the operations of our services related to money transmission and the sale of payment instruments in the state of Georgia and, as part of this authority, subject us to periodic examinations. Such regulation is intended to establish a minimum level of financial responsibility for entities engaged in the business of receiving money for transmission. Other states in which we will expand our business may impose similar requirements. State money transmission law may cover matters such as regulatory approval of controlling shareholders, including our company, regulatory approval of agent locations and consumer forms, consumer disclosures and the filing of periodic reports by the licensee, and require the licensee to demonstrate and maintain certain net worth levels. We have applied for a money services license with the Georgia Department of Banking & Finance and expect that we will be able to make loans above $3,000. Loans of less than $3,000 would require an additional license from the Georgia Insurance and Fire Safety Commissioner unless exempted.

        Federal Regulations.    Under the Bank Secrecy Act regulations of the U.S. Department of the Treasury, we will be required to report transactions involving currency in an amount greater than $10,000, and to retain records for five years for purchases of monetary instruments for cash in amounts from $3,000 to $10,000. In general, every financial institution, including us, must report each deposit, withdrawal, exchange of currency or other payment or transfer, whether by, through or to the financial institution, that involves currency in an amount greater than $10,000. In addition, multiple currency transactions must be treated as single transactions if the financial institution has knowledge that the transactions are by, or on behalf of, any person and result in either cash in or cash out totaling more than $10,000 during any one business day.

        The Bank Secrecy Act will also require us to register as a money services business with the Treasury Department. This registration is intended to enable governmental authorities to better enforce laws prohibiting money laundering and other illegal activities. We will also be required to renew our register with the Financial Crimes Enforcement Network of the Treasury Department, or FinCEN, every two years. We must also maintain a list of names and addresses of, and other information about, our offices and must make that list available to any requesting law enforcement agency). We will be required to update this office list at least annually.

        In addition, federal regulations will require us to report suspicious transactions involving at least $2,000 to FinCEN. The regulations generally describe three classes of reportable suspicious transactions—one or more related transactions that the money services business knows, suspects, or has reason to suspect (1) involve funds derived from illegal activity or are intended to hide or disguise such funds, (2) are designed to evade the requirements of the Bank Secrecy Act, or (3) appear to serve no business or lawful purpose.

        Moreover, federal anti-money-laundering laws make it a criminal offense to own or operate a money transmitting business without the appropriate state licenses. The Patriot Act and its implementing federal regulations require us to establish and maintain an anti-money-laundering program, which must include (1) internal policies, procedures and controls designed to identify and report money laundering, (2) a designated compliance officer, (3) an ongoing employee-training program and (4) an independent audit function to test the program. The Patriot Act also requires standards for verifying customer identification and implements rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

        The Gramm-Leach-Bliley Act and its implementing federal regulations (collectively, "GLBA") require us to generally protect the confidentiality of our customers' nonpublic personal information and to disclose to our customers our privacy policy and practices, including those regarding sharing the customers' nonpublic personal information with third-parties. That disclosure must be made to customers at the time that the customer relationship is established and at least annually thereafter. GLBA restricts the collection, processing, storage, use and disclosure of personal information, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent use and disclosure of protected information. These laws also impose requirements for safeguarding personal information through the issuance of data security standards or guidelines. Certain state laws impose similar privacy obligations, as well as, in certain circumstances, obligations to provide notification to affected individuals, state officers and consumer reporting agencies, as well as businesses and governmental agencies that own data, of security breaches of computer databases that contain personal information

Other

        The pre-paid debit cards we plan to offer will be subject to federal and state laws and regulations related to consumer protection money laundering, licensing and escheat. These laws are evolving, unclear and sometimes inconsistent, and the extent to which these laws apply to our business or its consumers is in flux. We are unable to determine the impact that the clarification of these laws and their future interpretations may have on these services.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of November 25, 2006 (as adjusted for our planned two-for-three reverse stock split), the number of shares of our common stock beneficially owned by (1) each of our directors; (2) each of our named executive officers; (3) each beneficial owner of more than 5% of our outstanding common stock; and (4) all of our executive officers and directors as a group. Unless otherwise indicated, the address for each of our directors, executive officers and other 5% shareholders is in care of Banuestra Financial Corporation, 623 Holcomb Bridge Road, Roswell, Georgia 30076.

        Information relating to beneficial ownership of our common stock is based upon "beneficial ownership" concepts described in the rules issued under the Securities Exchange Act of 1934. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days from November 25, 2006. Unless otherwise indicated under "Amount and Nature of Beneficial Ownership," each person is the record owner of and has sole voting and investment power with respect to his or her shares.

		Percent of Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Before Offering(1)	After Offering(2)
Directors:
Drew W. Edwards(3)	773,647	21.4%	10.3%
Richard Chambers(4)	217,985	6.1%	2.9%
John W. Collins(5)	441,873	12.9%	6.0%
J. Daniel Speight(6)	34,936	1.0%	*
Bailey Robinson, III(7)	180,888	5.2%	2.4%
Glenn W. Sturm(8)	315,492	9.2%	4.3%
Named Executive Officers (Non-Directors):
Steven Doctor(9)	50,815	1.5%	*
George Hodges(10)	55,065	1.6%	*
Luz Lopez Urrutia(11)	133,582	3.9%	1.8%
All Directors and Executive Officers as a Group (9 persons)	2,020,633	50.9%	25.7%
Other 5% Shareholders:
Weiser Investments, LLC(12)	266,017	7.6%	3.6%

*
Represents less than one percent of the outstanding shares

(1)
Based on 3,432,422 shares outstanding as of November 25, 2006 and assumes the exercise by the indicated shareholder or group of all options or warrants to purchase our common stock held by such shareholder or group that are exercisable on or before on or before 60 days from November 25, 2006.

(2)
The percentage of our common stock beneficially owned was calculated based on 432,422 shares of common stock issued and outstanding as of November 25, 2006 and assumes the issuance of 3,900,000 shares of common stock in connection with this offering. The percentage also assumes the exercise by the indicated shareholder or group of all options or warrants to purchase our common stock held by such shareholder or group that are exercisable on or before 60 days from November 25, 2006.

(3)
Includes 466,665 shares held by the Drew Edwards Family LLC, in which Mr. Edwards holds a 70% interest. Includes options to purchase 140,251 shares of common stock and warrants to purchase 39,164 shares of common stock.

(4)
Includes 27,224 shares held by the Chambers-McCoy Partnership in which Mr. Chambers holds a 50% interest. Includes options to purchase 133,228 shares of common stock Mr. Chambers disclaims beneficial ownership of the securities held by the partnership, except to the extent of his pecuniary interest in those securities.

(5)
Includes 266,017 shares held by Weiser Investments, LLC, in which Mr. Collins holds a 50% interest. Mr. Collins disclaims beneficial ownership of the securities held by Weiser Investments, except to the extent of his pecuniary interest in those securities. Includes options to purchase 45,671 shares of common stock and warrants to purchase 39,164 shares of common stock. Includes 4,768 shares held by the Progeny Holding, LLC, in which Mr. Collins holds a 99% interest.

(6)
Includes options to purchase 21,334 shares of common stock.

(7)
Includes options to purchase 11,002 shares of common stock. Includes 149,379 of common stock held in the Laura S. & Bailey Robinson III Partnership, in which Mr. Robinson holds a 50% interest.

(8)
Includes 266,017 shares held by Weiser Investments, LLC, in which Mr. Sturm holds a 50% interest. Mr. Strum disclaims beneficial ownership of the securities held by Weiser Investments, except to the extent of his pecuniary interest in those securities. Includes options to purchase 31,003 shares of common stock and warrants to purchase 18,474 shares of common stock.

(9)
Includes options to purchase 46,668 shares of common stock and warrants to purchase 716 shares of common stock.

(10)
Includes options to purchase 50,001 shares of common stock and warrants to purchase 3,118 shares of common stock.

(11)
Includes options to purchase 118,892 shares of common stock and warrants to purchase 1,908 shares of common stock.

(12)
The address for Weiser Investments, LLC is c/o April Barwick, 4725 Peachtree Corners Circle, Suite 370, Norcross, GA 30092.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. In this section, we describe the material features and rights of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, our bylaws, and to applicable Georgia law.

Common Stock

        As of November 25, 2006, we had 3,432,317 shares outstanding, as adjusted for our planned two-for-three reverse stock split, held by 169 holders of record. Holders of shares of our common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any cash dividends in the immediate future. See "Dividend Policy." Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of our company, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered hereby, when issued and delivered against payment therefor, will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that we may issue in the future.

Preferred Stock

        Our articles of incorporation provide that the board of directors is authorized, without further action by the holders of our common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative rights and qualifications thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. We currently do not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and could have the effect of decreasing the market price of the common stock.

        To date, we have designated 350,000 shares of our preferred stock as Series A Preferred Stock, but we have not issued any of those shares. Each share of Series A Preferred Stock would be convertible, at the option of the holder, into one share of common stock (as adjusted to reflect any stock split, combination, reclassification or reorganization of the common stock). Each share of Series A Preferred Stock would be automatically converted one share of common stock (as adjusted) at the earlier of a public offering that yields at least $15,000,000 in gross proceeds or the affirmative vote of the holders of at least one-half of the outstanding shares of Series A Preferred Stock. We currently have no plans to issue any shares of Series A Preferred Stock.

Anti-takeover Effects

        The provisions of our articles of incorporation, our bylaws, and Georgia law summarized in the following paragraphs may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in the shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

        Authorized But Unissued Stock.    The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons aligned with current management, which could render more difficult or discourage any attempt to obtain control of our company by means of a proxy contest, tender offer, acquisition or otherwise, and thereby protect the continuity of our management.

        Removal of Directors and Filling Vacancies.    Our bylaws provide that our shareholders, by the affirmative vote of the holders of at least a majority of the shares entitled to vote in an election of directors may remove a director with or without cause. Our bylaws also provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

        Advance Notice Requirements for Shareholder Proposals and Director Nominations.    Our bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors. These procedures provide that the notice of shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by our secretary not less than 30 nor more than 60 days in advance of the annual meeting. If less than 31 days' notice of the meeting is given to shareholders, such written notice must be delivered or mailed not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders. Our bylaws also provide that a shareholder wanting to submit a shareholder proposal must deliver written notice to our secretary within the same deadlines as director nominations.

        Nomination Requirements.    Pursuant to our bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (a) notice that such party intends to nominate the proposed director; (b) the name of and biographical information on the nominee; and (c) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions and may refuse to acknowledge a nomination that is not made in compliance with these requirements. These provisions could reduce the likelihood that a third-party would nominate and elect individuals to serve on the board of directors.

 UNDERWRITING

        GunnAllen Financial, Inc. is acting as the underwriter. Subject to the terms and conditions of an underwriting agreement between us and the underwriter, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, the number of shares of our common stock as indicated in the following table:

Underwriter	Number of Shares
GunnAllen Financial, Inc.

        Subject to the terms and conditions in the underwriting agreement, the underwriter has agreed to purchase all the shares of our common stock being sold pursuant to the underwriting agreement if any of these shares of our common stock are purchased, other than the shares covered by the option described below unless and until this option is exercised.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

        The underwriter is offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers' certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Commissions and Discounts

        The underwriter has advised us that it proposes initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The underwriter may allow, and the dealers may allow, a discount not in excess of $            per share to other dealers. After the public offering, the offering price, concession and discount may be changed. The underwriter has advised us that it does not expect to sell more than            % of the shares of our common stock in the aggregate to accounts over which it exercises discretionary authority.

        The following table shows the public offering price, underwriting discount to be paid by us to the underwriter and the proceeds, before expenses, to us. This information assumes no exercise by the underwriter of its over-allotment option.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        The expenses of this offering, not including the underwriting discount, are estimated at $            and are payable by us. This does not include a non-accountable expense allowance of 2% of the gross proceeds of this offering payable to the underwriter. Such non-accountable expense allowance will be paid only in connection with the shares of common stock offered to the public, not including any securities sold pursuant to the underwriter's over-allotment option.

        In addition, we have agreed to issue to GunnAllen Financial, Inc., at the closing of this offering, warrants to purchase 234,000 shares of common stock. These warrants, which will have a term of five years, and will become exercisable at an exercise price equal to 110% of the offering price of the shares sold in this offering six months after the completion of this offering. These warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants, by the underwriter for a period of 180 days immediately following the date of effectiveness of this offering, except to officers or partners (but not directors) of the underwriters and members of the selling group and/or their officers or partners.

        These warrants contain provisions for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The warrants do not entitle the underwriter or a permissible transferee to any rights as to a shareholder until the warrants are exercised and shares of our common stock are purchased pursuant to them.

        These warrants and the shares of our common stock issuable upon their exercise may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933, as amended. We are not registering the warrants or any shares of our common stock underlying such warrants in this offering. We have agreed to register the shares of common stock underlying the warrants under certain circumstances upon the request of a majority of the holders of the warrants during the period commencing one year from the closing date of this offering and expiring three years thereafter. We have also agreed to grant the holders of these warrants piggy-back registration rights for the underlying common shares.

Over-allotment Option

        If the underwriter sells more shares than the total number set forth in the table above, the underwriter has a 30-day option to purchase up to 585,000 additional shares of our common stock from us. If the underwriter exercises this option in full, we will receive approximately $                        , after deducting estimated offering expenses and the underwriter's discount. If the underwriter exercises this option, the underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock.

No Sales of Similar Securities

        We and our executive officers and directors have agreed, with certain exceptions, not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any shares of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of the underwriter. This lock-up provision applies to shares of our common stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, shares of our common stock. It also applies to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Determination of Offering Price

        The public offering price will be determined through negotiations between the underwriter and us. In addition to prevailing market conditions, the factors to be considered in determining the public offering price are:

  •
  prevailing market and general economic conditions;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares of our common stock may not develop. It is possible that after this offering the shares will not trade in the public market at or above the public offering price.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the shares of our common stock is completed, rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriter may make short sales of our common stock. Short sales involve the sale by the underwriter at the time of the offering of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the public offering price at which they may purchase the shares through the over-allotment option.

        Naked short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

        Similar to other purchase transactions, the purchases by the underwriter to cover syndicate short positions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of these transactions.

        The underwriter may also impose a penalty bid on selling group members. This means that if the underwriter purchases shares of our common stock in the open market to reduce its short position or to stabilize the purchase of such shares, it may reclaim the amount of the selling commission from the selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages re-sales of those shares.

        Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our shares. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

        We will have 7,332,317 shares of common stock outstanding after completion of this offering. Of these shares, all of the shares sold in this offering (    % of the shares to be issued and outstanding) will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" (as that term is defined in Rule 144 under the Securities Act), which shares will be subject to the resale limitations of Rule 144. "Restricted securities" may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which is summarized below.

Rule 144

        In general, under Rule 144, as currently in effect, any person or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding common stock; or

  •
  the average weekly trading volume in our common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC.

        Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Benefit Plan Shares

        We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock to be issued under our stock option plan. As of November 25, 2006, an aggregate of up to 1,055,393 shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of $5.24 per share were outstanding and an aggregate of 647,831 shares were reserved for future issuance under our stock option plan.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Akerman Senterfitt, Miami, Florida.

EXPERTS

        The financial statements included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by McNair, McLemore, Middlebrooks & Co., LLP, independent registered public accounting firm, as indicated in their reports with respect to the financial statements. These financial statements and the information derived from the report referenced in them are included in this prospectus in reliance upon the authority of McNair, McLemore, Middlebrooks & Co., LLP as an expert in giving these kinds of reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC through its Electronic Data Gathering and Retrieval System, or EDGAR, a registration statement on Form SB-2 under the Securities Act with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents. Reference is made to each such exhibit for a more complete description of the matters involved. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Room by calling the SEC at (202) 942-8090. The registration statement and other information filed by us with the SEC via EDGAR are also available at the web site maintained by the SEC on the World Wide Web at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our shareholders written annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

 INDEX TO BANUESTRA FINANCIAL CORPORATION FINANCIAL STATEMENTS

(AUDITED AND UNAUDITED)

Audited Financial Statements for the Years ended December 31, 2004 and 2005
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2004 and 2005	F-3
Statements of Operations for the years ended December 31, 2004 and 2005	F-4
Statements of Changes in Shareholders' Equity for the years ended December 31, 2004 and 2005	F-5
Statements of Cash Flows for the years ended December 31, 2004 and 2005	F-6
Notes to Financial Statements	F-7 through F-19
Unaudited Financial Statements for the Nine months Ended September 30, 2005 and 2006
Balance Sheet as of September 30, 2006	F-20
Statements of Operations for the nine months ended September 30, 2005 and 2006	F-21
Statements of Cash Flows for the nine months ended September 30, 2005 and 2006	F-22
Notes to Financial Statements	F-23 through F-29
Unaudited Pro Forma Condensed Financial Statements for the Elimination of SunTrust-Related Business
Unaudited Pro Forma Balance Sheet for the nine months ended September 30, 2006	F-31
Unaudited Pro Forma Statements of Operations for the year ended December 31, 2005	F-32
Unaudited Pro Forma Statements of Operations for the nine months ended September 30, 2006	F-33

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
 CERTIFIED PUBLIC ACCOUNTANTS
 389 MULBERRY STREET    •    POST OFFICE BOX ONE    •    MACON, GA 31202
TELEPHONE (478) 746-6277    •    FACSIMILE (478) 743-6858
 www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHESLEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Banuestra Financial Corporation

        We have audited the accompanying balance sheets of Banuestra Financial Corporation as of December 31, 2004 and 2005 and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Banuestra Financial Corporation as of December 31, 2004 and 2005 and the results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the accompanying financial statements have been restated.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

August 31, 2006, except for Note 13c, as to which the date is October 24, 2006, Note 13d, as to which the date is October 25, 2006 and Note 13e, as to which the date is November 21, 2006.

 BANUESTRA FINANCIAL CORPORATION

Balance Sheets

December 31, 2004 and 2005

	2004	2005
Assets
Current assets:
Cash	$1,496,058	1,197,137
Due from affiliate	6,832	161,451
Accounts receivable	53,927	92,080
Other assets	93,114	136,571

Total current assets	1,649,931	1,587,239

Property and equipment, net	2,082,449	1,830,327
Deposits	41,375	40,753

	$3,773,755	3,458,319

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$545,902	337,857
Settlement obligations	169,884	289,991
Reserve for NSF checks	87,255	161,841
Reserve for credit exposure	79,443	119,537

Total current liabilities	882,484	909,226
Note payable to affiliate, net of discount	—	676,919

Total liabilities	882,484	1,586,145

Commitments
Shareholders' equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized; no shares issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 5,457,009 and 5,231,150 shares issued and outstanding	52,311	54,570
Additional paid-in capital	11,821,808	14,668,874
Accumulated deficit	(8,982,848)	(12,851,270)

Total shareholders' equity	2,891,271	1,872,174

	$3,773,755	3,458,319

See accompanying notes to financial statements.

 BANUESTRA FINANCIAL CORPORATION

Statements of Operations

For the Years Ended December 31, 2004 and 2005

	2004	2005
Sales revenues:
Lending services	$1,396,815	4,391,664
Banking services	610,394	1,086,511
Other financial services	841,574	1,739,916
Sales of tangible goods	102,386	325,533
Conexión El Banco/consulting services	623,642	73,216

Total sales revenues	3,574,811	7,616,840

Costs and expenses applicable to sales revenues:
Fees to affiliate for lending services	866,586	2,352,070
Fees to affiliate for banking services	215,224	457,393
Cost of tangible goods sold	84,174	252,743
Cost of Conexión El Banco/consulting services	290,306	13,027

Total cost and expenses applicable to sales revenues	1,456,290	3,075,233

Other operating costs and expenses	223,091	545,271

Gross margin	1,895,430	3,996,336

Selling, general and administrative expenses:
Salaries and employee benefits	3,301,943	4,967,450
Occupancy and equipment	1,105,460	1,339,348
Other selling, general and administrative	1,775,425	1,247,501

Total selling, general and administrative expenses	6,182,828	7,554,299

Total operating loss	(4,287,398)	(3,557,963)

Non-operating income (expenses):
Interest income on bank deposits	35,748	18,558
Interest expense on note payable to affiliate	—	(329,017)

Total non-operating income (expenses)	35,748	(310,459)

Net loss	$(4,251,650)	(3,868,422)

Weighted average outstanding shares	4,664,289	5,431,017
Loss per share	$(0.91)	(0.71)

See accompanying notes to financial statements.

 BANUESTRA FINANCIAL CORPORATION

Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2004 and 2005

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total
Balance, December 31, 2003	4,489,063	$44,891	7,872,207	(4,731,198)	3,185,900
Net loss	—	—	—	(4,251,650)	(4,251,650)
Issuance of common stock, net	732,087	7,320	3,937,451	—	3,944,771
Options exercised	10,000	100	12,150	—	12,250

Balance, December 31, 2004	5,231,150	52,311	11,821,808	(8,982,848)	2,891,271
Net loss	—	—	—	(3,868,422)	(3,868,422)
Issuance of warrants	—	—	90,000	—	90,000
Issuance of detachable warrants with note payable to affiliate	—	—	1,539,161	—	1,539,161
Issuance of common stock, net	225,859	2,259	1,217,905	—	1,220,164

Balance, December 31, 2005	5,457,009	$54,570	14,668,874	(12,851,270)	1,872,174

See accompanying notes to financial statements.

 BANUESTRA FINANCIAL CORPORATION

Statements of Cash Flows

For the Years Ended December 31, 2004 and 2005

	2004	2005
Cash flows from operating activities:
Net loss	$(4,251,650)	(3,868,422)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	180,329	269,631
Provision for NSF checks	80,531	203,264
Provision for credit exposure	79,443	195,052
Accretion of note payable discount	—	237,895
Change in:
Due from affiliate	(6,305)	(133,494)
Accounts receivable	(40,747)	(38,153)
Other assets	(41,926)	(43,457)
Deposits	(14,196)	622
Accounts payable and accrued expenses	(55,970)	(208,045)
Settlement obligations	172,848	120,107
Reserve for NSF checks	(45,898)	(128,678)
Reserve for credit exposure	—	(154,958)

Net cash used by operating activities	(3,943,541)	(3,548,636)
Cash used by investing activities consisting of net cash used for purchases of furniture and equipment	(1,692,606)	(38,634)

Cash flows from financing activities:
Proceeds from issuance of common stock	3,944,771	1,220,164
Proceeds from issuance of warrants	—	90,000
Proceeds from note payable to affiliate	—	1,978,185
Proceeds from exercise of stock options	12,250	—

Net cash provided by financing activities	3,957,021	3,288,349

Net change in cash	(1,679,126)	(298,921)
Cash at beginning of year	3,175,184	1,496,058

Cash at end of year	$1,496,058	1,197,137

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	71,340

Non-cash investing and financing activities:
Disposal of equipment acquired through due from affiliate	$—	(21,125)

Issuance of common stock warrants in connection with note payable to affiliate	—	1,539,161

See accompanying notes to financial statements.

 BANUESTRA FINANCIAL CORPORATION

Notes to Financial Statements

(1) Summary of Significant Accounting Policies

Operations

        Banuestra Financial Corporation (the "Company") is a financial services company focused on providing financial services to the Latin community. Operating as "Banuestra" ("Banuestra"), the Company offers a variety of financial services to its customers including issuance of membership identification cards, tax identification numbers, check cashing, wire transfers, phone cards and money orders. In addition, the Company has a joint operating agreement with National Bank of Commerce ("NBC"), which was acquired by SunTrust in 2004, to offer traditional bank services to Banuestra customers, which contractually expires December 2006. The operating agreement contains certain provisions that allow it to be extended beyond December 2006. The Company began operations in November of 2001 and operates twelve branch offices in the Atlanta, Georgia metropolitan area as of December 31, 2005. The Company also offers consulting services to clients that would like to implement a version of the Banuestra business model for their business and software licensing of its proprietary platform to enable banks and retailers to materially reduce the risks of accepting and cashing checks.

Use of Estimates

        The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates.

Cash

        Banuestra maintains its cash in bank deposit accounts at various banks. The balances, at times, may exceed federally insured limits. At December 31, 2004 and 2005, the Company exceeded the insured limit by approximately $1,043,000 and $856,000, respectively. The balance in Banuestra's main operating account is invested in securities overnight at the federal funds interest rate.

Due from Affiliate

        Amounts due from affiliate represent funds due from SunTrust under the joint operating agreement. SunTrust owns 13% of the outstanding common stock of the Company as of December 31, 2005.

Accounts Receivable

        Accounts receivable are carried at the gross amount due. The Company considers the accounts receivable to be fully collectible; accordingly, no allowance has been established for doubtful accounts. As of December 31, 2004 and 2005, all balances are current.

Reserve for Non-Sufficient Fund ("NSF") Checks

        The Company maintains a reserve for checks that have been cashed which are potentially uncollectible. Under the Company's operating agreement with SunTrust, the Company is liable for all uncollected funds that result from its check cashing operation. The Company provides 20 basis points of the check cashing volume to the reserve for NSF checks. Losses associated with NSF checks are charged to the reserve account. Management believes its estimate for the reserve for NSF checks is sufficient to absorb its potential exposure to uncollectible checks.

Reserve for Credit Exposure

        The Company originates consumer loans, which are underwritten and serviced by SunTrust, and SunTrust originates, underwrites and services mortgage loans under the Banuestra brand. Under the Company's operating agreement with SunTrust, the Company is liable for default loans. The Company maintains a reserve for loans that are potential default loans. The Company maintains a 25 basis point reserve of outstanding loan balance to the reserve for credit exposure. Losses associated with default loans are charged to the reserve account. Management believes its estimate for the reserve for credit exposure is sufficient to absorb its potential losses from default loans.

Property and Equipment

        Property and equipment are recorded at cost. Depreciation of fixed assets is computed using the straight-line method over the estimated useful lives of the assets (or the lesser of the estimated useful lives or lease term for leasehold improvements). When the assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to expense as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for property and equipment are generally as follows:

Furniture and equipment	3-10 years
Leasehold improvements	10 years

Settlement Obligations

        Settlement obligation amounts represent funds that are due to third -parties for the processing of customer services such as wire transfers, money orders and foreign phone cards. The funds typically settle within 60 days.

Revenue Recognition

        Lending services includes loan related revenue received from the loans underwritten and funded by SunTrust. Under the agreement with SunTrust, we earn fees equal to the interest income, loan fees and late fees generated by the loans originated by SunTrust on behalf of Banuestra. Fees from the loans funded by SunTrust are accrued monthly and included in the due from affiliate account. The Company incurs fees to SunTrust for originating and servicing loans on the SunTrust network. The fees are accrued monthly and included in the due from affiliate account.

        Banking services includes fees received from Banuestra deposit relationships on the SunTrust system. Under the agreement with SunTrust, the Company earns fees equal to the service fees, NSF Fees, ATM fees and other transaction fees generated by customer accounts added to the SunTrust banking network from Banuestra locations. The Company incurs fees to SunTrust for maintaining the deposit relationships on the SunTrust network. The fees are accrued monthly and included in the due from affiliate account.

        Other financial services revenue includes check cashing fees, membership fees and tax preparation and assistance fees paid by Banuestra customers for services performed. The revenues are recognized when the services are provided to the Company's customers.

        Sales of tangible goods includes the revenue received from the sales of pre-paid long distance phone cards. The revenue is recognized at the time of sale with a corresponding charge to cost of tangible goods sold.

        Conexión El Banco/Consulting Services include the revenues received from licensing our proprietary web-based operating system to third-parties and revenues received from third-parties to assist them with implementing the Banuestra business model within their business. The revenues and corresponding expenses are recognized as the services are performed for the third-parties.

        Other operating costs and expenses includes the provision for NSF checks, provision for credit exposure on loans and losses on bank deposits. The provisions are charged to earnings according to the summary of significant accounting policies detailed previously. Losses on bank deposits are recognized when incurred.

        Selling, general and administrative expenses include salaries and employee benefits, occupancy and equipment as well as other general and administrative expenses. The costs are recognized when incurred.

        Non-operating revenues (expenses) includes interest income on bank deposits and interest expense on the note payable to affiliate. Interest income and expense is accrued monthly and recorded to the appropriate interest income or expense account.

Income Taxes

        The Company uses an asset and liability approach for financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. Income tax expense is the tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period.

Stock Compensation Plans

        Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income as if the fair value based method of accounting had been applied. The Company used the following assumptions using the Minimum Value method to determine the fair value: risk free interest rate range of 4.11% to 4.19%, an expected life of ten years and no dividend yield. The following table illustrates the effect on 2004 and 2005 net loss if the Company had applied the fair value recognition provisions of SFAS. No. 123 to stock based employee compensation:

	2004	2005
Net loss as reported	$4,251,650	3,868,422
Deduct: Total stock based compensation expense determined
under fair value based methods for all awards	311,848	330,197

Proforma net loss	$4,563,498	4,198,619

Weighted average grant date fair value of options granted during the year	$3.89	5.45

Fair Value of Financial Instruments

        The Company's financial instruments consist of cash, due from affiliate, accounts receivable, accounts payable and accrued expenses, settlement obligations and note payable to affiliate. Pursuant to SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying values of its financial instruments in the financial statements to approximate their fair value.

Net Loss Per Share

        Basic Earnings Per Share ("EPS") includes no dilution and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity. Due to the net loss in all periods presented, the calculation of diluted per share amounts would result in an anti-dilutive result and therefore is not presented. Potentially dilutive shares at December 31, 2004 and 2005 include the following:

	2004	2005
Stock options	1,043,235	1,275,485
Warrants	1,309,706	1,609,154

	2,352,941	2,884,639

Recent Accounting Pronouncements

Accounting for Hybrid Instruments

        In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 155 Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133. Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings. This election can be made on an instrument-by-instrument basis. The effective date of this standard is for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. This standard is not expected to have an impact on the Company's financial position, results of operations or disclosures.

Accounting for Changes and Error Corrections

        In May 2005, the FASB issued SFAS No. 154 Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statements No. 3. SFAS No. 154 changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and all changes required by an accounting pronouncement when the new pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effects of the change. This standard, which is effective for years beginning after December 15, 2005, is not expected to have a material effect on the Company's financial position, results of operations, or disclosures.

Exchanges of Non-monetary Assets

        In December 2004, the FASB issued SFAS No. 153 Exchanges of Non-monetary Assets—an amendment of APB Opinion No. 29. SFAS No. 153 clarifies that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged, with a general exception for exchanges that have no commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard did not to have a material impact on the Company's financial statements.

Share-Based Payment

        In December 2004, the FASB revised SFAS No. 123 ("SFAS No. 123 (R)"). SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) is effective for periods beginning after December 15, 2005. The Company will adopt the provisions of SFAS No. 123 (R) beginning January 1, 2006. The Company will recognize compensation cost for all awards granted after the effective date. For awards before 2006, no future compensation cost will be recognized based on the Company's selection of the Minimum Value to measure the fair value of the previous grants.

Accounting for Certain Loans and Debt Securities Acquired in a Transfer

        In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. Statement of Position 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP limits the yield that may be accreted to the excess of the investor's estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor's initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield loss accrual, or valuation allowance. This SOP prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. We are currently evaluating the impact of the SOP. Certain transactions are being considered by the Company which would require the application of such standard. The application will effect the recorded basis of the assets acquired and the future recognition of interest income. The Company has not determined the allocation of basis under the standard. To date, the adoption of SOP 03-3 has not had any impact on our financial position or operating results.

(2)  Restatement

        The Company changed its presentation for its statement of operations from a format similar to that of a bank holding company to that of a commercial company. In addition, as described in note 6, the Company commenced the issuance of debt in August 2005 which accompanied a warrant with an exercise price of $.01. When compiling the financial statements as of December 31, 2005, no consideration was given to the value of the in the money warrants. Under the guidance provided by generally accepted accounting principles of the United States of America, the transaction requires an allocation of basis between the fair value of the warrants and the related balance of debt. As a result, the fair value of the warrants is represented as a discount in the note issuance. The basis in the discount is amortized into interest expense over the life of the loan to properly reflect the cost of borrowings to the Company. The Company restated its 2005 financial statements. No prior periods reported were affected.

        In determining the value of the warrants, the Company used the Black-Scholes pricing model. Under the agreements related to the warrants, the holder vests in the right to exercise the warrant with 50% of the warrants granted at the date of the issuance of the debt with the remainder of the warrants granted vesting 12 months from the date of issuance assuming the advance is not repaid in full. Based on information available after year-end, management believes the warrants will fully vest because such repayment prior to the anniversary is unlikely. The restatement below considers the total amount of the warrants to be outstanding as of the original date of issuance as it is management's opinion that such warrants will fully vest. Additionally, given such consideration as to probable vesting, the restated information reflects the additional interest expense reflecting the accretion of the discount attributable to the issuance of the warrants.

        The following table details the totals as originally reported as well as the restated totals for the period ending December 31, 2005:

	As Originally Reported	As Restated
Balance Sheet:
Note payable to affiliate	$1,978,185	676,919
Total liabilities	2,887,411	1,586,145
Additional paid-in capital	13,129,713	14,668,874
Accumulated deficit	(12,613,375)	(12,851,270)
Stockholders' equity	570,908	1,872,174
Statement of Operations:
Interest expense on note payable to affiliate	$91,122	329,017
Net loss	3,630,527	3,868,422
Earnings per share	.67	.71

(3) Property and Equipment

        Property and equipment at December 31, 2004 and 2005 is summarized as follows:

	2004	2005
Leasehold improvements	$1,283,819	1,285,436
Furniture and equipment	1,073,020	1,088,912

	2,356,839	2,374,348
Less: accumulated depreciation	(274,390)	(544,021)

	$2,082,449	1,830,327

        Depreciation expense was $180,329 and $269,631 for the years ended December 31, 2004 and 2005, respectively.

(4) Reserve for NSF Checks

        The changes to the reserve for NSF checks for the years ended December 31, 2004 and 2005 are as follows:

	2004	2005
Balance at beginning of year	$52,622	87,255
Provision charged to operations	80,531	203,264
Losses	(45,898)	(128,678)

Balance at end of year	$87,255	161,841

(5) Reserve for Credit Exposure

        The changes to the reserve for credit exposure for the years ended December 31, 2004 and 2005 are as follows:

	2004	2005
Balance at beginning of year	$—	79,443
Provision charged to operations	79,443	195,052
Losses	—	(154,958)

Balance at end of year	$79,443	119,537

(6) Note Payable to Affiliate

        In August 2005, the Company entered into an agreement with Nuestra Loan, LLC ("LLC"), a related party, to provide up to $5 million of bridge financing to the Company to fund its operational needs. The funding for the LLC was provided by current shareholders of the Company and is secured by all of the assets and intellectual property of the Company. At December 31, 2005 the outstanding balance of the note payable was $676,919, net of a discount totaling $1,301,266.

        The terms of the note include an interest rate of 12% per year, escalating to 18% per year if it is not paid at maturity. The note matures on August 31, 2007. The LLC granted 282,934 warrants for the Company's common stock exercisable at $0.01. The warrants were granted for common stock representing 2% of the Company's outstanding equity at the date of the grant for each $1 million amount of the loan (prorated for the actual amount of the loan). These warrants vested 50% at the date of the loan and 50% will vest on the 12-month anniversary of the loan. Unvested warrants will be canceled if the loan is paid in full within 12 months of the date of the loan. The value of the warrants was determined using the Black-Scholes pricing model and was recorded as a discount to the note payable with an offsetting entry to additional paid-in-capital. The discount is accreted to interest expense through the maturity date of the debt. The Company paid a 1% commitment fee at the time of the loan. Loan proceeds are made available to the Company as investments are received by the LLC.

(7) Defined Contribution Plan

        The Company began a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) in 2005 covering substantially all employees subject to certain minimum age and service requirements. Contribution to the plan by employees is voluntary. The Company matches 100% of the participants' contributions up to 3% of the participants' salaries and an additional 50% of the participants' contributions up to an additional 2% of the participants' salaries. The contributions are limited to the annual 401(k) contribution limits. Contributions to the plan charged to expense during 2005 were $48,431.

(8) Income Taxes

        The Company had no income tax expense or benefit for the periods ended December 31, 2004 and 2005 as net operating losses were incurred. At December 31, 2004 and 2005, based on the weight of the evidence available, a valuation allowance was provided against the net deferred tax assets since it was more likely than not that these assets would not be realized as their realization was heavily dependent on future taxable income. The Company assesses the likelihood of realization of deferred tax assets regularly and places significant weight on consistent and predictable monthly pretax earnings in determining the likelihood of realization. Upon generation of sustainable monthly earnings, the valuation allowance will be reversed through earnings as a provision for income tax benefit. The valuation allowance was $4,722,958 at December 31, 2005, as compared to $3,311,127 at December 31, 2004.

        The components of income tax (benefit) expense for the years ended December 31, 2004 and 2005 are as follows:

	2004	2005
Deferred	$(1,506,778)	(1,321,526)
Change in valuation allowance	1,506,778	1,321,526

	$—	—

        The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2004 and 2005 is as follows:

	2004	2005
Pretax loss at statutory rate	$(1,445,561)	(1,315,263)
Change in valuation allowance	1,506,778	1,321,526
Other	(61,217)	(6,263)

	$—	—

        The following table summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred taxes at December 31, 2004 and 2005:

	2004	2005
Deferred income tax assets:
Reserve for NSF checks	$33,122	61,435
Organizational and preopening costs	39,482	17,946
Operating loss and credit carryforwards	3,268,433	4,586,113
Other	9,197	7,523
Reserve for credit exposure	—	45,376
Total gross deferred income tax assets	3,350,234	4,718,393
Less valuation allowance	(3,311,127)	(4,632,653)

Deferred income tax asset	39,107	85,740
Deferred income tax liability relating to property and equipment	(39,107)	(85,740)

Net deferred income tax asset	$—	—

        Loss carryforwards for federal income tax purposes at December 31, 2004 and 2005 are $8,626,260 and $12,081,306, respectively. Loss carryforwards for state income tax purposes at December 31, 2004 and 2005 are $8,410,082 and $11,930,794, respectively. Loss carryforwards for both federal and state income tax purposes begin to expire in 2021.

(9) Commitments

        The Company leases its twelve branch offices, in addition to its main office in the Metropolitan Atlanta area. Future minimum lease payments required for the operating leases are as follows:

2006	$408,313
2007	344,109
2008	261,218
2009	98,960

$1,112,600

        Rental expense was approximately $315,000 and $460,000 for the years ended December 31, 2004 and 2005, respectively.

        The Company has entered into employment agreements with six of its executives. The employment agreements are for perpetual terms ranging from 18 months to 3 years and provide for base salaries and other benefits commensurate with their employment. The agreements are cancelable upon certain provisions by the Company or at any time by the employee.

(10) Stock Options

        In 2001, the Board of Directors of the Company adopted the Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan (the "Plan"). The Plan offers stock options to selected employees and directors to encourage continued employment and to provide recognition for services that have contributed or will contribute to the success of the Company. Under the Plan, the Company may grant options to select employees and directors to acquire shares of Nuestra common stock at the fair value at the date of grant. The number of shares and the exercise schedules are determined at the sole discretion of the Company. A total of 500,000 shares of common stock were reserved for possible issuance under this plan. Shares reserved for future awards under this plan were 234,799 as of December 31, 2005. Additionally, 826,284 and 1,010,284 nonqualified stock options were issued outside the plan on terms similar to Plan options as of December 31, 2004 and 2005, respectively.

        A summary status of the options as of December 31, 2004 and 2005 is presented below:

	2004		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	968,485	$2.10	1,053,235	$2.26
Awarded during the year	95,000	$3.89	225,000	$5.45
Exercised during the year	(10,000)	$1.23	—
Forfeited during the year	(250)	$1.74	(2,750)	$5.45

Outstanding, end of year	1,053,235	$2.26	1,275,485	$2.82

Options exercisable at year end	827,185	$2.24	1,074,468	$2.44

Options Outstanding

Shares	Exercise Price	Weighted Average Remaining Life	Exercisable Shares
68,365	$0.03	5.5 years	68,365
35,000	$0.65	5.8 years	35,000
111,192	$1.23	6.1 years	108,592
11,000	$1.43	6.2 years	10,600
275,678	$1.74	6.8 years	272,678
141,000	$2.50	7.1 years	130,400
316,000	$3.25	7.7 years	313,500
95,000	$3.89	8.2 years	70,000
222,250	$5.45	9.1 years	65,333

1,275,485			1,074,468

(11) Stock Warrants

        A summary of the Company's outstanding warrants as of December 31, 2005 is presented below:

Warrants Outstanding

Shares	Exercise Price	Average Remaining Life	Exercisable Shares
999,448	$0.01	3.9 years	857,981
74,005	$0.65	5.8 years	74,005
299,240	$1.23	6.2 years	299,240
113,131	$1.74	6.8 years	113,131
102,251	$2.50	7.7 years	102,251
21,079	$3.25	7.8 years	21,079

1,609,154			1,467,687

        The outstanding warrants have a weighted average exercise price of $0.59 at December 31, 2005.

        The Company issued 1,309,706 warrants with exercise prices ranging from $0.01 to $3.25 in conjunction with common stock sales prior to 2004. The exercise price of the warrants equaled the fair market value of the common stock sold.

        In 2005, the Company issued 282,934 warrants with an exercise price of $0.01 in conjunction with a note payable to an affiliate described in Note 6. The grant-date fair value of each option granted in conjunction with the note payable was $5.44. The fair value of each warrant is estimated on the date of grant using the Black-Scholes Model. The following weighted average assumptions were used for the grants:

Dividend yield	—%
Expected volatility	20%
Risk-free interest rate	4.99%
Expected term	3 years

        The total value of the warrants was $1,539,161 and was recorded as a discount on the note payable with a corresponding entry to additional paid-in-capital.

        In addition, the Company sold 16,514 warrants to an investor during 2005 for $90,000. The warrants sold have an exercise price of $.01.

(12) Significant Related Party Transactions

        Nelson Mullins Riley & Scarborough LLP, a law firm of which a director of the Company is a partner, provided legal counsel services to the Company during 2004 and 2005. Legal fees paid to Nelson Mullins Riley & Scarborough LLP approximated $180,500 and $324,700 for the years ended December 31, 2004 and 2005, respectively, of which $73,700 and $88,233 are included in accounts payable at December 31, 2004 and 2005, respectively.

        Goico & Bolet, PC, a law firm of which a board member of the Company is a partner, provided legal counsel services to the Company during 2005. The amounts paid to Goico & Bolet, PC during 2005 totaled $18,600.

        The Company sub-leases one of its branch offices from JGD, LLC ("JGD"). The Company's chairman and two directors are members of JGD. Each member of JGD personally guaranteed the lease payments to the third-party lessor on the Company's behalf. In consideration for their guarantees, the Company granted each of the guarantors warrants to purchase 27,710 shares of our common stock at an exercise price of $1.23 per share. A total of 83,130 warrants were issued. The lease payments made by the Company are paid directly to the third-party lessor.

        The Company sub-leases one of its branch offices from JDR Real Estate, LLC ("JDR"). Two of the Company's directors are members of JDR. Each member of JDR personally guaranteed the lease payments to the third-party lessor on the Company's behalf. In consideration for their guarantees, the Company granted each of the guarantors warrants to purchase 31,034 shares of our common stock at an exercise price of $1.74 per share. A total of 62,068 warrants were issued. The lease payments made by the Company are paid directly to the third-party lessor.

(13) Subsequent Events

a.
On May 5, 2006, the Company signed a definitive agreement to purchase the banking charter of The National Bank of Gainesville ("NBOG") in Gainesville, Georgia for a cash payment of $6.5 million, less certain expenses prior to closing. The Company intends to raise capital through a public offering to make the purchase.

b.
On June 13, 2006, the Company entered into an agreement with SunTrust to terminate the relationship under the joint operating agreement by July of 2007. In addition, this agreement provides the return of all of the Company's common shares and warrants held by SunTrust as well as two cash payments. The first payment of $500,000 was received in June 2006. A second payment is variable based upon how quickly the Company exits the relationship.

c.
On October 24, 2006, the Company notified SunTrust that SunTrust could consolidate the joint deposit and loan accounts into SunTrust effective February 4, 2007. As a result of the consolidation, SunTrust will pay the Company $1,500,000 on February 4, 2007, and the Company will be obligated to return to SunTrust the operating cash currently being used by the Company, the average balance of which was $2,802,507 for the month of October 2006. If the consolidation is complete on February 4, 2007, from that date forward, the Company will not longer be affiliated with SunTrust. The Company will continue to operate its 12 retail locations and offer its customers financial services similar to those offered under the SunTrust relationship.

d.
On October 25, 2006, the Company and NBOG Bancorporation, Inc. mutually agreed to terminate their pending merger agreement. The parties concluded that receipt of regulatory approval would not be forthcoming on a timely enough basis to satisfy each side's business requirements. Under the terms of a termination agreement, both parties agreed to release any claims they may have against the other and that no termination fee would be paid by either party.

e.
On June 20, 2006, the Company changed its name from Nuestra Tarjeta de Servicios, Inc. to El Banco Financial Corporation. On November 21, 2006, the Company changed its name to Banuestra Financial Corporation.

 BANUESTRA FINANCIAL CORPORATION

Balance Sheet

September 30, 2006

(Unaudited)

Assets
Current assets:
Cash	$2,588,343
Due from affiliate	389,132
Accounts receivable	21,619
Other assets	436,988

Total current assets	3,436,082
Property and equipment, net	1,824,884
Deposits	48,079

$5,309,045

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,078,344
Settlement obligations	208,651
Reserve for NSF checks	147,905
Reserve for credit exposure	550,842

Total current liabilities	1,985,742
Note payable to affiliate, net of discount	2,554,622

Total liabilities	4,540,364

Commitments
Shareholders' equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized; no shares issued	—
Common stock, $.01 par value, 100,000,000 shares authorized; 4,776,752 shares issued and outstanding	50,089
Additional paid-in capital	17,981,723
Accumulated deficit	(17,263,131)

Total shareholders' equity	768,681

$5,309,045

See accompanying notes to financial statements.

 BANUESTRA FINANCIAL CORPORATION

Statements of Operations

For the Nine Months Ended September 30, 2005 and 2006

(Unaudited)

	2005	2006
Sales revenues:
Lending services	$3,257,009	3,257,399
Banking services	790,505	988,986
Other financial services	1,261,255	1,821,917
Sales of tangible goods	224,956	343,914
Conexión El Banco/consulting services	44,527	54,083

Total sales revenues	5,578,252	6,466,299

Costs and expenses applicable to sales revenues:
Fees to affiliate for lending services	1,715,398	1,938,816
Fees to affiliate for banking services	333,787	413,047
Cost of tangible goods sold	182,080	267,228
Cost of Conexión El Banco/consulting services	5,292	8,356

Total cost and expenses applicable to sales revenues	2,236,557	2,627,447
Other operating costs and expenses	316,492	570,924

Gross margin	3,025,203	3,267,928

Selling, general and administrative expenses:
Salaries and employee benefits	3,750,070	4,386,020
Occupancy and equipment	994,110	1,047,798
Other selling, general and administrative	919,120	1,299,440

Total selling, general and administrative expenses	5,663,300	6,733,258

Total operating loss	(2,638,097)	(3,465,330)

Non-operating income (expenses):
Interest Income on bank deposits	10,462	39,107
Interest Expense on note to affiliate	70,156	(1,485,637)
Fee paid by affiliate associated with contract termination	—	500,000

Total non-operating income (expenses)	(59,694)	(946,530)

Net loss	$(2,697,791)	(4,411,860)

Weighted average outstanding shares	5,423,086	5,257,327
Loss per share	$(0.50)	(0.84)

See accompanying notes to financial statements.

 BANUESTRA FINANCIAL CORPORATION

Statements of Cash Flows

For the Nine Months Ended September 30, 2005 and 2006

(Unaudited)

	2005	2006
Cash flows from operating activities:
Net loss	$(2,697,791)	(4,411,860)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	203,191	214,492
Loss on disposal of equipment	—	115
Stock-based employee compensation expense	—	308,498
Provision for NSF checks	141,590	58,446
Provision for credit exposure	40,041	434,265
Accretion of note payable discount	43,186	1,165,250
Change in:
Due from affiliate	(388,923)	(227,681)
Accounts receivable	32,165	70,461
Other assets	(69,266)	(300,417)
Deposits	621	(7,326)
Accounts payable and accrued expenses	(258,330)	740,487
Settlement obligations	95,913	(81,340)
Reserve for NSF checks	(103,987)	(72,382)

Reserve for shared credit exposure		(2,960)
Net cash used by operating activities	(2,961,590)	(2,111,952)

Cash used by investing activities consisting of net cash used for purchases of furniture and equipment	(12,746)	(209,164)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,220,163	500,000
Proceeds from note payable to affiliate	1,356,500	3,210,000
Proceeds from issuance of warrants	70,000	—
Proceeds from exercise of warrants	—	2,322

Net cash provided by financing activities	2,646,663	3,712,322

Net change in cash	(327,673)	1,391,206
Cash at beginning of period	1,496,058	1,197,137

Cash at end of period	$1,168,385	2,588,343

See accompanying notes to financial statements.

 BANUESTRA FINANCIAL CORPORATION

Notes to Financial Statements

(1) Summary of Significant Accounting Policies

Operations

        Banuestra Financial Corporation (the "Company") is a financial services company focused on providing financial services to the Latin community. Operating as "Banuestra" ("Banuestra"), the Company offers a variety of financial services to its customers including issuance of membership identification cards, tax identification numbers, check cashing, wire transfers, phone cards and money orders. In addition, the Company has a joint operating agreement with National Bank of Commerce ("NBC"), which was acquired by SunTrust in 2004, to offer traditional bank services to Banuestra customers, which contractually expires December 2006. The operating agreement contains certain provisions that allow it to be extended beyond December 2006. On June 13, 2006, the Company entered into an agreement with SunTrust to terminate the relationship under the joint operating agreement by July of 2007. In addition, this agreement provided for the return of all of the Company's common shares and warrants held by SunTrust as well as two cash payments. The first payment of $500,000 was received in June of 2006. A second payment is variable based upon how quickly the Company exits the relationship. A total of 772,000 shares and 700,000 warrants held by SunTrust were returned to the Company during June of 2006.

        The Company began operations in November of 2001 and operates twelve branch offices in the Atlanta, Georgia metropolitan area as of September 30, 2006. The Company also offers consulting services to clients that would like to implement a version of the Banuestra business model for their business and software licensing of its proprietary platform to enable banks and retailers to materially reduce the risks of accepting and cashing checks.

        The interim financial statements included in this report are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods presented. All such adjustments are of a normal recurring nature. The results of operations for the period ended September 30, 2006 are not necessarily indicative of the results of a full year's operations. For further information, refer to the financial statements and footnotes included in this registration statement for the year ended December 31, 2005.

Use of Estimates

        The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP"). In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates.

Reserve for Non-Sufficient Fund Checks

        The Company maintains a reserve for checks that have been cashed which are potentially uncollectible. Under the Company's operating agreement with SunTrust, the Company is liable for all uncollected funds that result from its check cashing operation. Based on its historical average write-offs of about 11 basis points of the outstanding amount of uncollected checks, the Company provides 15 basis points of the check cashing volume to the reserve for NSF checks and maintains a general reserve for fraud totaling $60,000. Losses associated with NSF checks are charged to the reserve account. Management believes its estimate for the reserve for NSF checks is sufficient to absorb its potential exposure to uncollectible checks.

Reserve for Credit Exposure

        The Company originates consumer loans, which are underwritten and serviced by SunTrust, and SunTrust originates, underwrites and services mortgage loans under the Banuestra brand. Under the Company's operating agreement with SunTrust, the Company is liable for default loans while under the operating agreement with SunTrust. The Company maintains a reserve for loans that are potential default loans. Losses associated with default loans are charged to the reserve account.

        In 2005 and prior years, the Company set its loan loss reserve at 0.25% of the amount of loans outstanding. During 2005, the Company experienced higher than anticipated loan losses in the mortgage portfolio. During that year, SunTrust foreclosed on five loans in the portfolio, with an average loss charge of 23% of the customer balance at the time of foreclosure. The Company recognized loan losses in the portfolio of $159,000 in fiscal year 2005. There were no charge-offs during the nine-month period ending September 30, 2006. As a result of its experience in 2005, the Company began to closely monitor payment history on this loan portfolio, and adjusted its loan loss reserves to reflect additional risk indicated by overdue payments. Currently, the Company sets its loan loss reserves for the mortgage and consumer loan portfolios as follows:

  •
  2% of the outstanding balances of loans which are greater than 30 days overdue;

  •
  5% of the outstanding balances of loans which are greater than 60 days overdue;

  •
  10% of the outstanding balances of loans which are greater than 90 days overdue;

  •
  15% of the outstanding balances of loans which are greater than 120 days overdue; and

  •
  20% of the outstanding balances of loans which are in foreclosure.

        As of September 30, 2006 there were 14 SunTrust loans in foreclosure. As a result, the Company currently has a loan loss reserve of $550,842, and expects to incur some amount of loss from some or all of these loans. Management believes its estimate for the reserve for credit exposure is sufficient to absorb its potential losses from default loans.

Stock Compensation Plans

        The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123 (R) on January 1, 2006. SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) became effective for periods beginning after December 15, 2005. The Company will recognize compensation cost for all awards granted after the effective date. The Company did not grant any options during the first quarter of 2006. The Company granted 218,600 options in the second quarter of 2006. The Company granted 94,500 options in the third quarter of 2006. For awards before 2006, no future compensation cost will be recognized based on the Company's selection of the Minimum Value method to measure the fair value of the previous grants.

        Prior to the adoption of SFAS 123R, the Company followed the provisions outlined in SFAS No. 123, "Accounting for Stock-Based Compensation", which encouraged all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allowed an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income as if the fair value based method of accounting had been applied. The following table illustrates the effect on the net loss for the nine months ended September 30, 2006 if the Company had applied the fair value recognition provisions of SFAS. No. 123 to stock based employee compensation:

2006
Net loss as reported	$4,411,839
Deduct: Total stock based compensation expense determined under fair value based methods for all awards	110,590

Proforma net loss	$4,522,429

        The compensation expense included in the pro forma results was determined based on the fair value of the option at the time of grant multiplied by the number of options granted, recognized over the vesting period.

        The Company recognized $308,498 of stock-based employee compensation expense during the nine months ended September 30, 2006 associated with its stock option grants. The Company is recognizing the compensation expense for stock option grants with graded vesting schedules on a straight-line basis over the requisite service period of the award as permitted by SFAS No. 123 (R). As of September 30, 2006, there was $359,390 of unrecognized compensation cost related to stock option grants. The cost is expected to be recognized over the vesting period of approximately three years.

        The weighted average grant-date fair value of each option granted during the 2006 was $2.15. The fair value of each option is estimated on the date of grant using the Black-Scholes Model. The following weighted average assumptions were used for grants in 2006:

Dividend yield	—%
Expected volatility	20%
Risk-free interest rate	5.01%
Expected term	6.5 years

Net Loss Per Share

        Basic Earnings Per Share ("EPS") includes no dilution and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity. Due to the net loss in all periods presented, the calculation of diluted per share amounts would result in an anti-dilutive result and therefore is not presented. Potentially dilutive shares at September 30, 2006 include the following:

Stock options	1,582,835
Warrants	1,136,062

2,718,897

(2) Definitive Agreement

        On May 5, 2006, the Company signed a definitive agreement to purchase the banking charter of The National Bank of Gainesville ("NBOG") in Gainesville, Georgia for a cash payment of $6.5 million, less certain expenses prior to closing. The Company intends to raise capital through a public offering to make the purchase.

(3) Reserve for NSF Checks

        The changes to the reserve for NSF checks for the nine months ended September 30, 2005 and 2006 are as follows:

	2005	2006
Balance at beginning of period	$87,255	161,841
Provision charged to operations	141,590	58,446
Losses	(103,987)	(72,382)

Balance at end of period	$124,858	147,905

        The Company changed its estimate for the reserve for NSF checks during 2006. Refer to the summary of significant accounting policy detailed in footnote 1 for the reserve methodology used by the Company. The change in estimate is due to the adoption of a new methodology to calculate the reserve. The new methodology reflects the low level of historical losses. Management believes its estimate for the reserve for NSF checks is reasonable and sufficient to absorb its potential exposure to uncollectible checks.

(4) Reserve for Credit Exposure

        The changes to the reserve for credit exposure for the nine months ended September 30, 2005 and 2006 are as follows:

	2005	2006
Balance at beginning of period	$79,443	119,537
Provision charged to operations	40,041	434,265
Losses		(2,960)

Balance at end of period	$119,484	550,842

        The Company changed its estimate for the reserve for credit exposure during 2006. Refer to the summary of significant accounting policy detailed in Note 1 for the reserve methodology used by the

Company. The change in estimate is due to the adoption of a new methodology to calculate the reserve. The new methodology reflects the level of historical losses and future anticipated losses. Management believes its estimate for the reserve for credit exposure is reasonable and sufficient to absorb its potential exposure for credit losses.

(5) Note Payable to Affiliate

        In August 2005, the Company entered into an agreement with Nuestra Loan, LLC ("LLC"), a related party, to provide up to $5 million of bridge financing to the Company to fund its operational needs. The funding for the LLC was provided by current shareholders of the Company and is secured by all of the assets and intellectual property of the Company. At September 30, 2006 the outstanding balance of the note payable was $2,554,622, net of discount totaling $2,633,563.

        The terms of the note include an interest rate of 12% per year, escalating to 18% per year if it is not paid at maturity. The note matures on August 31, 2007. The LLC was granted 742,042 warrants for the Company's common stock exercisable at $0.01. The warrants were granted for common stock representing 2% of the Company's outstanding equity at the date of the grant for each $1 million amount of the loan (prorated for the actual amount of the loan). These warrants vested 50% at the date of the loan and 50% will vest on the 12-month anniversary of the loan. Unvested warrants will be cancelled if the loan is paid in full within 12 months of the date of the loan. The value of the warrants was determined using the Black-Scholes pricing model and was recorded as a discount to the note payable with an offsetting entry to additional paid-in-capital. The discount is accreted to interest expense through the maturity date of the debt. The Company paid a 1% commitment fee at the time of the loan. Loan proceeds are made available to the Company as investments are received by the LLC.

(6) Stock Options

        In 2001, the Board of Directors of the Company adopted the Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan (the "Plan"). The Plan offers stock options to selected employees and directors to encourage continued employment and to provide recognition for services that have contributed or will contribute to the success of the Company. Under the Plan, the Company may grant options to select employees and directors to acquire shares of common stock at the fair value at the date of grant. The number of shares and the exercise schedules are determined at the sole discretion of the Company. A total of 1,300,000 shares of common stock were reserved for possible issuance under this Plan. Shares reserved for future awards under this plan were 971,949 as of September 30, 2006. Additionally, 1,254,784 nonqualified stock options were issued outside the Plan on terms similar to Plan options as of September 30, 2006.

        A summary status of the options as of September 30, 2006 is presented below:

	2006
	Shares	Weighted Average Exercise Price
Outstanding, December 31, 2005	1,275,485	$2.82
Granted during the period Forfeited during the period	313,100	$6.23
(5,750)	$5.27

Outstanding, September 30, 2006	1,582,835	$3.50

Options exercisable, end of period	1,289,102	$2.98

	Options Outstanding
Shares	Exercise Price	Weighted Average Remaining Life	Exercisable Shares
68,365	$0.03	4.8 years	68,365
35,000	$0.65	5.0 years	35,000
110,942	$1.23	5.4 years	109,692
11,000	$1.43	5.5 years	10,800
275,678	$1.74	6.0 years	272,678
141,000	$2.50	6.4 years	140,600
316,000	$3.25	7.0 years	316,000
95,000	$3.89	7.5 years	95,000
435,350	$5.45	9.0 years	188,467
94,500	$8.00	9.8 years	52,500

1,582,835			1,289,102

(7) Stock Warrants

        A summary of the Company's outstanding warrants as of September 30, 2006 is presented below:

	Warrants Outstanding
Shares	Exercise Price	Average Remaining Life	Exercisable Shares
526,356	$0.01	9.7 years	526,356
74,005	$0.65	5.0 years	74,005
299,240	$1.23	5.6 years	299,240
113,131	$1.74	6.0 years	113,131
102,251	$2.50	7.0 years	102,251
21,079	$3.25	7.0 years	21,079

1,136,062			1,136,062

        The outstanding warrants have a weighted average exercise price of $0.86 at September 30, 2006.

        In 2006, the Company issued 459,108 warrants with an exercise price of $0.01 in conjunction with a note payable to an affiliate described in Note 5. The grant-date fair value of each option granted in conjunction with the note payable was $5.44. The fair value of each warrant is estimated on the date of grant using the Black-Scholes pricing model. The following weighted average assumptions were used for the grants:

Dividend yield	—%
Expected volatility	20%
Risk-free interest rate	4.99%
Expected term	3 years

        The total value of the warrants was $2,497,548 and was recorded as a discount on the note payable with a corresponding entry to additional paid-in-capital.

        In addition, a total of 700,000 warrants with an exercise price of $.01 were voided as part of the termination of the SunTrust operating agreement described in Note 1.

(8) Common Stock Offering

        On July 20, 2006, the Company filed Form SB-2 with the United States Securities and Exchange Commission ("SEC") to initiate an offering of its common stock to the public. The Company intends to sell 5,833,333 shares of its common stock for $6.00 per share. The Company will commence sales efforts once the SEC declares the Form SB-2 effective.

(9) Subsequent Event

a.
On October 24, 2006, the Company notified SunTrust that SunTrust could consolidate the joint deposit and loan accounts into SunTrust effective February 4, 2007. As a result of the consolidation, SunTrust will pay the Company $1,500,000 on February 4, 2007, and the Company will be obligated to return to SunTrust the operating cash currently being used by the Company, the average balance of which was $2,802,507 for the month of October 2006. If the consolidation is complete on February 4, 2007, from that date forward, the Company will not longer be affiliated with SunTrust. The Company will continue to operate its 12 retail locations and offer its customers financial services similar to those offered under the SunTrust relationship.

b.
On October 25, 2006, the Company and NBOG Bancorporation, Inc. mutually agreed to terminate their pending merger agreement. The parties concluded that receipt of regulatory approval would not be forthcoming on a timely enough basis to satisfy each side's business requirements. Under the terms of a termination agreement, both parties agreed to release any claims they may have against the other and that no termination fee would be paid by either party.

d.
On June 20, 2006, the Company changed its name from Nuestra Tarjeta de Servicios, Inc. to El Banco Financial Corporation. On November 21, 2006, the Company changed its name to Banuestra Financial Corporation.

 BANUESTRA FINANCIAL CORPORATION

ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed balance sheet as of September 30, 2006 and unaudited pro forma condensed statements of operations for the year ended December 31, 2005 and for the nine months ended September 30, 2006 and give effect to the termination of our relationship with SunTrust as follows:

  •
  the elimination of all revenue and expenses associated with our joint SunTrust accounts from our financial results for all periods shown; and

  •
  the reduction of our retail location personnel by approximately 40%. If we had in fact eliminated these operations and not replaced them with additional products, services, or customer growth, we would have been able to eliminate these personnel because (1) our retail locations would not have been regulated during these periods as bank branches if the SunTrust relationship had been terminated, allowing us to have fewer redundant employees in each retail location at non-peak hours, and (2) the removal of the SunTrust deposit accounts from our operations would have significantly reduced our daily transaction volume reducing our need for these personnel.

        The presented pro forma financial statements assume the elimination of the SunTrust accounts but do not reflect the effects of this offering or the contributions of any additional operations we might have undertaken and which are reflected in our current business plan, such as opening new locations, adding a prepaid debit card product, initiating our loan programs, and expanding our Banuestra Solutions consulting and technology business. The pro forma financial statements also do not reflect the $1.5 million termination payment from SunTrust which we expect to receive upon consolidation of our joint accounts into SunTrust. This payment is approximately equivalent to the net income we would have expected to generate from the joint SunTrust deposit and loan accounts for a period of nine months.

        The unaudited pro forma condensed statement of operations for the year ended December 31, 2005 is based on the historical financial statements of Banuestra Financial Corporation and the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed financial statements. The unaudited pro forma condensed statement of operations for the nine months ended September 30, 2006 were derived from the unaudited interim financial statements for Banuestra Financial Corporation. These unaudited pro forma condensed statements of operations give effect to the transaction as if it had been consummated at the beginning of the earliest period presented, or January 1, 2005.

        The unaudited pro forma condensed financial statements should be read together with the historical financial statements of Banuestra Financial Corporation, including the respective notes to those financial statements. The pro forma information presented does not necessarily indicate the financial position or the results of operations in the future or the financial position or the results of operations that would have been realized had the transaction been consummated during the periods or as of the dates for which the pro forma information is presented.

 BANUESTRA FINANCIAL CORPORATION

ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS

PRO FORMA CONDENSED BALANCE SHEET

SEPTEMBER 30, 2006

	BF	ADJUSTMENTS	CONSOLIDATED
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$2,588,343		2,588,343

	2,588,343	—	2,588,343

Premises and Equipment	1,824,884	—	1,824,884
Other Assets	895,818	—	895,818

Total Assets	$5,309,045	—	5,309,045

LIABILITIES
Note Payable to Affiliate, net of discount	2,554,622		2,554,622
Other Liabilities	1,985,742	—	1,985,742

Total Liabilities	4,540,364	—	4,540,364

STOCKHOLDERS' EQUITY
Common Stock	32,926		32,926
Additional Paid-In Capital	17,998,886		17,998,886
Accumulated Deficit	(17,263,131)		(17,263,131)

Total Stockholders' Equity	768,681	—	768,681

Total Liabilities and Stockholders' Equity	$5,309,045	—	5,309,045

 BANUESTRA FINANCIAL CORPORATION

ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS

PRO FORMA CONDENSED STATEMENT OF INCOME

YTD DECEMBER 31, 2005

	BF	ADJUSTMENTS		CONSOLIDATED
Sales Revenue	$7,616,840	(4,391,664 (1,086,511	)A )B	$2,138,665
Cost and Expenses Applicable to Sales Revenue	3,075,233	(2,352,070 (457,393	)A )B	265,770
Other Operating Costs and Expenses	545,271	(146,955 (195,052	)A )B	203,264
Gross Margin	3,996,336	(2,326,705)		1,669,631
Selling, General, and Administrative
Salaries and Employee Benefits	4,967,450	(1,176,241	)C	3,791,209
Occupancy and Equipment	1,339,348			1,339,348
Other Selling, General, and Administrative	1,247,501			1,247,501

	7,554,299	(1,176,241)		6,378,058

Total Operating Loss	3,557,963	1,150,464		4,708,427
Non-operating income(expense)
Interest Income on bank deposits	18,558			18,558
Interest Expense on note to affiliate	(329,017)			(329,017)
Fee paid by affiliate associated with contract termination	—			—

	(310,459)	—		(310,459)

Net Loss	$(3,868,422)	(1,150,464)		$(5,018,886)

Basic Loss Per Share	$(1.07)	—		$(1.39)

Weighted Average Shares Outstanding	3,619,995			3,619,995

A.
Removal of Lending Service Sales Revenue and Costs

B.
Removal of Banking Service Sales Revenue and Costs

C.
Removal of costs associated with Banking and Lending service businesses

Branch staffing reduced by 40%	$683,640
Elimination of 4 positions from Branch Operations	$348,150
Benefits on above personnel	$144,451

Salary and Employee Benefits	$1,176,241

 BANUESTRA FINANCIAL CORPORATION

ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS

PRO FORMA CONDENSED STATEMENT OF INCOME

YTD SEPTEMBER 30, 2006

	BF	ADJUSTMENTS		CONSOLIDATED
Sales Revenue	$6,466,299	(3,257,399 (988,986	)D )E	2,219,914
Cost and Expenses Applicable to Sales Revenue	2,627,447	(1,938,816 (413,047	)D )E	275,584
Other Operating Costs and Expenses	570,924	(78,212 (434,266	)D )E	58,446
Gross Margin	3,267,928	(1,382,044)		1,885,884
Selling, General, and Administrative
Salaries and Employee Benefits	4,386,020	(1,005,882	)F	3,380,138
Occupancy and Equipment	1,047,798			1,047,798
Other Selling, General, and Administrative	1,299,440			1,299,440

	6,733,258	(1,005,882)		5,727,376

Total Operating Loss	3,465,330	376,162		3,841,492
Non-operating income(expense)
Interest Income on bank deposits	39,107			39,107
Interest Expense on note to affiliate	(1,485,637)			(1,485,637)
Fee paid by affiliate associated with contract termination	500,000			500,000

	(946,530)	—		(946,530)

Net Loss	$(4,411,860)	(376,162)		$(4,788,022)

Basic Loss Per Share	$(1.26)	—		(1.37)

Weighted Average Shares Outstanding	3,504,303			3,504,303

D.
Removal of Lending Service Sales Revenue and Costs

E.
Removal of Banking Service Sales Revenue and Costs

F
Removal of costs associated with Banking and Lending service businesses

Branch staffing reduced by 40%	$594,866
Elimination of 4 positions from Branch Operations	$264,863
Benefits on above personnel	$146,154

Salary and Employee Benefits	$1,005,882

Serving our customers

EL BANCO

¡Bienvenidos

in our branches

Envio de
Dinero

EL BANCO
DE NUESTRA COMUNIDAD

in the community

BANCO

EL BANCO
DE NUESTRA COMUNIDAD®
¡Para Nuestra Gente!

As of February 4th 2007, El Banco de Nuestra Comunidad will become Banuestra℠.

Banuestra℠
Creciendo con la Comunidad
¡Para Nuestra Gente!

with our people

EL BANCO
DE NUESTRA COMUNIDAD

3,900,000 Shares of Common Stock
$      Per Share

PROSPECTUS

                        , 2006

        Until                        , 2006 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Consistent with the applicable provisions of the Georgia Business Corporation Code, our articles of incorporation provide that we shall indemnify our directors against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role of the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Banuestra Financial Corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We will indemnify and advance expenses to our officers to the same extent as directors, except that we will not be required to advance expenses to them in cases in which the proceeding is brought directly, and not derivatively, by the corporation against the officer in an action authorized by two-thirds of our directors or in a criminal proceeding brought against the officer for alleged criminal conduct that is alleged to have caused losses to the Bank unless the expenses are paid or reimbursed by insurance on a current basis.

        In addition, Article 3 of our articles of incorporation, subject to limited exceptions and timely written notice of proceedings, eliminates the potential personal liability of a director for monetary damages to Banuestra Financial Corporation and to our shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for (1) breach of duty involving appropriation of business opportunity of the Registrant, (2) an act of omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Bylaws do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses to be paid in connection with the sale of shares of our common stock being registered, all of which will be paid by us. This chart does not include commissions and fees payable to consultants and sales agents. All amounts are estimates except the registration fee, the listing fee and the NASD filing fee.

Securities and Exchange Commission registration fee	$4,319
Listing Fee	50,000
NASD Filing Fee	4,537
Accounting fees and expenses	40,000
Transfer Agent and Registrar fees	5,000
Legal fees and expenses	550,000
Sales and travel expenses	50,000
Printing and engraving expenses	100,000
Non-accountable expense allowance to underwriters	702,000
Termination fee and consulting fee to Rogers Capital	340,000
Miscellaneous	21,722

Total	$1,867,578

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        Set forth below are all of our sales of our securities within the past three years that were not registered under the Securities Act of 1933. None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933 or Rule 701 of the Securities Act of 1933.

        Since January 1, 2003, we have granted stock options to purchase 753,558 shares of our common stock at exercise prices ranging from $3.75 to $12.00 per share to our employees, directors, and consultants. Since 2003, we have issued and sold an aggregate of 6,666 shares of our common stock at $1.84 per share pursuant to the exercise of options. These issuances of the options and our common stock were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act or Section 4(2) of the Securities Act of 1933. We also granted SunTrust options to purchase 20,000 shares pursuant to Section 4(2) of the Securities Act of 1933.

        Since January 1, 2003, we have granted warrants to purchase 1,054,643 shares of our common stock at exercise prices ranging from $0.015 to $4.875 per share. Of these, 93,234 were granted to our employees, directors, and consultants, 494,742 were granted to investors in Nuestra Loan, LLC, and 466,667 were granted to SunTrust. Since 2003, we have issued and sold an aggregate of 248,140 shares of our common stock at $0.015 per share pursuant to the exercise of warrants. These issuances of the warrants and our common stock were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act of 1933.

        Directors' Stock in Lieu of Fees    In 2005, each member of our board of directors received an option to purchase 8,000 shares of our common stock for $8.175 per share. These options vest ratably over three years and are evidenced by a separately executed non-qualified option agreements. These issuances were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act.

        In 2006, each member of our board of directors received an option to purchase 8,334 shares of our common stock for $12.00 per share, 4,334 of which vested immediately upon election to the board, and 4,000 of which vest one-year after the date of grant if the director attends at least 75% of the quarterly meetings. In addition, the audit committee chairman receives 2,000 additional full-vested options, the compensation committee chairman receives 1,334 additional fully-vested options, and the corporate governance committee chairman receives 1,334 additional fully-vested options. These issuances were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act.

        Sales of Common Stock.    The following summarizes the dates and offering prices at which we have sold shares in private offerings since 2002:

Offering Period	Price Per Share	Number of Investors	Aggregate Number of Shares Sold	Gross Proceeds
November 19, 2001–February 21, 2002	$1.8375	29	318,373	$585,051
March 1, 2002–May 21, 2002	$2.155	22	268,817	$578,338
April 30, 2002–August 16, 2002	$2.616	32	277,356	$725,517
November 24, 2002–March 7, 2003	$3.75	49	402,907	$1,510,975
July 17, 2003–September 19, 2003	$4.875	40	281,041	$1,370,152
December 6, 2003	$5.835	1	514,666	$3,000,000
June 22, 2004–January 16, 2006	$8.175	80	699,760	$5,720,770

        Each of these issuances of common stock was made in reliance upon the exemption from compliance with the registration requirements of Securities Act provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering. In connection with these issuances, we obtained investor questionnaires and only sold common stock to purchasers that we believed were accredited investors. Additionally, none of these sales were made by any form of general solicitation or general advertising. Finally, we took reasonable precautions to insure that all of the purchasers were purchasing shares for their own account and were informed of the limitations on resale of the common stock through the use of appropriate disclosure and contractual representations that we obtained from the purchasers

        Nuestra Loan, LLC.    In August of 2005 we created Nuestra Loan, LLC, a single purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could find an alternative financial institution operating partner to SunTrust. Nuestra Loan, LLC is an affiliated entity with some commonality of share ownership, including officers and directors of Banuestra. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year which escalates to 18% per year if it is not paid at maturity. We have paid a 1% commitment fee to Nuestra Loan, LLC in connection with this loan. The loan is secured by all of our assets and intellectual property, including our Banuestra operations, Conexión El Banco data processing software and customer contracts, consulting assets and intellectual property, accounts receivables, leases and other contracts. In connection with this loan, we granted warrants with an exercise price of $0.01 to all investors in Nuestra Loan, LLC sufficient to purchase 2% of the equity in Banuestra for each $1 million invested in Nuestra Loan, LLC. The offering of units in Nuestra Loan, LLC occurred from August 2005 through August 14, 2006 and was conducted under Regulation D. There are 55 investors in Nuestra Loan, LLC who invested a total of 5,188,185 and received warrants to purchase 494,742 shares in Banuestra. The following are the greater than 10% owners of Nuestra Loan, LLC:

Investor	Percentage of Investment
John Collins and affiliates	28.9%
Woodforest Financial Corporation	19.3%

        These securities were issued in reliance upon the exemption from compliance with the registration requirements of Securities Act provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder including Reg. D on the basis that such transactions did not involve a public offering. In connection with these issuances, we obtained investor questionnaires and only sold common stock to purchasers that we believed were accredited investors. Additionally, none of these sales were made by any form of general solicitation or general advertising. Finally, we took reasonable precautions to insure that all of the purchasers were purchasing shares for their own account and were informed of the limitations on resale of the common stock through the use of appropriate disclosure and contractual representations that we obtained from the purchasers.

ITEM 27. EXHIBITS.

        A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes the exhibits and is incorporated by reference herein.

ITEM 28. UNDERTAKINGS.

        (e)   Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Roswell, State of Georgia, on December 7, 2006.

BANUESTRA FINANCIAL CORPORATION
By:	/s/ DREW W. EDWARDS Drew W. Edwards Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities stated and on the 7th day of December 2006.

Signature		Capacity

/s/ DREW W. EDWARDS Drew W. Edwards		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
* Richard Chambers		Vice-Chairman
* John W. Collins		Director
* Steven Doctor		Chief Financial Officer (Principal Financial and Accounting Officer)
* Bailey Robinson, III		Director
* Glenn W. Sturm		Director
*By:	/s/ DREW W. EDWARDS Attorney-in-fact Drew W. Edwards

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement††
3.1	Amended and Restated Articles of Incorporation†
3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation†
3.3	Bylaws†
3.4	Articles of Amendment to the Restated Articles of Incorporation
4.1	Form of Common Stock Certificate†
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP††
10.1	Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan*†
10.2	First Amendment to Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan*†
10.3	Form of Option Agreement for Incentive Stock Options*†
10.4	Form of Non-Qualified Option Agreement for Executive Officers*†
10.5	Form of Non-Qualified Option Agreement for Directors*†
10.6	Amended and Restated Employment Agreement dated July 5, 2006 between Nuestra Tarjeta de Servicios, Inc. and Richard Chambers*†
10.7	Amended and Restated Employment Agreement dated July 5, 2006 between Nuestra Tarjeta de Servicios, Inc. and Luz Lopez Urrutia*†
10.8	Amended and Restated Employment Agreement dated March 13, 2005 between Nuestra Tarjeta de Servicios, Inc. and Steven Doctor*†
10.9	Amended and Restated Employment Agreement dated November 24, 2003 between Nuestra Tarjeta de Servicios, Inc. and Drew W. Edwards*†
10.10	Amended and Restated Employment Agreement dated July 10, 2006 between Nuestra Tarjeta de Servicios, Inc. and George Hodges*†
10.11	Amended and Restated Employment Agreement dated November 21, 2003 between Nuestra Tarjeta de Servicios, Inc. and Darryl Storey*†
10.12	Bank Lease and Marketing Agreement dated December 6, 2003†
10.13	Transition Services Agreement dated June 14, 2006†
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
24.1	Power of Attorney†

*
Denotes a management contract, compensatory plan or arrangement

†
Previously filed

††
To be filed by amendment.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SUPERVISION AND REGULATION
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
UNDERWRITING
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO BANUESTRA FINANCIAL CORPORATION FINANCIAL STATEMENTS (AUDITED AND UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BANUESTRA FINANCIAL CORPORATION Balance Sheets December 31, 2004 and 2005
BANUESTRA FINANCIAL CORPORATION Statements of Operations For the Years Ended December 31, 2004 and 2005
BANUESTRA FINANCIAL CORPORATION Statements of Changes in Shareholders' Equity For the Years Ended December 31, 2004 and 2005
BANUESTRA FINANCIAL CORPORATION Statements of Cash Flows For the Years Ended December 31, 2004 and 2005
BANUESTRA FINANCIAL CORPORATION Notes to Financial Statements
BANUESTRA FINANCIAL CORPORATION Balance Sheet September 30, 2006 (Unaudited)
BANUESTRA FINANCIAL CORPORATION Statements of Operations For the Nine Months Ended September 30, 2005 and 2006 (Unaudited)
BANUESTRA FINANCIAL CORPORATION Statements of Cash Flows For the Nine Months Ended September 30, 2005 and 2006 (Unaudited)
BANUESTRA FINANCIAL CORPORATION Notes to Financial Statements
BANUESTRA FINANCIAL CORPORATION ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
BANUESTRA FINANCIAL CORPORATION ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS PRO FORMA CONDENSED BALANCE SHEET SEPTEMBER 30, 2006
BANUESTRA FINANCIAL CORPORATION ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS PRO FORMA CONDENSED STATEMENT OF INCOME YTD DECEMBER 31, 2005
BANUESTRA FINANCIAL CORPORATION ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS PRO FORMA CONDENSED STATEMENT OF INCOME YTD SEPTEMBER 30, 2006
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX